EXHIBIT 10.19

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

AMENDED AND RESTATED

CONTRIBUTION AND MERGER AGREEMENT

by and among

GHOST LIFESTYLE LLC,

THE AMERICAN BOTTLING COMPANY,

PHANTOM MERGER SUB I LLC,

[***]
(as the Sellers’ Representative),

and the SELLERS PARTY HERETO

December 31, 2024

TABLE OF CONTENTS

		Page
ARTICLE II CONTRIBUTIONS AND EXCHANGES; GHOST LIFESTYLE MERGER		22
Section 2.01	Contributions and Exchanges; Ghost Lifestyle Merger	20
Section 2.02	The Closing	22
Section 2.03	Closing Deliverables	22
Section 2.04	Letters of Transmittal	25
Section 2.05	Estimated Closing Statement; Closing Date Payment Schedule	26
Section 2.06	Post-Closing Adjustment	27
Section 2.07	Withholding Rights	29
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES		30
Section 3.01	Organization	30
Section 3.02	Authorization of Transaction; Binding Effect	30
Section 3.03	Noncontravention	31
Section 3.04	Capitalization	31
Section 3.05	Subsidiaries	32
Section 3.06	Broker’s Fees	32
Section 3.07	Financial Statements	33
Section 3.08	Absence of Changes	34
Section 3.09	Legal Compliance; Permits	36
Section 3.10	Real Property	38
Section 3.11	Tax Matters	40
Section 3.12	Intellectual Property	42
Section 3.13	Contracts and Commitments	44
Section 3.14	Insurance	46
Section 3.15	Litigation	46
Section 3.16	Assets	46
Section 3.17	Labor Matters	47
Section 3.18	Employee Benefits	48
Section 3.19	Environmental Matters	49
Section 3.20	Affiliate Transactions	50
Section 3.21	No Undisclosed Liabilities	51
Section 3.22	Customers and Suppliers	51
Section 3.23	Product Liability; Product Warranty	51
Section 3.24	Inventory	52
Section 3.25	Privacy and Data Security	52
Section 3.26	No Other Representations	53
i

EXHIBITS
Exhibit A – Form of Joinder
Exhibit B – Form of Ghost Beverages Merger Agreement
Exhibit C – Post-Closing Ghost Lifestyle Cap Table
Exhibit D – Ghost Lifestyle Second Amended and Restated LLC Agreement
Exhibit E – Escrow Agreement
Exhibit F – Sample Closing Statement
Exhibit G – Certificate of Merger
Exhibit H – Form of Letter of Transmittal
Exhibit I – Form of Resignation and Release Letter

SCHEDULES
Disclosure Schedules
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ANNEXES
ANNEX A – Pre-Closing Reorganization

AMENDED AND RESTATED CONTRIBUTION AND MERGER AGREEMENT
This Amended and Restated Contribution and Merger Agreement (this “Agreement”) is entered into as of December 31, 2024, by and among (a) Ghost Lifestyle LLC, a Delaware limited liability company (“Ghost Lifestyle”), (b) The American Bottling Company, a Delaware corporation (“Buyer”), (c) Phantom Merger Sub I LLC, a Delaware limited liability company and wholly owned Subsidiary of Buyer (“Ghost Lifestyle Merger Sub”), (d) the Sellers’ Representative (as defined below), (e) each Seller who executes and delivers to the other Parties a joinder to this Agreement (on or following the date hereof) in the form attached hereto as Exhibit A (each, a “Joinder”), (f) each LGND Sports Seller who executes and delivers to the other Parties a Joinder (on or following the date hereof) (each such LGND Sports Seller, together with each such Seller in the foregoing clause (e), each a “Seller Party” and collectively, the “Seller Parties”). Ghost Lifestyle, Buyer, Ghost Lifestyle Merger Sub, the Sellers’ Representative, and each Seller Party are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”
WHEREAS, the Parties entered into that certain Contribution and Merger Agreement, dated as of October 23, 2024 (the “Original CMA”);
WHEREAS, pursuant to Section 10.11 of the Original CMA, the Parties desire to enter into this Agreement to amend and restate the Original CMA in its entirety;
WHEREAS, prior to the Closing, Buyer will acquire equity interests in Ghost Beverages, LLC, a Delaware limited liability company (“Ghost Beverages”), an indirect majority owned subsidiary of Ghost Lifestyle, via merger (the “Ghost Beverages Merger”) pursuant to that certain Amended and Restated Merger Agreement by and among Ghost Beverages, Buyer, Phantom Merger Sub II LLC, and the Sellers’ Representative, as seller representative thereunder (the “Ghost Beverages Merger Agreement”) dated as of the date hereof and in substantially the form attached hereto as Exhibit B;
WHEREAS, prior to the Closing and after giving effect to the transactions contemplated by the Ghost Beverages Merger Agreement, in accordance with the Pre-Closing Reorganization, LGND Beverage shall distribute the Estimated Closing Cash Consideration (as defined in the Ghost Beverages Merger Agreement) received by LGND Beverage (and a right to receive any proceeds released to LGND Beverage from the Adjustment Escrow Account or Sellers’ Holdback, in each case as defined in and pursuant to the Ghost Beverages Merger Agreement) to its members pro rata for further use and/or distribution (in the case of amounts received by Ghost Lifestyle) as provided in the Pre-Closing Reorganization (the “Ghost Beverages Merger Consideration Distribution”);
WHEREAS, prior to the Closing and after giving effect to the Ghost Beverages Merger Consideration Distribution and in accordance with the steps in the Pre-Closing Reorganization, Ghost Lifestyle will distribute 100% of the equity interests in LGND Beverage, LLC, a Delaware limited liability company (“LGND Beverage”) to its members pro rata (the “LGND Beverage Distribution”);

WHEREAS, prior to the Closing and after giving effect to the LGND Beverage Distribution, the LGND Sports Sellers will contribute and exchange their equity interests in LGND Sports for Class B-1 Units in Ghost Lifestyle (the “LGND Sports Contribution and Exchange”);
WHEREAS, prior to the Closing and after giving effect to the LGND Sports Contribution and Exchange, Buyer will contribute all of its equity interests of Ghost Beverages, in exchange for Class A Units in Ghost Lifestyle (the “Buyer Contribution and Exchange”);
WHEREAS, contemporaneously with the Buyer Contribution and Exchange, LGND Beverage will contribute all of its equity interests of Ghost Beverages, in exchange for Class B-1 Units in Ghost Lifestyle (which will then be distributed to the members of LGND Beverage prior to the Closing) such that after giving effect to such contribution and exchange (the “LGND Beverage Contribution and Exchange”), the LGND Sports Contribution and Exchange, and the Buyer Contribution and Exchange, the following entities will be direct or indirect wholly owned Subsidiaries of Ghost Lifestyle: Ghost Beverages, LGND Sports, Ghost L.L.C., a Nevada limited liability company (“Ghost L.L.C.”), Ghost 3P LLC, a Nevada limited liability company (“Ghost 3P”), and Ghost Beverages 3P LLC, a Delaware limited liability company (“Ghost Beverages 3P”) (the foregoing, together with Ghost Lifestyle, Ghost Beverages, LGND Beverage, and any other Subsidiary of Ghost Lifestyle, collectively, the “Target Companies” and each, a “Target Company”);
WHEREAS, after the LGND Sports Contribution and Exchange, the Buyer Contribution and Exchange, and the LGND Beverage Contribution and Exchange, upon the terms and subject to the conditions set forth herein, Ghost Lifestyle Merger Sub shall be merged with and into Ghost Lifestyle (the “Ghost Lifestyle Merger”), with Ghost Lifestyle as the surviving company in the Ghost Lifestyle Merger;
WHEREAS, immediately after the Closing and after giving effect to the Buyer Contribution and Exchange, the LGND Beverage Contribution and Exchange, the LGND Sports Contribution and Exchange, the Ghost Lifestyle Merger and the other transactions contemplated hereby, (a) the capitalization of Ghost Lifestyle will be as set forth on Exhibit C with (i) Buyer holding 60% of the issued and outstanding equity interests of Ghost Lifestyle in the form of Class A Units (directly), and (ii) Sellers (as more specifically set forth on Exhibit C) in the aggregate holding 40% of the issued and outstanding equity interests of Ghost Lifestyle in the form of Class B-1 Units (to the extent such Seller held equity in Ghost Lifestyle that was not a profits interest immediately prior to Closing) and Class B-2 Units (to the extent such Seller held equity in Ghost Lifestyle that was a profits interest immediately prior to Closing) and (b) Ghost Lifestyle and the members of Ghost Lifestyle as of the Closing will adopt the Second Amended and Restated Limited Liability Company Agreement of Ghost Lifestyle in substantially the form attached hereto as Exhibit D (the “Ghost Lifestyle Second Amended and Restated LLC Agreement”);

WHEREAS, concurrently with the execution and delivery of the Original CMA, the Key Employees entered into the Key Employment Arrangements, to be effective upon the Closing;
WHEREAS, concurrently with the execution and delivery of the Original CMA, certain Sellers entered into the Restrictive Covenant Agreements, to be effective upon the Closing;
WHEREAS, concurrently with the execution and delivery of the Original CMA, Buyer obtained an executed binder in respect of the RWI Insurance Policy;
WHEREAS, the board of managers of Ghost Lifestyle has (a) approved and declared advisable this Agreement and the Transactions and (b) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of Ghost Lifestyle and Sellers; and
WHEREAS, the board of managers of Ghost Lifestyle Merger Sub has (a) approved and declared advisable this Agreement and the Transactions and (b) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of Ghost Lifestyle Merger Sub and its sole member.
NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS
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“Accounting Firm” has the meaning set forth in Section 2.06(b).
“Accounting Principles” means the accounting practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods as set forth on Schedule 1.1(a).
“Action” means any action, cause of action, claim, demand, suit, charge, complaint, arbitration, inquiry, proceeding, litigation, citation, notice of violation, summons, subpoena, investigation, enforcement notice, audit or government order of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.
“Adjustment Amount” has the meaning set forth in Section 2.06(a).

“Adjustment Escrow Account” means the account maintained by the Escrow Agent into which the Adjustment Escrow Amount and any additional amounts are deposited.
“Adjustment Escrow Amount” means [***].
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preface above.
“Alternative Transaction” has the meaning set forth in Section 5.05.
“AMS” has the meaning set forth in Section 3.09(b).
“Ancillary Agreements” means such agreements and instruments as are necessary or desirable to effect the Transactions, in each case in form and substance reasonably acceptable to Buyer and Ghost Lifestyle Merger Sub, including: (a) the Ghost Lifestyle Second Amended and Restated LLC Agreement, the Ghost Beverages Merger Agreement, the Key Employment Arrangements, the Restrictive Covenant Agreements, the Escrow Agreement, the Paying Agent Agreement and the Joinders; and (b) such other instruments of sale, conveyance, assignment or transfer as Buyer shall reasonably request.
“Anticorruption Laws” has the meaning set forth in Section 3.09(e).
“Antitrust Law” means any antitrust, competition, merger control or trade regulatory Law, including the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, and the Federal Trade Commission Act.
“Assets” has the meaning set forth in Section 3.16(a).
“Audited Financial Statements” has the meaning set forth in Section 3.07(a).
“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of Illinois or the State of Texas are authorized or obligated to close.
“Buyer” has the meaning set forth in the preface above.
“Buyer Closing Calculations” has the meaning set forth in Section 2.06(a).
“Buyer Closing Date Transaction” means any transaction engaged in by any Target Company on the Closing Date, which occurs after the Closing and at the direction of Buyer that is not contemplated by this Agreement and is outside the Ordinary Course of Business.
“Buyer Contribution and Exchange” has the meaning set forth in the recitals.

“Buyer Plans” has the meaning set forth in Section 6.04(b).
“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to COVID-19 pandemic and the associated economic downturn.
“Cash” means, [***].
“Certificate of Merger” has the meaning set forth in Section 2.01(c).
“Claim” has the meaning set forth in Section 9.03(a).
“Claim Notice” has the meaning set forth in Section 9.03(a).
“Claimed Amount” has the meaning set forth in Section 9.03(d).
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Date Payment” has the meaning set forth in Section 2.03(a)(i).
“Closing Date Payment Schedule” has the meaning set forth in Section 2.05(b).
“Closing Cash” means [***].
“Closing Consideration” means an amount equal to (a) Ghost Lifestyle Buyer Purchased Enterprise Value, plus (b) 60% multiplied by (i) Closing Cash, minus (ii) Closing Indebtedness, plus (iii) the amount, if any, by which Closing Working Capital is greater than the Working Capital Target, minus (iv) the amount, if any, by which Closing Working Capital is less than the Working Capital Target; minus (c) the Sellers’ Holdback; minus (d) the Adjustment Escrow Amount; minus (e) the Indemnity Escrow Amount; minus (f) Closing Transaction Expenses.
“Closing Indebtedness” means [***].
“Closing Transaction Expenses” means [***].
“Closing Working Capital” means [***].
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of [***], by and between Buyer and Ghost Lifestyle, as the same may be amended from time to time.
“Continuation Period” has the meaning set forth in Section 6.04(a).
“Continuing Employee” has the meaning set forth in Section 6.04(a).

“Contract” means any legally binding written or oral contract, purchase order, indenture, note, bond, lease, deed, mortgage, license, concession, instrument, undertaking, commitment or other legally binding agreement or arrangement.
“Cybersecurity Assessment” has the meaning set forth in Section 6.16.
“D&O Claims” has the meaning set forth in Section 6.06(b).
“D&O Indemnitees” has the meaning set forth in Section 6.06(b).
“D&O Insurance” has the meaning set forth in Section 6.06(b).
“Direct Claim” has the meaning set forth in Section 9.03(a).
“Disclosure Schedules” has the meaning set forth in Section 10.17.
“Dispute Notice” has the meaning set forth in Section 2.06(b).
“DLLCA” has the meaning set forth in Section 2.01(b).
[***]
“Effective Time” has the meaning set forth in Section 2.01(c).
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) any “welfare plan” (as such term is defined in Section 3(1) of ERISA), whether or not subject to ERISA, (iii) any other equity bonus, equity purchase, equity unit, restricted equity, phantom interest, equity appreciation right, profits interest, equity option or other equity or equity-based compensation and (iv) any other employment, individual engagement, individual consulting, individual independent contractor, compensation, deferred compensation, profit-sharing, defined contribution, pension, retirement, supplemental retirement, post-employment or post-retirement health or welfare, health, welfare, dental, vision, commission, employee benefit, bonus, incentive compensation (other than regular salary and wages), severance, change of control, retention, cafeteria, expense reimbursement, employee loan, tax gross-up, tuition, vacation, paid time off, life insurance, disability, fringe benefit or other similar and any other compensation or employee benefit plan, program, policy, practice, arrangement, contract, fund, or commitment that is sponsored, maintained or contributed to (or obligated to be contributed to) by any Target Company for the benefit of its or their employees or service providers, or to which any Target Company is a party or has or would reasonably be expected to have any liability. For the avoidance of doubt, Employee Benefit Plan shall include a PEO Plan.
“Environmental Requirements” means all applicable Laws concerning pollution, or protection of the environment and human health and safety (as it relates to exposure to Hazardous Materials), including all those relating to the use, generation, handling, labelling, transportation, treatment, storage, disposal, discharge, registration, release, or cleanup of, or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any Target Company, is or would have been at any date of determination occurring within the preceding six (6) years, treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Equityholder Claim” has the meaning set forth in Section 9.02(c).
“Escrow Agent” means JPMorgan Chase Bank, N.A., or any other Person mutually agreed upon by Buyer and the Sellers’ Representative to serve as escrow agent pursuant to the terms of the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit E attached hereto.
“Estimated Closing Cash” has the meaning set forth in Section 2.05(a).
“Estimated Closing Consideration” means an amount equal to (a) the Ghost Lifestyle Buyer Purchased Enterprise Value, plus (b) 60% multiplied by (i) the Estimated Closing Cash, minus (ii) the Estimated Closing Indebtedness, plus (iii) the amount, if any, by which the Estimated Closing Working Capital is greater than the Working Capital Target, minus (iv) the amount, if any, by which the Estimated Closing Working Capital is less than the Working Capital Target (such amount in clauses (a) and (b), the “Pre-Holdback Closing Cash”); minus (c) the Sellers’ Holdback; minus (d) the Adjustment Escrow Amount; minus (e) the Indemnity Escrow Amount; minus (f) the Estimated Closing Transaction Expenses.
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.05(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.05(a).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.05(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a).
“Estimated Equity Value” means (a) the Pre-Holdback Closing Cash minus (b) the Estimated Closing Transaction Expenses.
“Exchange Funds” has the meaning set forth in Section 2.03(a).
“Excluded Seller” has the meaning set forth in Section 6.04(e).
“FDA” shall mean the United States Food and Drug Administration and any successor entity.
“Final Escrow Release Date” has the meaning set forth in Section 9.05.

“Financial Statements” has the meaning set forth in Section 3.07(a).
“First Escrow Release Date” has the meaning set forth in Section 9.05.
“Flow-Through Tax Return” means any Tax Return filed by or with respect to any Target Company if such entity is treated as a partnership, disregarded entity, or other “flow-through entity” for purposes of such Tax Return.
“Food Regulatory Laws” has the meaning set forth in Section 3.09(b).
“Fraud” means knowing and intentional common law fraud (excluding, for the avoidance of doubt, constructive fraud, negligent fraud, negligent misrepresentation or equitable fraud) committed by a Person in connection with the making of a statement of fact by such Person in the representations and warranties set forth in ARTICLE III or ARTICLE IV herein or in any Joinder; provided however that for purposes of ARTICLE IX, any Fraud that would have been committed by a Seller Party if such Seller Party were to have made a representation and warranty hereunder, shall be deemed Fraud committed by Ghost Lifestyle and shall be subject to indemnification obligations of the Indemnifying Parties pursuant to ARTICLE IX.
“FSIS” has the meaning set forth in Section 3.09(b).
“FTC” has the meaning set forth in Section 3.09(b).
“Fundamental Representations” means the representations and warranties of: (a) Ghost Lifestyle set forth in Section 3.01 (Organization), Section 3.02 (Authorization of Transaction; Binding Effect), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), Section 3.06 (Broker’s Fees) and Section 3.08(a) (Absence of Changes), (b) each Seller Party set forth in Sections 3a, 3b, 3d, 3e and 3h of such Seller Party’s Joinder, and (c) Buyer and Ghost Lifestyle Merger Sub set forth in Section 4.01 (Organization of Buyer), Section 4.02 (Authorization of Transaction; Binding Effect) and Section 4.04 (Broker’s Fees).
“GAAP” means United States generally accepted accounting principles as in effect as of the relevant dates thereof.
“Ghost 3P” has the meaning set forth in the recitals.
“Ghost Beverages” has the meaning set forth in the recitals.
“Ghost Beverages 3P” has the meaning set forth in the recitals.
“Ghost Beverages LLC Agreement” means that certain Limited Liability Company Agreement of Ghost Beverages, dated as of May 13, 2020, as amended or modified from time to time.
“Ghost Beverages Merger” has the meaning set forth in the recitals.
“Ghost Beverages Merger Agreement” has the meaning set forth in the recitals.

“Ghost Lifestyle” has the meaning set forth in the preface above.
“Ghost Lifestyle Buyer Exchanged Equity” means the amount of Class A Units in Ghost Lifestyle necessary for Buyer to own the Ghost Lifestyle Buyer Exchanged Equity Percentage.
“Ghost Lifestyle Buyer Exchanged Equity Percentage” means the following fraction expressed as a percentage:(a) [***] divided by (b) the Ghost Lifestyle Enterprise Value.
“Ghost Lifestyle Buyer Purchased Enterprise Value” means (a) the Ghost Lifestyle Buyer Purchased Equity Percentage multiplied by (b) the Ghost Lifestyle Enterprise Value.
“Ghost Lifestyle Buyer Purchased Equity” means the amount of Class A Units in Ghost Lifestyle necessary for Buyer to own the Ghost Lifestyle Buyer Purchased Equity Percentage.
“Ghost Lifestyle Buyer Purchased Equity Percentage” means 60% minus the Ghost Lifestyle Buyer Exchanged Equity Percentage.
“Ghost Lifestyle Enterprise Value” means [***].
“Ghost Lifestyle Ghost Beverages Merger Consideration” has the meaning set forth in Section 2.05(b).
“Ghost Lifestyle LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of Ghost Lifestyle, dated as of July 13, 2022, as amended or modified from time to time.
“Ghost Lifestyle Merger” has the meaning set forth in the recitals.
“Ghost Lifestyle Merger Sub” has the meaning set forth in the preface above.
“Ghost Lifestyle Second Amended and Restated LLC Agreement” has the meaning set forth in the recitals.
“Ghost L.L.C.” has the meaning set forth in the recitals.
“Ghost Protein” means Ghost Protein, LLC, a Delaware limited liability company.
“Ghost Protein 3P” means Ghost Protein 3P LLC, a Delaware limited liability company.
“Ghost Related Parties” has the meaning set forth in Section 3.20.
“Governmental Authority” means any (a) federal, state, provincial, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority or self-regulated organization of any nature (including any governmental agency, branch, bureau, department, instrumentality, political subdivision, official, or entity and any arbitrator, court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, of competent jurisdiction.

“Governmental Authorization” means any approval, consent, clearance, license, permit or registration issued or granted by, or otherwise obtained from, any Governmental Authority.
“Hazardous Materials” means any pollutant, chemical, contaminant, or any toxic or hazardous agent, substance or waste, including all substances or wastes for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to regulation under Environmental Requirements, and including asbestos and asbestos-containing materials, petroleum (including crude oil or any fraction thereof), per- and polyfluoroalkyl substances, polychlorinated biphenyls and radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Clearance” means the expiration or early termination of the waiting period under the HSR Act and any commitments by the parties not to close before a certain date under a timing agreement entered into with the Federal Trade Commission or Department of Justice shall have expired or otherwise been terminated.
“Income Tax” means any Tax that is based on, or computed with respect to, income or earnings (and any franchise Tax or Tax on doing business imposed in lieu thereof), including any interest, penalty or addition thereto.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indebtedness” means, [***].
“Indemnified Party” has the meaning set forth in Section 9.02.
“Indemnifying Party” has the meaning set forth in Section 9.02.
“Indemnity Escrow Account” means the account maintained by the Escrow Agent into which the Indemnity Escrow Amount and any additional amounts are deposited.
“Indemnity Escrow Amount” means [***].
“Indemnity Percentage Allocation” means, (i) in respect of indemnification claims made against the Indemnity Escrow Amount in accordance with ARTICLE IX, with respect to each Seller, the Seller Percentage Allocation set forth herein and (ii) in respect of all other indemnification claims made in accordance with ARTICLE IX, with respect to each Seller Party, the “Indemnity Percentage Allocation” set forth opposite such Seller Party’s name in the Closing Date Payment Schedule; provided that such Indemnity Percentage Allocation shall be based on the pro rata amount of gross proceeds actually received, directly or indirectly, by each Seller in connection with the Transactions, including under this Agreement and the Ghost Beverages Merger Agreement, as compared to all Sellers (in the case of the foregoing clause (i)) or by each Seller Party as compared to all Seller Parties (in the case of the foregoing clause (ii)). For the avoidance of doubt, the aggregate Indemnity Percentage Allocations of all Seller Parties at all times shall total 100%.

“Instructions” has the meaning set forth in Section 2.04(a).
“Intellectual Property Rights” means all intellectual property rights and other similar proprietary rights as they exist anywhere in the world, whether registered or unregistered, including rights in an to any of the following: (a) utility patents, design patents, industrial designs and other patentable rights, including any divisions, continuations, continuations-in-part, provisionals, reissues, reexaminations, substitutions, renewals, and extensions thereof (“Patents”), (b) trademarks, trade names, service marks, trade dress, taglines, slogans, brand names, logos, corporate names, Internet domain names and other source or business identifiers, together with all of the goodwill associated therewith, and all applications, registrations, renewals and extensions thereof (“Trademarks”) (c) copyrights, published and unpublished works of authorship, all registrations, applications, renewals, extensions and reversions thereof and moral rights associated therewith (“Copyrights”) (d) trade secrets, know-how, concepts, formulas, recipes, ideas, research and development (including research and development data), inventions (whether or not patentable) and proprietary processes (including manufacturing and production processes), compositions, techniques, technical data, methods, designs, drawings, specifications, procedures and databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”) (e) Internet domain names and social media accounts and handles, and (f) rights in computer software, computer programs, and applications (including mobile applications), and computerized databases in any form, including all source code, object code and all documentation related thereto (“Software”).
“Intended Tax Treatment” has the meaning set forth in Section 6.08(h)(i).
“Interim Period” has the meaning set forth in Section 5.01(a).
“IRS” means the United States Internal Revenue Service.
“Item of Dispute” has the meaning set forth in Section 2.06(b).
“IT Assets” means all computers, Software, firmware, hardware (including computers, servers, databases, telecommunications equipment), middleware, workstations, routers, hubs, switches, data communications lines, networks, platforms and other information technology equipment or systems owned, leased, licensed, or used by the Target Companies in the ordinary conduct of the business of the Target Companies.
“Key Employees” means [***].
“Key Employment Arrangements” means the respective employment arrangements entered into as of the date of the Original CMA (with effect on the Closing), by and between the applicable Key Employee, on the one hand, and Buyer or its applicable Subsidiaries, on the other hand.
“Knowledge” means, the actual knowledge after reasonable due inquiry of direct reports of [***].

“Law” means all laws, statutes, regulations, rules, codes, orders, judgments, decrees, ordinances and other rules of law of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision of any Governmental Authority.
“LGND Beverage” has the meaning set forth in the recitals.
“LGND Beverage Contribution and Exchange” has the meaning set forth in the recitals.
“LGND Beverage Distribution” has the meaning set forth in the recitals.
“LGND Beverage Ghost Beverages Merger Consideration” has the meaning set forth in Section 2.05(b).
“LGND Sports” means LGND Sports LLC, a Delaware limited liability company.
“LGND Sports Contribution and Exchange” has the meaning set forth in the recitals.
“LGND Sports Seller” means each holder of equity interests in LGND Sports, other than Ghost Lifestyle.
“Lease” means any lease, sublease, license, concession or other agreement (written or oral), pursuant to which any Target Company holds any rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.
“Leased Real Property” has the meaning set forth in Section 3.10(b).
“Liability” has the meaning set forth in Section 3.21.
“Lien” means any claim, community property interest, condition, conditional sale, option, mortgage, easement, encroachment, right of way, right of first refusal, pledge, lien (statutory or otherwise), encumbrance, charge or other security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Look-Back Date” means January 1, 2020.
“Mandatory Redemption” has the meaning set forth in the Ghost Lifestyle Second Amended and Restated LLC Agreement.
“Master Distribution Agreement” means [***].
“Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts (“Effect”) that is or would reasonably be expected to be material and adverse to (a) the business, assets, condition (financial or otherwise) or results of operations of the Target Companies, taken as a whole, or (b) the ability of Ghost Lifestyle or any Seller Party to perform its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party; provided, however that solely with respect to the foregoing clause (a) no Effects to the extent arising out of: (i) changes in general business or economic conditions after the date hereof affecting the industry or industries in which the Target Companies operate in, including the capital, credit or financial markets in general or the markets in which the Target Companies operate; (ii) the declaration by the United States of a national emergency or the occurrence of any other calamity or crisis after the date hereof; (iii) the identity of the Buyer as the acquirer of the Target Companies; (iv) any changes in Law or GAAP after the date hereof; (v) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism; (vi) any earthquakes, hurricanes, floods, pandemics or other natural disasters after the date hereof; or (vii) the failure by any Target Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); except that in the case of clauses (i)-(ii) and (iv)-(vi) to the extent that such Effect disproportionately and adversely effects the Target Companies relative to other companies operating in the industry in which the Target Companies conduct business.
“Material Contract” has the meaning set forth in Section 3.13(b).
“Material Permit” has the meaning set forth in Section 3.09.
“Measurement Time” means 11:59 p.m. Eastern time on the Business Day immediately prior to the Closing Date.
(a)[***]
(b)[***]
(c)[***]
(d)[***]
“Ordinary Course of Business” means the ordinary course of business of the Target Companies, consistent with past practice and custom.
“Original CMA” has the meaning set forth in the Recitals.
“Outside Date” has the meaning set forth in Section 10.01(e).
“Owned Intellectual Property Rights” means all Intellectual Property Rights, including Registered IP, owned or purported to be owned by any Target Company.
“Party” and “Parties” have the meanings set forth in the preface above.
“Paying Agent” means Computershare Trust Company, N.A. and Computershare Inc., or any other Person mutually agreed upon by Buyer and the Sellers’ Representative to serve as paying agent pursuant to the terms of the Paying Agent Agreement.

“Paying Agent Agreement” means the Paying Agent Agreement to be dated as of the Closing Date by and among Buyer, the Sellers’ Representative and the Paying Agent, which shall be mutually agreed upon by the Buyer and Sellers’ Representative in good faith promptly after the date hereof.
“Payoff Letters” has the meaning set forth in Section 5.06.
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
“Pending Claim” means, as of any date of determination, (a) any Direct Claim that is asserted by any Indemnified Party pursuant to ARTICLE IX in accordance with this Agreement prior to such date of determination that has not been finally determined pursuant to ARTICLE IX and (b) any Third-Party Claim that is asserted by any Indemnified Party pursuant to ARTICLE IX in accordance with this Agreement prior to such date of determination that has not been finally determined pursuant to ARTICLE IX, which, for the avoidance of doubt, shall, in each case of the foregoing (a) and (b), include any Direct Claim or Third-Party Claim that is being disputed as a valid Claim that is subject to indemnification by the Indemnifying Party hereunder.
“PEO Plan” has the meaning set forth in Section 3.18(a).
“Per Diem Taxes” has the meaning set forth in Section 6.08(b).
“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or contracts under any applicable Law or otherwise granted by any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges (i) not yet due and payable or (ii) which the taxpayer is contesting in good faith by appropriate proceedings and, in the case of each of clauses (i) and (ii), sufficient funds are held in reserve on the Financial Statements in accordance with GAAP; (b) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Liens and similar statutory Liens incurred in the Ordinary Course of Business pursuant to applicable Law for amounts which are not yet due and payable and which are not, individually or in the aggregate, material to the Target Companies or which are being contested in good faith by appropriate proceedings and sufficient funds are held in reserve on the Financial Statements in accordance with GAAP; (c) zoning, building codes and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and which are not materially violated by and do not materially interfere with the current use or occupancy of such Leased Real Property or the operation of any of the Target Companies as of the date hereof; (d) leases, subleases or other occupancy agreements or service contracts to which a Person is a party; (e) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record that would be disclosed by any current title insurance commitment, none of which interfere materially with the ordinary conduct of the Target Companies or detract materially from the current use, occupancy, value or marketability of title of the assets subject thereto; (f) non-exclusive licenses of Intellectual Property Rights granted by any of the Target

Companies in the Ordinary Course of Business to manufacturers, distributors or other service providers for their provision of services to the Target Companies; and (g) other Liens arising in the Ordinary Course of Business and not incurred in connection with the incurrence of Indebtedness for amounts which are not delinquent and which would not, in the aggregate, be material to the Target Companies.
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
“Personal Information” means (a) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Person or household, or (b) any other information that constitutes personal data, personally identifiable information, protected health information, personal information or similar defined term under any privacy policy of the Target Companies or under any applicable Law.
“Post-Closing Tax Period” means any Tax period that begins on or after the day that is immediately following the Closing Date.
“Pre-Closing Reorganization” means the series of transactions substantially in the form and in the order described on Annex A hereto.
“Pre-Closing Tax Liability Amount” means an amount, which shall not be less than $0 in any jurisdiction, equal to any and all Liabilities for Income Taxes (a)  of Ghost Lifestyle or any of its Subsidiaries, or for which any of them is liable in respect of the Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), including for this purpose any Taxes with respect to any income received or accrued by a Target Company in any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) for which Buyer or any of its Affiliates (including the Target Companies after the Closing) is liable as a result of (1) an inclusion under Section 951 or 951A of the Code (or any similar provision of state or local law), determined on a “with and without” basis, or (2) any installment sale or open transaction disposition made prior to the Closing, any prepaid amount received prior to the Closing (except to the extent a liability corresponding to the income from such installment sale, open transaction disposition or prepaid amount is included as a liability in the calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses or Closing Working Capital), any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of Law) entered into prior to the Closing, a change in the method of accounting occurring prior to the Closing (including an adjustment under Section 481 of the Code), or any election pursuant to Section 965(h) of the Code, (b) to the extent any Target Company is liable as of the Closing in respect of the Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) with respect to the Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Target Company (or any predecessor thereof) is or was a member on or prior to the Closing, or (c) to the extent any Target Company is liable as of the Closing in respect of the Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) of any other Person as a transferee or successor, by contract (other than customary indemnification provisions contained in commercial contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes) or assumption prior to the Closing; provided that, such Liabilities shall be calculated in accordance with past practice (including applicable jurisdictions, reporting positions, elections and accounting methods) of the Target Companies in preparing Tax Returns to the extent such past practices reflect positions that are at least “more likely than not” correct on the merits. The Pre-Closing Tax Liability Amount shall (i) be calculated in accordance with the Accounting Principles and applicable Tax Law, (ii) take into account net operating losses actually available to reduce income for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), overpayments of Taxes carried forward as a credit against Income Taxes of a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) and payments of estimated Income Taxes for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), (iii) exclude any deferred Tax liabilities or deferred Tax assets, (iv) follow the Intended Tax Treatment and the conventions set forth in Section 6.08(d), and (v) exclude any Taxes arising from a Buyer Closing Date Transaction.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Previous Benefit Plans” has the meaning set forth in Section 6.04(c).
“Privacy Laws” means all applicable Laws worldwide regarding the privacy, security, protection or the collection, use, disclosure or other Processing of Personal Information, including the EU General Data Protection Regulation (EU) 2016/679 of the European Parliament as implemented by countries in the European Economic Area (the “GDPR”), the GDPR as it forms part of retained European Union Law in the United Kingdom (as defined in the European Union (Withdrawal) Act 2018), as amended from time to time, Canada’s Personal Information and Electronic Documents Act, the Australian Privacy Act 1988 (Cth), the California Consumer Privacy Act of 2018, (as amended by the California Privacy Rights Act of 2020), the Virginia Consumer Data Protection Act, the Colorado Privacy Act, Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, the Oregon Consumer Privacy Act, the Texas Data Privacy and Security Act, the Illinois Biometric Information Privacy Act, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, 42 U.S.C. §§ 1320d et seq. (“HIPAA”), as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, and its implementing regulations, Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act (“COPPA”), state data breach notification Laws, state data security Laws, state social security number protection Laws, and any other Laws, binding guidelines, and industry standards (including PCI DSS) with which the Target Companies are required by Law or Contract to comply, in each case, concerning data protection, information security, data breach notification, social security number protection, outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging).
“Privacy Policies” has the meaning set forth in Section 3.25(a).
“Privacy Requirements” has the meaning set forth in Section 3.25(a).
“Process”, “Processing” or “Processed” shall mean any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording,

organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Product” shall mean each of the products or offerings being developed or sold by the Target Companies prior to the Closing Date.
“Purchase Price Allocation Schedule” shall have the meaning set forth in Section 6.08(h)(ii).
“Redemption Price” means [***].
“Related Party Arrangement” has the meaning set forth in Section 3.20.
“Reference Balance Sheet Date” has the meaning set forth in Section 3.07.
“Registered IP” means issued Patents and registered Copyrights and Trademarks granted under the authority of any Governmental Authority and all applications for any of the foregoing and Internet domain names.
“Representative” means, with respect to any Person, such Person’s directors, officers, partners, members, equityholders, managers, trustees, estate, employees, independent contractors, agents, advisors, Affiliates or other representatives, including legal counsel, accountants and financial advisors.
“Restricted Cash” means [***].
“Restrictive Covenant Agreements” means the respective restrictive covenant agreements entered into as of the date of the Original CMA (with effect on the Closing), by and between the applicable Seller named therein, on the one hand, and Buyer or its applicable Subsidiaries, on the other hand.
“Review Period” has the meaning set forth in Section 2.06(b).
“RWI Insurance Policy” means the “buyer’s” representations and warranties insurance policy issued by the RWI Provider.
“RWI Provider” means the provider of the RWI Insurance Policy.
“Sample Closing Statement” means an illustrative sample calculation of (a) the Estimated Closing Consideration, (b) Working Capital, (c) Cash, (d) Indebtedness, and (e) Transaction Expenses, in each case as of June 30, 2024 and as set forth on Exhibit F, including the classification of asset and liability line items and general account ledgers. The Sample Closing Statement shall also include purely for illustrative purposes and the Parties’ reference (and without binding the parties to the Ghost Beverages Merger Agreement) the calculation of the Estimated Closing Consideration (as defined in the Ghost Beverages Merger Agreement). The Sample Closing Statement shall be calculated in accordance with the Accounting Principles.

“Sanctioned Country” means any country or territory with which dealings are prohibited by any country-wide or territory-wide Sanctions. Such countries or territories are currently as follows: Cuba; Iran; North Korea; Syria; the Crimea region of Ukraine; the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine; and the non-Ukrainian government controlled regions of Zaporizhzhia and Kherson of Ukraine.
“Sanctioned Person” means any Person with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any list of Persons subject to Sanctions, (b) being located, organized, or resident in, or directly or indirectly owned or controlled by the government of, any Sanctioned Country, or (c) any direct or indirect relationship of ownership, control, or agency with, or any direct or indirect commercial dealings with, a Person described in (a) or (b).
“Sanctions” means all national and supranational laws, regulations, decrees, orders, or other acts with the force of Law of the United States, the United Kingdom, or the European Union, or United Nations Security Council resolutions, concerning trade, economic sanctions, and export controls, including embargoes; the freezing or blocking of assets of targeted Persons; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” means each holder of equity interests in Ghost Lifestyle, including each Seller Party.
“Seller Party” has the meaning set forth in the preface above.
“Seller Percentage Allocation” means, with respect to each Seller, the “Seller Percentage Allocation” set forth opposite such Seller’s name in the Closing Date Payment Schedule. For the avoidance of doubt, (a) the aggregate Seller Percentage Allocations of all Sellers at all times shall total 100% and (b) Buyer shall have no responsibility or liability in connection with the determination of any Seller’s Seller Percentage Allocation.
“Sellers’ Holdback” shall have the meaning set forth in Section 10.01(e).
“Sellers’ Representative” means [***].

“Straddle Period” has the meaning set forth in Section 6.08(b).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Surviving Company” has the meaning set forth in Section 2.01(d).
“Target Companies” and “Target Company” has the meaning set forth in the preface above.
“Target Company Organizational Documents” has the meaning set forth in Section 3.02(a).
“Tax” and “Taxes” means any taxes, charges, fees, levies or other similar assessments imposed by a Governmental Authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, any “imputed underpayment amount” within the meaning of Section 6225 of the Code, estimated, franchise or any other similar taxes, charges, fees, levies or other similar assessments imposed by a Governmental Authority), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority and relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tendering Seller” has the meaning set forth in Section 2.04(a).
“Termination Fee” has the meaning set forth in Section 8.03(a).
“Third-Party Claim” has the meaning set forth in Section 9.03(a).
“Third-Party Consent” means in respect of a Contract, Lease or Permit, any consents, waivers or approvals required from, or notices required to, the relevant third-party counterparty or Governmental Authority, as applicable, that are required or necessary to be given, obtained or effected in order to consummate and give effect to the Transactions.
“Transaction Deductions” means, without duplication, any deduction permitted for Income Tax purposes attributable to (a) Transaction Expenses paid by any Target Company on or prior to the Closing Date or included in the computation of the Indebtedness or Working Capital; or (b) any capitalized financing costs, fees, expenses, and interest (including amounts treated as interest for Income Tax purposes) that were included in the computation of the Indebtedness or Working Capital.
“Transaction Expenses” means, [***].

“Transactions” means the Ghost Lifestyle Merger and the other transactions contemplated hereby.
“Transfer Taxes” has the meaning set forth in Section 6.08(c).
“Unaudited Financial Statements” has the meaning set forth in Section 3.07.
“Universal Product Codes” has the meaning set forth in Section 3.24(b).
“USDA” has the meaning set forth in Section 3.09(b).
“Waived 280G Benefits” has the meaning set forth in Section 6.04(f).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Working Capital” means, [***].
“Working Capital Target” means [***].
ARTICLE II

CONTRIBUTIONS AND EXCHANGES; GHOST LIFESTYLE MERGER
Section 2.01Contributions and Exchanges; Ghost Lifestyle Merger.
(a)Contributions and Exchanges. On the Closing Date (and after giving effect to the transactions contemplated by the Ghost Beverages Merger Agreement, but prior to the Ghost Lifestyle Merger):
(i)Each LGND Sports Seller shall contribute all of the units of LGND Sports held by such LGND Sports Seller in exchange for a number of Class B-1 Units of Ghost Lifestyle, which will be finalized prior to Closing and constitutes the Class B-1 Units of Ghost Lifestyle shown for such LGND Sports Seller on Exhibit C hereto prior to Closing, and after giving effect to such LGND Sports Contribution and Exchange, LGND Sports shall become a direct wholly owned Subsidiary of Ghost Lifestyle;
(ii)Following the transactions described in Section 2.01(a)(i), Buyer shall contribute all of the issued and outstanding equity interests in Ghost Beverages that are owned by Buyer in exchange for Class A Units of Ghost Lifestyle representing the Ghost Lifestyle Buyer Exchanged Equity, which constitutes the Class A Units of Ghost Lifestyle shown for Buyer on Exhibit C hereto prior to Closing; and
(iii)Contemporaneously with the transactions described in Section 2.01(a)(ii), LGND Beverage shall contribute all of the issued and outstanding equity interests in Ghost Beverages that are owned by LGND Beverage in exchange for Class B-1 Units of Ghost Lifestyle (which Class B-1 Units will then be immediately distributed to holders of LGND Beverage), which constitutes the Class B-1 Units of Ghost Lifestyle shown for LGND Beverage on Exhibit C hereto prior to Closing, and after giving effect to such contribution and exchange and the Buyer Contribution and Exchange, Ghost Beverages shall become a direct wholly owned Subsidiary of Ghost Lifestyle.

(b)Ghost Lifestyle Merger. At the Closing, after giving effect to the LGND Sports Contribution and Exchange, Buyer Contribution and Exchange, and LGND Beverage Contribution and Exchange, upon the terms and subject to the conditions set forth in this Agreement, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Ghost Lifestyle Merger Sub shall be merged with and into Ghost Lifestyle, with Ghost Lifestyle being the Surviving Company in the Ghost Lifestyle Merger.
(c)Filing of the Certificate of Merger; Surviving Company. At the Closing, Ghost Lifestyle shall cause a certificate of merger, substantially in the form attached hereto as Exhibit G (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DLLCA to effect the Ghost Lifestyle Merger. The Ghost Lifestyle Merger will become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other time as is specified therein and agreed to by the Buyer and the Sellers’ Representative (the “Effective Time”).
(d)Effect of the Ghost Lifestyle Merger. At the Effective Time, the separate limited liability company existence of Ghost Lifestyle Merger Sub shall cease, and Ghost Lifestyle shall be the surviving limited liability company in the Ghost Lifestyle Merger (the “Surviving Company”) and shall continue its limited liability company existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Ghost Lifestyle and Ghost Lifestyle Merger Sub in accordance with the DLLCA.
(e)Organizational Documents. At the Effective Time, by virtue of the Ghost Lifestyle Merger and without any further action on the part of the Buyer, Ghost Lifestyle Merger Sub, Ghost Lifestyle, the Surviving Company or the holders of any equity interests of any of the foregoing, the certificate of formation of the Surviving Company will be the certificate of formation of Ghost Lifestyle as in effect immediately prior to the Effective Time and will continue to be the certificate of formation of the Surviving Company until amended in accordance with its terms and the DLLCA. At the Effective Time, the limited liability company agreement of the Surviving Company will be the Ghost Lifestyle Second Amended and Restated LLC Agreement.
(f)Managing Member and Officers. The managing member of the Surviving Company, as of the Effective Time, shall be the managing member as set forth in the Ghost Lifestyle Second Amended and Restated LLC Agreement. The officers of the Surviving Company, as of the Effective Time, shall be the officers as set forth in the Ghost Lifestyle Second Amended and Restated LLC Agreement.
(g)Effect on Equity of Ghost Lifestyle. At the Effective Time, by virtue of the Ghost Lifestyle Merger and without any action on the part of the Buyer, Ghost Lifestyle Merger Sub, Ghost Lifestyle, the Surviving Company or the holders of any equity interests of any of the foregoing:
(i)all of the equity securities of Ghost Lifestyle that are owned by Ghost Lifestyle or any of its Subsidiaries shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor;
(ii)all of the equity interests in Ghost Lifestyle that are owned by any Seller shall, with respect to such Seller, be automatically converted into the right to receive:
(A) the amount of issued and outstanding equity interests of Ghost Lifestyle in the form of Class B-1 Units (to the extent such Seller held equity in Ghost Lifestyle that was not a profits interest immediately prior to Closing) and Class B-2 Units (to the extent such Seller held equity in Ghost Lifestyle that was a profits interest immediately prior to Closing) in each case set forth for such Seller on Exhibit C hereto; and
(B) (1) an amount in cash (without interest) equal to the product of (x) the Estimated Closing Consideration multiplied by (y) such Seller’s Seller Percentage Allocation; provided that if the Estimated Closing Consideration is a negative number, then no amount in cash shall be payable with respect to such equity interest pursuant to this clause (B)(1); plus (2) the product of such Seller’s Seller Percentage Allocation multiplied by the sum of (w) the amount owed (if any) in respect of the Adjustment Amount pursuant to Section 2.06(c) (Post-Closing Adjustment), plus (x) any disbursements to the Sellers’ Representative or Sellers in respect of such Ghost Lifestyle equity (if any) from the Adjustment Escrow Amount held in the Adjustment Escrow Account, if and when made in accordance with Section 2.06(c) (Post-Closing Adjustment); plus (y) any disbursements to the Sellers in respect of such Ghost Lifestyle equity (if any) from the funds held in the Sellers’ Holdback if and when made in accordance with Section 10.01(e); plus (z) any disbursements to the Sellers’ Representative or Sellers in respect of such Ghost Lifestyle equity (if any) from the Indemnity Escrow Amount held in the Indemnity Escrow Account if and when made in accordance with Section 9.05;
(iii)all of the equity securities of Ghost Lifestyle Merger Sub that are issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become Class A Units representing the Ghost Lifestyle Buyer Purchased Equity as shown on Exhibit C hereto; and
(iv)all of the equity securities of Ghost Lifestyle that are owned by Buyer prior to the Merger (which includes the Class A Units acquired pursuant to the Buyer Contribution and Exchange) shall be automatically converted into and become Class A Units representing the Ghost Lifestyle Buyer Exchanged Equity as shown on Exhibit C hereto.
(h)Prior to the Closing Date and subject to the reasonable review and timely approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Ghost Lifestyle shall use commercially reasonable efforts, and the Seller Parties shall cause Ghost Lifestyle to use commercially reasonable efforts, to take any and all actions necessary to authorize and implement the transactions contemplated by Section 2.01(g), including (i) taking all actions necessary to ensure that any “Management Incentive Unit” in Ghost Lifestyle held immediately prior to the Closing will become fully vested and (ii) obtaining from each holder of a “Management Incentive Unit” in Ghost Lifestyle a validly and properly executed management incentive unit cancellation, conversion and release agreement in a form mutually agreed between Buyer and Ghost Lifestyle (which may be incorporated into the Letter of Transmittal), which agreement shall (A) reflect the terms of Section 2.01(g)(ii) and (B) include a release of claims in respect of the transactions contemplated by Section 2.01(g) by the holder of such “Management Incentive Unit” in favor of the Target Companies and Buyer and its Affiliates. Any Liabilities of any kind on the part of Ghost Lifestyle that arise in connection with the performance or breach by Ghost Lifestyle or any Seller Party of this Section 2.01(h) shall be deemed to be Transaction Expenses.
Section 2.02The Closing. Subject to the terms and conditions herein, the closing of the Transactions (the “Closing”) shall take place remotely via electronic transmission of related documentation (such as by use of .pdf) on (a) December 31, 2024, or (b) such other date as the Parties may mutually determine (the date on which the Closing actually occurs, the “Closing Date”).
Section 2.03Closing Deliverables. At the Closing, the Parties shall deliver each of the following:

(a)Buyer Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to the Sellers’ Representative (or such other Person as may be specified herein) the following:
(i)to the Paying Agent by wire transfer of immediately available funds, the Estimated Closing Consideration as set forth on the Closing Date Payment Schedule (such amount, the “Closing Date Payment” and such funds held by the Paying Agent, the “Exchange Funds”) to be held by the Paying Agent and distributed in accordance with this Agreement and the Paying Agent Agreement; provided that if the Estimated Closing Consideration is a negative number, then Buyer shall not transfer any funds to the Paying Agent to be distributed in accordance with this Agreement;
(ii)to the Escrow Agent, solely to the extent available from the Pre-Holdback Closing Cash, (A) an amount in cash equal to the Adjustment Escrow Amount and (B) an amount in cash equal to the Indemnity Escrow Amount; provided that to the extent that the amount of the Pre-Holdback Closing Cash is not sufficient to fund the Adjustment Escrow Amount and/or the Indemnity Escrow Amount in full, such amounts shall be funded by Ghost Lifestyle as provided in Section 2.03(b)(viii) from a portion of the proceeds received by LGND Beverage in the Ghost Beverages Merger and distributed to Ghost Lifestyle in connection with the Pre-Closing Reorganization, and shall be deemed amounts funded by Buyer hereunder;
(iii)solely to the extent available from the Pre-Holdback Closing Cash, all amounts required to be paid under the Payoff Letters in order to discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters; provided that to the extent that the amount of the Pre-Holdback Closing Cash is not sufficient to discharge such Indebtedness in full, such payoff amounts shall be funded by Ghost Lifestyle as provided in Section 2.03(b)(ix) from a portion of the proceeds received by LGND Beverage in the Ghost Beverages Merger and distributed to Ghost Lifestyle in connection with the Pre-Closing Reorganization, and shall be deemed amounts funded and paid by Buyer hereunder;
(iv)on behalf of the Sellers and the Target Companies, solely to the extent available from the Pre-Holdback Closing Cash, (A) the Transaction Expenses to be paid (net of any applicable withholding) to the applicable payee by wire transfer of immediately available funds in the amounts due and owing to such payee as set forth on the invoices included with the Estimated Closing Statement (provided that, any amounts included in the Transaction Expenses that are compensation payments to any current or former service providers of a Seller or the Target Companies shall be delivered to such Seller or the Target Companies directly, as applicable, for further distribution of such amounts by such Seller or the Target Companies, as applicable, through the next administratively practicable payroll in accordance with their terms (and following the Closing, such Seller or the Target Companies, as applicable, shall cause such amounts to be so distributed)), (B) all withholding and related employment Taxes to the applicable Target Company to be timely withheld and remitted to the appropriate Governmental Authority (if applicable) and (C) the Sellers’ Holdback to the Sellers’ Representative to cover the Sellers’ Representative’s out-of-pocket costs and expenses in accordance with Section 10.01(e); provided that to the extent that the amount of the Pre-Holdback Closing Cash is not sufficient to fund or pay such Transaction Expenses, withholding and related employment Taxes, and/or Sellers’ Holdback in full, such amounts shall be funded or paid by Ghost Lifestyle as provided in Section 2.03(b)(x) from a portion of the proceeds received by LGND Beverage in the Ghost Beverages Merger and distributed to Ghost Lifestyle in connection with the Pre-Closing Reorganization, and shall be deemed amounts funded and paid by Buyer hereunder;
(v)a signature page to the Ghost Lifestyle Second Amended and Restated LLC Agreement, duly executed by Buyer;

(vi)a signature page to each of the Escrow Agreement and Paying Agent Agreement, duly executed by Buyer, Escrow Agent and Paying Agent, as applicable; and
(vii)the certificate, duly executed by an officer of Buyer as set forth in Section 7.03(c).
(b)Ghost Lifestyle and Seller Deliverables. At the Closing, Ghost Lifestyle and each Seller Party (in each case as applicable) shall deliver or cause to be delivered to the Buyer (or such other Person as may be specified herein) the following:
(i)a properly completed and executed IRS Form W-9 of each Seller that is a “United States person” (or of the regarded parent of any Seller that is disregarded as separate from a “United States person”) within the meaning of Code Section 7701(a)(30) or appropriate IRS Form W-8;
(ii)a statement, in form and substance reasonably satisfactory to Buyer, described in Treasury Regulations Section 1.1445-11T(d)(2);
(iii)Joinders, duly executed by Sellers (which shall include [***]) representing at least 90% of the outstanding equity of Ghost Lifestyle on a fully-diluted basis as of immediately prior to Closing (including for the avoidance of doubt, prior to the Buyer Contribution and Exchange);
(iv)a signature page to the Ghost Lifestyle Second Amended and Restated LLC Agreement, duly executed by each of the applicable members of Ghost Lifestyle as of the Closing (other than Buyer);
(v)a signature page to each of the Escrow Agreement and Paying Agent Agreement, duly executed by Sellers’ Representative;
(vi)the certificate, duly executed by an officer of each Target Company and Sellers’ Representative as set forth in Section 7.02(c);
(vii)Payoff Letters as set forth in Section 5.06(a), duly executed by each creditor with respect to the Indebtedness identified on Schedule 5.06; and
(viii)to the Escrow Agent, an amount in cash equal to the Indemnity Escrow Amount and Adjustment Escrow Amount from a portion of the proceeds received by LGND Beverage in the Ghost Beverages Merger and distributed to Ghost Lifestyle in connection with the Pre-Closing Reorganization, to the extent not funded pursuant to Section 2.03(a)(ii);
(ix)all amounts required to be paid under the Payoff Letters in order to discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters; from a portion of the proceeds received by LGND Beverage in the Ghost Beverages Merger and distributed to Ghost Lifestyle in connection with the Pre-Closing Reorganization, to the extent not paid pursuant to Section 2.03(a)(iii); and
(x)(A) the Transaction Expenses to be paid (net of any applicable withholding) to the applicable payee by wire transfer of immediately available funds in the amounts due and owing to such payee as set forth on the invoices included with the Estimated Closing Statement (provided that, any amounts included in the Transaction Expenses that are compensation payments to any current or former service providers of a Seller or the Target Companies shall be delivered to such Seller or the Target Companies directly, as applicable, for further distribution of such amounts by such Seller or the Target Companies, as applicable, through the next administratively practicable payroll in accordance with their terms (and following the Closing, such Seller or the Target Companies, as applicable, shall cause such amounts to be so distributed)), (B) all withholding and related employment Taxes to the applicable Target Company to be timely withheld and remitted to the appropriate Governmental Authority (if applicable) and (C) the Sellers’ Holdback to the Sellers’ Representative to cover the Sellers’ Representative’s out-of-pocket costs and expenses in accordance with Section 10.01(e); in each case from a portion of the proceeds received by LGND Beverage in the Ghost Beverages Merger and distributed to Ghost Lifestyle in connection with the Pre-Closing Reorganization, to the extent not funded or paid pursuant to Section 2.03(a)(iv);
(xi)to Buyer, to the extent the Estimated Equity Value is a negative number, the absolute value of such amount from a portion of the proceeds received by LGND Beverage in the Ghost Beverages Merger and distributed to Ghost Lifestyle in connection with the Pre-Closing Reorganization.
Section 2.04Letters of Transmittal.
(a)With respect to each Seller that (i) delivers a letter of transmittal substantially in the form attached hereto as Exhibit H (a “Letter of Transmittal”) to the Paying Agent, duly completed and validly executed in accordance with the instructions thereto, and (ii) delivers the applicable IRS Form W-9 or appropriate IRS Form W-8 to Paying Agent, and any other such document that Buyer or Paying Agent may reasonably require in order to effect the payment of the applicable portion of the Closing Date Payment (each, a “Tendering Seller”), such Tendering Seller shall be entitled to receive, in exchange therefor, the consideration due to such Tendering Seller pursuant to Section 2.01(g)(ii) after the consummation of the Ghost Lifestyle Merger (but not before the Effective Time), and Paying Agent shall release to each Tendering Seller, promptly after the receipt and confirmation of the deliverables contemplated by this Section 2.04(a), the applicable portion of the Closing Date Payment and other consideration due to such Tendering Seller pursuant to Section 2.01(g)(ii), in each case less any applicable Tax withholding. Prior to the Closing, Ghost Lifestyle shall send each Seller a Letter of Transmittal and instructions by which each Tendering Seller shall receive the applicable portion of the Closing Date Payment and other consideration due to such Tendering Seller pursuant to Section 2.01(g)(ii), in each case less any applicable Tax withholding, in connection with the Ghost Lifestyle Merger (the “Instructions”). The Instructions shall convey to each Seller the requirements and documents that such Seller must deliver in order to receive the applicable portion of the Closing Date Payment and other consideration due to such Tendering Seller pursuant to Section 2.01(g)(ii), in each case less any applicable Tax withholding. For the avoidance of doubt, neither Buyer nor Paying Agent shall be required to deliver to any Seller the consideration pursuant to Section 2.01(g)(ii) until such Seller becomes a Tendering Seller (including the receipt and confirmation of the deliverables contemplated by this Section 2.04(a) from such Seller).
(b)Without limiting the generality of the foregoing, except as expressly contemplated hereby, including with respect to the Ghost Beverages Merger Agreement and the LGND Sports Contribution and Exchange, Buyer or Ghost Lifestyle shall not directly or indirectly (though any of its Subsidiaries or otherwise) pay or provide any consideration or any other amounts (including any termination, cancellation or other fees or amounts) in connection with the acquisition, termination, settlement or cancellation of any securities in connection with the Ghost Lifestyle Merger and other Transactions. Upon the receipt of any Letters of Transmittal duly executed by any Seller prior to the Closing, Ghost Lifestyle shall promptly send a copy of such duly executed Letter of Transmittal to Buyer and Paying Agent.
(c)As soon as reasonably practicable following the date that is six (6) months following the Closing Date, the Paying Agent shall distribute any remaining Exchange Funds to Buyer or its designee. The Sellers shall look to the Surviving Company for payments and other consideration contemplated by Section 2.01(g)(ii) for payment in accordance with the terms of this Agreement; provided, that the Exchange Funds, the Adjustment Escrow Amount, the Indemnity Escrow Amount, and/or the Sellers’ Holdback shall be held and distributed in accordance with the terms of this Agreement, the Escrow Agreement and the Paying Agent Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein.
(d)Notwithstanding anything to the contrary contained herein, none of the Surviving Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 2.05Estimated Closing Statement; Closing Date Payment Schedule.
(a)At least [***] prior to the Closing: the Sellers’ Representative shall deliver, or shall have delivered, to Buyer a written statement (the “Estimated Closing Statement”), duly certified by an officer of Ghost Lifestyle, setting forth the good faith estimated calculations of: the Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”), Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), Closing Working Capital (the “Estimated Closing Working Capital”), and the resulting Estimated Closing Consideration based on the foregoing estimates, which calculations shall be done in accordance with this Agreement, including the definitions set forth herein, the Sample Closing Statement and the Accounting Principles. The Estimated Closing Statement shall include reasonable supporting detail of each of the components of the Estimated Closing Consideration and invoices and wire instructions for any Transaction Expenses. Upon the delivery of the Estimated Closing Statement, the Sellers’ Representative and Ghost Lifestyle will provide to Buyer and its Representatives reasonable access during regular business hours and without unreasonable interference of the Target Companies’ operations, to employees, work papers, books and records and other information of the Target Companies reasonably requested by the Buyer related to the calculations set forth in the Estimated Closing Statement. The Sellers’ Representative and Ghost Lifestyle shall consider in good faith any reasonable comments made by Buyer to the Estimated Closing Statement prior the Closing; provided that, in the event of a good faith dispute with respect to such comments, the failure of the Sellers’ Representative to implement such comments in good faith made by Buyer shall not delay or otherwise prevent the Closing, and the Sellers’ Representative’s calculation shall prevail for the purposes of the Estimated Closing Statement. To the extent the Sellers’ Representative agrees to such revisions, the Sellers’ Representative shall deliver to the Buyer a revised Estimated Closing Statement reflecting such revisions, which revised Estimated Closing Statement shall (i) be deemed to have been delivered at the time the Sellers’ Representative delivered the initial Estimated Closing Statement and (ii) be used for purposes of determining any items set forth therein at the Closing. For the avoidance of doubt, Buyer shall have no obligation to comment on the Estimated Closing Statement and Buyer’s comment or failure to comment on the Estimated Closing Statement (including Buyer’s identification of any questions or changes or any failure to identify any questions or changes) shall not indicate or be deemed or construed as any acceptance or waiver by or of Buyer, or otherwise impact Buyer’s right to prepare the Buyer Closing Calculations in accordance with Section 2.06.
(b)Concurrent with the delivery of the Estimated Closing Statement, the Sellers’ Representative shall deliver, or shall have delivered, to Buyer a written schedule (the “Closing Date Payment Schedule”) setting forth (i) the amount and class of equity in Ghost Lifestyle held by each Seller as of immediately prior to the Closing (for the avoidance of doubt, following the Buyer Contribution and Exchange, LGND Beverage Contribution and Exchange, and LGND Sports Contributions and Exchange, but prior to the Ghost Lifestyle Merger), (ii) the Seller Percentage Allocation of each Seller and the Indemnity Percentage Allocation of each Seller, in each case as of immediately prior to the Closing (for the avoidance of doubt, following the Buyer Contribution and Exchange, LGND Beverage Contribution and Exchange, and LGND

Sports Contributions and Exchange, but prior to the Ghost Lifestyle Merger), (iii) the portion of the Closing Date Payments payable to each Seller, and (iv) an updated version of Exhibit C setting forth the capitalization of Ghost Lifestyle immediately following Closing with Buyer holding 60% of the issued and outstanding equity interests of Ghost Lifestyle in the form of Class A Units (directly) and with such changes between the date of this Agreement and Closing solely to reallocate the 40% of equity interests of Ghost Lifestyle to be held by Sellers immediately following the Closing, solely to the extent required based on the distribution provisions in the Target Company Organizational Documents. Buyer shall be entitled to conclusively rely on the information provided by the Sellers’ Representative in the Closing Date Payment Schedule. The Closing Date Payment Schedule shall be prepared in accordance with the Target Company Organizational Documents in effect as of immediately prior to the Closing and applicable Law. The Closing Date Payment Schedule shall also include (i) the portion of the consideration payable to LGND Beverage pursuant to the Ghost Beverages Merger (the “LGND Beverage Ghost Beverages Merger Consideration”), (ii) the portion of the LGND Beverage Ghost Beverages Merger Consideration to be distributed to Ghost Lifestyle to (x) fund the Indemnity Escrow Amount, Adjustment Escrow Amount, Estimated Transaction Expenses, Sellers’ Holdback, and/or amounts required to be paid under the Payoff Letters hereunder, in each case pursuant to Section 2.03(b), and (y) be further distributed the equityholders of Ghost Lifestyle (the amount in this clause (y), the “Ghost Lifestyle Ghost Beverages Merger Consideration”), and (iii) the portion of the Ghost Lifestyle Ghost Beverages Merger Consideration to be distributed to each equityholder of Ghost Lifestyle, in each case pursuant to the Pre-Closing Reorganization.
Section 2.06Post-Closing Adjustment.
(a)Promptly, but in any event within [***] after the Closing Date, Buyer shall prepare (or cause to be prepared) and deliver (or cause to be delivered) to the Sellers’ Representative, a written statement (the “Buyer Closing Calculations”) setting forth the good faith calculations of: the Closing Cash, Closing Indebtedness, Closing Transaction Expenses, Closing Working Capital, and the resulting Closing Consideration and Adjustment Amount, which calculations shall be done in accordance with this Agreement, including the definitions set forth herein and the Accounting Principles. The Buyer Closing Calculations shall include reasonable supporting detail of each of the components of the Closing Consideration. The “Adjustment Amount” shall mean an amount equal to (which may be a positive or negative number) the Closing Consideration as finally determined pursuant to this Section 2.06 minus the Estimated Closing Consideration as set forth in the Estimated Closing Statement delivered pursuant to Section 2.05. The “Adjustment Amount” as finally determined pursuant to this Section 2.06 shall be (i) equal to the amount agreed to as the Adjustment Amount at any time in writing by Buyer and the Sellers’ Representative; (ii) if the Buyer Closing Calculations are delivered by Buyer within the time period required by this Section 2.06(a) and a Dispute Notice is not delivered by the Sellers’ Representative to Buyer within the time period required by Section 2.06(b), the Adjustment Amount set forth in the Buyer Closing Calculations; (iii) if the Buyer Closing Calculations are not delivered by Buyer within the time period required by this Section 2.06(a), then at the election of the Sellers’ Representative, in his sole discretion, either (A) the Adjustment Amount shall be deemed to be equal to $0, or (B) the Sellers’ Representative may dispute the calculations in the Estimated Closing Statement by delivering a Dispute Notice with respect thereto in accordance with Section 2.06(b) (in which case, the Buyer Closing Calculations shall be deemed to be the calculations set forth in the Estimated Closing Statement for purposes of Section 2.06(b)); or (iv) the Adjustment Amount as finally determined pursuant to the written determination of the Accounting Firm made in accordance with the provisions of Section 2.06(b).
(b)If the Sellers’ Representative disagrees with any Buyer Closing Calculations, the Sellers’ Representative may, within [***] after receipt of the Buyer Closing Calculations (the “Review Period”), deliver a written notice (the “Dispute Notice”) to Buyer setting forth its calculation of each disputed amount (each an “Item of Dispute”) and any calculation or amount in the Buyer Closing Calculations that is not an Item of Dispute shall be conclusive and binding upon each of the Parties. During the Review Period, the Sellers’ Representative shall have reasonable access during regular business hours and without unreasonable interference of the Target Companies’ operations, to review and obtain copies of books and records of the Target Companies reasonably requested by the Sellers’ Representative related to and required to review the Buyer Closing Calculations. If Buyer does not receive any Dispute Notices during the Review Period, the Buyer Closing Calculations shall be conclusive and binding upon each of the Parties. If Buyer receives a Dispute Notice from the Sellers’ Representative during the Review Period, Buyer and Sellers’ Representative shall use good faith efforts to resolve each Item of Dispute set forth in the Dispute Notice, and, if any Item of Dispute is so resolved, the Buyer Closing Calculations shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the 20th day after delivery by Sellers’ Representative of a Dispute Notice, Buyer and Sellers’ Representative shall jointly retain [***] or if [***] is unable or unwilling to serve in such role, another nationally recognized accounting or consulting firm upon which the Buyer and Sellers’ Representative mutually agree (the “Accounting Firm”) to resolve such remaining disagreement. Buyer and Sellers’ Representative shall instruct that the Accounting Firm render a determination as to each unresolved Item of Dispute within 30 days after its retention, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and include a certification that it reached such determination in accordance with this Agreement, including the definitions set forth herein, the Sample Closing Statement and the Accounting Principles. Any submissions to the Accounting Firm must be written and delivered concurrently to each of Buyer and Sellers’ Representative. Buyer, Sellers’ Representative, the Target Companies and each of their respective Representatives shall reasonably cooperate with the Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable. The Federal Rules of Evidence Rule 408 shall apply with respect to any communications and other correspondence during the Review Period and any subsequent communications related to the Buyer Closing Calculations or the Dispute Notices following therefrom. The Accounting Firm shall consider only those items and amounts that were set forth in the Buyer Closing Calculations and the Dispute Notices and that remain unresolved by Buyer and Sellers’ Representative and shall act as an expert and not as an arbitrator. None of Buyer, the Sellers’ Representative or any of their respective Affiliates or Representatives shall have any ex parte conversations or meetings with the Accounting Firm in connection with any dispute submitted to the Accounting Firm pursuant to this Section 2.06(b) without the prior written consent of Buyer and Sellers’ Representative. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Sellers’ Representative or less than the smallest value for such item claimed by either Buyer or Sellers’ Representative. The Accounting Firm’s determination(s) shall be made in accordance with the definitions of Closing Cash, Closing Indebtedness, Closing Transaction Expenses, and Closing Working Capital included in this Agreement. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.06 and shall be conclusive and binding upon each of the Parties absent manifest error or fraud. The Accounting Firm shall provide a determination of the Adjustment Amount. The Accounting Firm shall allocate its fees, costs and expenses between Buyer, on the one hand, and the Sellers’ Representative on behalf of the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. For example, if Sellers’ Representative claims that the Closing Consideration is, in the aggregate, $1,000 greater than the amount determined by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding to Sellers an aggregate of $300 of the $1,000 contested, then the costs and expenses of the Accounting Firm will be allocated 30% to Buyer and 70% to the Sellers’ Representative on behalf of the Sellers. Except as provided in the immediately preceding sentences, all other costs and expenses incurred by the Parties in connection with resolving any dispute before the Accounting firm shall be borne by the Party incurring such cost and expense.

(c)Payments. Within five (5) Business Days after the final determination of the Adjustment Amount as contemplated by this Section 2.06:
(i)if the Adjustment Amount is a positive number, (x) Buyer shall pay (or cause to be paid) to the Paying Agent for further payment to the Sellers, an amount in cash equal to the lesser of the Adjustment Amount and the Adjustment Escrow Amount and (y) the Sellers’ Representative and Buyer shall jointly direct the Escrow Agent, in accordance with the provisions of the Escrow Agreement, to pay any remaining Adjustment Escrow Amount in the Adjustment Escrow Account to the Paying Agent for further payment to the Sellers; and
(ii)if the Adjustment Amount is a negative number, the Sellers’ Representative and Buyer shall jointly direct the Escrow Agent, in accordance with the provisions of the Escrow Agreement, to pay (x) to the account designated in writing by Buyer, an amount in cash from the Adjustment Escrow Account equal to the lesser of the absolute value of the Adjustment Amount and the Adjustment Escrow Amount, and (y) to the Paying Agent for further payment to Sellers, an amount in cash from the Adjustment Escrow Account equal to the remaining balance of the Adjustment Escrow Amount, if any.
(d)Payments to Sellers. Following the receipt by Paying Agent of any amounts pursuant to Section 2.06(c), the Sellers’ Representative and Buyer shall jointly direct the Paying Agent to, and the Paying Agent shall, distribute such amounts to the Sellers in accordance with the Paying Agent Agreement and each such Seller’s Seller Percentage Allocation.
Section 2.07Withholding Rights.
(a)Each of the Sellers’ Representative, the Target Companies, Buyer, the Escrow Agent and the Paying Agent, and any other withholding agent shall be entitled to deduct and withhold from any payment under this Agreement, the Escrow Agreement or the Paying Agent Agreement, such Taxes as it is required to deduct or withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions. In the event that any Person intends to make any deduction or withholding, it shall use commercially reasonable efforts to notify the applicable Person to whom such deduction or withholding applies at least five (5) Business Days prior to such payment and the Parties will use commercially reasonable efforts to eliminate or reduce any such deduction or withholding other than in respect of any compensatory amounts, any payee who has not delivered an IRS Form W-9 or applicable IRS Form W-8 confirming no withholding is required or if Ghost Lifestyle has failed to deliver the form described in Section 2.03(b)(ii). The Parties shall reasonably cooperate in connection determining the amounts of any required withholding pursuant to Code Section 1446(f). To the extent that amounts are withheld or deducted hereunder, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
(b)The Parties further agree that any Taxes required to be withheld by Ghost Lifestyle or any Target Company that are attributable to the sale of Ghost Beverages shall be held by Ghost Lifestyle or such Target Company for further payment to the applicable Governmental Authority. For the avoidance of doubt, except with respect to LGND Beverage, if it is not a Subsidiary of Ghost Lifestyle at the Closing, the liability to pay over Tax withholdings to the applicable Governmental Authority shall constitute a portion of the Pre-Closing Tax Liability Amount, and any amounts so withheld as of the Closing and not yet paid over to the applicable Governmental Authority shall constitute Cash. To the extent that it is determined that the amount of Taxes required to be remitted by Ghost Lifestyle or any Target Company is less than the amount of Taxes withheld in accordance with this Section 2.07(b) (including as a result of a Seller providing Ghost Lifestyle or such Target Company forms or other required information completed in accordance with applicable state law, reasonably satisfactory to Ghost

Lifestyle or such other Target Company, as applicable, confirming that no Tax withheld in respect of such Seller is required to be paid by Ghost Lifestyle or such Target Company, as applicable, to a particular Governmental Entity), Ghost Lifestyle or such Target Company shall promptly, and in any event within five Business Days, distribute or otherwise pay over such amounts to the applicable Person in respect of which such deduction and withholding was made, and, if such distribution is made prior to the payment of the Adjustment Amount, the Pre-Closing Tax Liability Amount and Cash shall be appropriately adjusted, in each case, without limiting any Person’s rights or obligations pursuant to Section 2.06, under the Ghost Lifestyle Second Amended and Restated LLC Agreement, the constitutive documents of any other relevant entity or otherwise.
ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES
As a material inducement to Buyer and Ghost Lifestyle Merger Sub to enter into this Agreement, Ghost Lifestyle represents and warrants to Buyer and Ghost Lifestyle Merger Sub as follows:
Section 3.01Organization. Ghost Lifestyle, LGND Beverage, Ghost Beverages, Ghost Protein, Ghost Beverages 3P, Ghost Protein 3P and LGND Sports are each a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Ghost L.L.C. and Ghost 3P are each a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each Target Company is duly qualified or licensed as a foreign entity, if necessary, to do business and in good standing in each jurisdiction in which the character or location of any property owned, leased or operated by the Target Companies or the nature of their business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, be material to the Target Companies.
Section 3.02Authorization of Transaction; Binding Effect.
(a)Each of the Target Companies has full limited liability company power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. Ghost Lifestyle has the full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Target Company has the full limited liability company power and authority to execute and deliver the Ancillary Agreements to which such Target Company is a party and to perform its obligations thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which each Target Company is a party by such Target Company (as applicable) and the performance by such Target Company of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action and no additional limited liability company actions on the part of any such Target Company are necessary to authorize any such actions. Ghost Lifestyle has made available to Buyer and Ghost Lifestyle Merger Sub true, complete and correct copies of each of the Target Companies’ certificate of formation and limited liability company agreement, each as in effect on the date of this Agreement (collectively, the “Target Company Organizational Documents”). No Target Company is in violation of any Target Company Organizational Document.
(b)This Agreement and the Ancillary Agreements to which each Target Company is a party have been duly executed and delivered by such Target Company and, assuming due authorization and execution by the other parties hereto and thereto, constitute the valid and legally binding obligation of such Target Company, enforceable in accordance with their terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).
Section 3.03Noncontravention. Except for the HSR Clearance and as set forth on Schedule 3.03, neither the execution and the delivery of this Agreement and the Ancillary Agreements to which any Target Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Target Company Organizational Documents, (b) assuming compliance by Buyer and Ghost Lifestyle Merger Sub with Section 4.03, violate any Law or other restriction of any Governmental Authority to which the Target Companies are subject or require any consent, order or authorization of, filing or registration with, or notification to any Governmental Authority, or (c) with or without notice, lapse of time or both, conflict with, result in a breach of, constitute a default under or result in the acceleration or termination of (or right of termination of), or loss, delay, impairment or alteration or other change of, any material rights, benefits or obligations under, any Contract or Permit to which any Target Company is subject or result in the payment of any fee under, or creation or imposition of any Lien on any Target Company or its assets or properties, pursuant to any Contract or Permit to which any Target Company is subject, except, in the case of clauses (b) and (c), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, be material to the Target Companies. Except for HSR Clearance, the execution and delivery of this Agreement and the Ancillary Agreements to which each Target Company is a party by such Target Company and the consummation of the transactions contemplated hereby or thereby do not require any consent or approval of any Governmental Authority and no registrations, Permits or authorizations are required to be obtained by the Target Companies, except for consents or approvals the failure of which to obtain would not, individually or in the aggregate, be material to the Target Companies.
Section 3.04Capitalization.
(a)As of the date hereof and as of immediately prior to Closing (prior to the Ghost Beverages Merger, Buyer Contribution and Exchange, the LGND Sports Contribution and Exchange and Ghost Lifestyle Merger), (i) the authorized, issued and outstanding equity interests of Ghost Lifestyle are set forth on Schedule 3.04(a)-1, including: (A) the name of each holder, (B) the amount of units and (C) the class of units, and (ii) Schedule 3.04(a)-2 sets forth a complete and accurate list of each “Management Incentive Unit” in respect of Ghost Lifestyle and its Subsidiaries and LGND Beverage that is outstanding, including with respect to each award: (A) the name of each holder; (B) the amount of units; (C) the grant date; (D) the liquidation value of Ghost Lifestyle on the grant date; (E) the distribution threshold (or similar concept); (F) whether the management incentive unit award is currently in the money; (G) whether the holder thereof has made a timely and valid election under Section 83(b) of the Code, (H) the number of such units subject to time-vesting; (I) the number of such units subject to performance-vesting; (J) the amount vested immediately prior to the date hereof; (K) the vesting schedule and vesting commencement date for such management incentive unit; and (L) the treatment in connection with the consummation of this Agreement.
(b)All of the issued and outstanding equity interests of Ghost Lifestyle have been duly authorized and are validly issued, fully paid, non-assessable, and as of the date hereof and as of immediately prior to Closing (prior to the Ghost Beverages Merger, Buyer Contribution and Exchange, the LGND Sports Contribution and Exchange and Ghost Lifestyle Merger), are held of record by the Sellers as set forth on Schedule 3.04(a) free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws or the Ghost Lifestyle LLC Agreement). Assuming the consummation of the Transactions, as of immediately following the Closing (including, for the avoidance of doubt, the Buyer Contribution and Exchange, the LGND Sports Contribution and Exchange and the Ghost Lifestyle Merger), the issued and outstanding equity interests of Ghost Lifestyle shall be held of record as set forth on

Exhibit C hereto. No equity interests of Ghost Lifestyle were issued in violation of any Contract or commitment to which Sellers or Ghost Lifestyle is a party or is subject to, or in violation of any applicable Laws or any preemptive or similar rights of any Person. Except as set forth on Schedule 3.04(a), there is no Contract, agreement or other arrangement pursuant to which any of the Target Companies has granted any unit, warrant, right, option, phantom unit, conversion privilege, unit purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its equity interests or other securities convertible into or exchangeable for equity interests of the Target Companies (now, in the future or upon the occurrence of any contingency) or that provides for any equity appreciation or similar right. Ghost Lifestyle has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of Ghost Lifestyle in any matter. There are no stockholder agreements, limited liability company agreements, voting trusts, proxies or other Contracts or understandings relating to the voting, transfer or registration of any equity interests of Ghost Lifestyle (other than restrictions on transfer arising pursuant to the Ghost Lifestyle LLC Agreement). Ghost Lifestyle is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire or retire, or make a payment the value of which is by reference to, any equity interest of Ghost Lifestyle.
(c)The payment by or on behalf of Buyer to Sellers of the consideration pursuant to the Ghost Lifestyle Merger, when made in accordance with this Agreement, the Ancillary Agreements and the Closing Date Payment Schedule, will comply in all respects with the Target Company Organizational Documents (including the Ghost Lifestyle LLC Agreement and Ghost Beverages LLC Agreement).
Section 3.05Subsidiaries. The Subsidiaries of Ghost Lifestyle (i) as of the date hereof, (ii) as of immediately prior to Closing (including, for the avoidance of doubt, prior to the Buyer Contribution and Exchange, the LGND Sports Contribution and Exchange and the Ghost Lifestyle Merger) and (iii) as of immediately following the Buyer Contribution and Exchange and the LGND Sports Contributions and Exchange, but prior to the Ghost Lifestyle Merger, are set forth on Schedule 3.05(a). All of the issued and outstanding equity interests of Ghost Lifestyle’s Subsidiaries have been duly authorized and are validly issued, fully paid, non-assessable, and as of the date hereof and as of immediately prior to Closing (prior to the Ghost Beverages Merger, Buyer Contribution and Exchange, the LGND Sports Contribution and Exchange and Ghost Lifestyle Merger) are held of record by the Persons as set forth on Schedule 3.05(b) free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws). Except for the Subsidiaries set forth on Schedule 3.05(a), the Target Companies do not own or control, directly or indirectly, any equity interests in any Person, or have any obligation or commitment to acquire any equity interests of any Person. No equity interests of any Subsidiaries of Ghost Lifestyle were issued in violation of any agreement, arrangement or commitment to which Sellers or any Target Company is a party or is subject to, or in violation of any applicable Laws or any preemptive or similar rights of any Person. No Subsidiary of Ghost Lifestyle has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of such Subsidiary in any matter. There are no stockholder agreements, limited liability company agreements, voting trusts, proxies or other Contracts or understandings relating to the voting, transfer or registration of any equity interests of any Subsidiary of Ghost Lifestyle (other than restrictions on transfer arising pursuant to the Ghost Beverages LLC Agreement). No Subsidiary of Ghost Lifestyle is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire or retire, or make a payment the value of which is by reference to, any equity interest of such Subsidiary of Ghost Lifestyle.
Section 3.06Broker’s Fees. Except for the fees and expenses of Morgan Stanley & Co., LLC, which shall be treated as Transaction Expenses, none of the Target Companies, Sellers, or their respective Affiliates have, or will have, any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer or Ghost Lifestyle Merger Sub or any of their respective Affiliates (including the Target Companies after Closing) is or could become liable or obligated.
Section 3.07Financial Statements.
(a)Schedule 3.07 sets forth true, correct and complete copies of: (i) the audited consolidated balance sheet of Ghost Lifestyle and Ghost Beverages as of December 31, 2021, December 31, 2022 and December 31, 2023 and the related statements of operations, deficit and cash flow for the fiscal years ended on such dates (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of Ghost Lifestyle and Ghost Beverages as of June 30, 2024 (the “Reference Balance Sheet Date”) and the related statement of income for the six-month period ended on such date (the “Unaudited Financial Statements”), and (iii) the unaudited balance sheets of Ghost Lifestyle and Ghost Beverages as of July 31, 2024 and August 30, 2024 and the related statement of income for the monthly period ended on such date (the “Monthly Financial Statements” and, collectively with the Audited Financial Statements and Unaudited Financial Statements, the “Financial Statements”). The Financial Statements (A) are true and correct in all material respects, (B) present fairly the financial position of the Target Companies and the results of operations of the Target Companies as of the respective dates thereof and for the periods covered thereby in all material respects, (C) were prepared based on the books and records of the Target Companies, and (D) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject (in the case of the Unaudited Financial Statements and the Monthly Financial Statements only) to the exclusion of footnotes (none of which if presented would materially differ from those presented in the Audited Financial Statements), and normal year-end adjustments and other presentation items, which in each case, are not, individually or in the aggregate, material to the Target Companies and have not resulted from breaches of contract, breach of warranty, tort, infringement or misappropriation.
(b)The Target Companies maintain a system of internal accounting controls designed to provide reasonable assurance that in all material respects: (i) the Target Companies’ business is operated in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements (including the Financial Statements) in accordance with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the control objectives have minimized the risk of financial misstatement, and (v) all material information concerning the Target Companies is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements. For the past three years, none of the Target Companies (nor, to the Knowledge of Ghost Lifestyle, any director, officer, non-officer employee, external auditor, external accountant or similar authorized representative of any Target Company) has received or otherwise been made aware of any written or oral complaint, allegation, assertion or claim from any external auditor, Governmental Authority or other Person regarding the accounting or auditing practices, procedures, methodologies or methods of the Target Companies or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.
(c)All accounts, notes and other receivables of the Target Companies reflected on the Financial Statements, and all accounts, notes and other receivables arising from or otherwise relating to any Target Company have arisen from bona fide, arm’s length transactions in the Ordinary Course of Business and are reasonably recognized in the aggregate amount thereof and are not subject to any setoffs or counterclaims.
(d)All accounts, notes and other payables and notes payable of the Target Companies reflected on the Financial Statements, and all accounts, notes and other payables arising from or otherwise relating to any Target Company have arisen from the purchase of goods and services in the Ordinary Course of Business, and accurately reflect, in all material respects, all amounts owed by the Target Companies with respect to trade accounts due and other payables as of the dates of the Financial Statements, as applicable. The charges, accruals and reserves on the books of the Target Companies in respect of the accounts payable as of the dates of the Financial Statements were calculated in accordance with the GAAP.
Section 3.08Absence of Changes.
(a)From December 31, 2023, there has not been any Material Adverse Effect or any changes, events, facts, conditions, events or occurrences that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Except for the sale process for the Target Companies as contemplated by this Agreement and as set forth on Schedule 3.08(b), from December 31, 2023, the Target Companies have been operated in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, from December 31, 2023, except as set forth on Schedule 3.08(b), the Target Companies have not:
(i)(A) accelerated, terminated, renewed, materially modified or amended, settled material claims or waived material rights under or canceled any Material Contract or Lease or (B) entered into any Contract that is or would be a Material Contract or Lease if it were in effect as of the date of this Agreement, in each case of items (A) and (B), except as expressly provided in Section 3.08(b)(iv);
(ii)entered into any Contract which contains a provision that would require consent of, or payment to, any party or parties thereto in connection with the Transactions;
(iii)experienced any damage, destruction, or loss to any of its assets or property involving at least [***] per occurrence and not covered by insurance;
(iv)other than as required by the terms of any Employee Benefit Plan or PEO Plan as in effect on the date of this Agreement: (1) made or granted, or agreed to make or grant, (x) any bonus or other incentive arrangement or severance or termination pay to any current or former employee, director, officer or individual independent contractor or (y) any wage, salary, compensation or benefit increase or decrease with respect to a current employee, director, officer or individual independent contractor; (2) taken any action to amend, terminate, enter into, establish or adopt any Employee Benefit Plan (or any plan, program, agreement, or arrangement that would be an Employee Benefit Plan if in effect as of the date hereof) or accelerate the time of payment, vesting or funding of any compensation or benefits thereunder or otherwise; (3) made any changes to its executive management structure or any other employee structure, including the hiring of additional officers and employees or the termination of existing officers or employees; or (4) entered into any collective bargaining agreement;
(v)implemented or announced any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that triggered compliance with the WARN Act;
(vi)waived or released any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or individual independent contractor of any Target Company;

(vii)made, or committed to make, any capital expenditure (or series of related capital expenditures) involving more than [***] individually or more than [***] in the aggregate;
(viii)directly or indirectly, whether in a single transaction or a series of transactions, made, or committed to make, any capital investment in or any loan to, any Person (other than the Target Companies);
(ix)directly or indirectly, whether in a single transaction or a series of transactions, made, or committed to make, any acquisition of the securities, business or assets of, any other Person, whether by merger, consolidation, equity purchase, asset purchase, or otherwise;
(x)made any change in any method of accounting or accounting practice or policy, other than such changes required by GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;
(xi)(A) made, revoked or amended any material Tax election, (B) adopted or changed any method of Tax accounting, (C) entered into any Tax allocation or Tax sharing agreement or closing agreement relating to material Taxes (other than customary indemnification provisions contained in commercial contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes), (D) entered into a settlement or compromise of any material Tax audit, (E) conceded any claim or assessment in respect of material Taxes, (F) surrendered any right to claim a material refund of Taxes, (G) filed any amended material Tax Return, or (H) consented to any extension or waiver of the statute of limitations period applicable to material Taxes;
(xii)issued, transferred, pledged or sold, subjected to any Lien, or otherwise disposed of any of its equity interests or any securities convertible into or exercisable for its equity interests, or granted any equity or equity-based interests (including profits interests) or any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of their respective equity interests;
(xiii)redeemed, purchased, or otherwise acquired any of its equity interests (other than redemptions or repurchase of such equity interests pursuant to and in accordance with the terms of any incentive equity plan, as in effect on the date hereof);
(xiv)(A) declared, authorized, set aside for payment, or paid any dividend on, or made any other distribution in respect of, any of its equity interests, other than dividends or distributions to pay Taxes or (B) adjusted, split, combined, subdivided or reclassified any of its equity interests;
(xv)engaged in, authorized, entered into or adopted any plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization or the filing of a petition in bankruptcy or consent to the filing of any bankruptcy petition against it;
(xvi)incurred, assumed, or guaranteed any Indebtedness other than Indebtedness that is incurred in connection with draws under the Ghost L.L.C. Loan Agreement and the Ghost Beverages Loan Agreement (each as defined in the Disclosure Schedules) or otherwise in an amount less than [***] in the aggregate (without factoring in any amounts allowed pursuant to Schedule 5.01(b)(1));
(xvii)granted, subjected to, or suffered to exist any material Lien (other than a Permitted Lien) on any properties or assets of the Target Companies;

(xviii)amended the Target Company Organizational Documents;
(xix)formed any Subsidiaries of any Target Company;
(xx)directly or indirectly, whether in a single transaction or a series of transactions, disposed of, or committed to dispose of, any material tangible assets, whether by merger, consolidation, equity sale, asset sale, or otherwise, except for sales or dispositions of tangible assets including inventory in the Ordinary Course of Business;
(xxi)entered into a new line of business or abandoned or discontinued any existing line of business;
(xxii)made any changes in cash management practices in any material respect (including with respect to accounts receivable and levels of capital expenditures);
(xxiii)(A) accelerated or delayed the collection of any notes or account receivables in advance of or beyond their regular due dates or the dates when they would have been collected in the Ordinary Course of Business or (B) delayed or accelerated the payment of any accrued expense, trade payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of Business;
(xxiv)initiated, commenced, waived, released, assigned, settled, paid, compromised or otherwise entered into any Action;
(xxv)(A) sold, transferred, assigned or otherwise disposed of any Owned Intellectual Property Rights, (B) canceled, forfeited, abandoned, allowed to lapse, or failed to renew or failed to continue to prosecute, protect or defend any material Owned Intellectual Property Rights, (C) granted any license under any Owned Intellectual Property Rights (other than non-exclusive licenses of Intellectual Property Rights granted in the Ordinary Course of Business to manufacturers, distributors or other service providers for their provision of services to the Target Companies) or (D) subjected to any Lien (other than a Permitted Lien) any Owned Intellectual Property Rights;
(xxvi)modified any of the Privacy Policies in a manner that would materially restrict the ability of Buyer or the Target Companies to Process any Personal Information currently Processed by or on behalf of the Target Companies (beyond the restrictions then contained in such Privacy Policy), unless required otherwise by applicable Privacy Law;
(xxvii)made any voluntary or involuntary disclosure to any Governmental Authority; or
(xxviii) entered into any contract, commitment or arrangement to do any of the actions referred to in clauses (i)-(xxvii) above.
Section 3.09Legal Compliance; Permits.
(a)Schedule 3.09(a) sets forth a true, correct and complete list of all material Permits required under applicable Laws or necessary for the operation of the business of the Target Companies (such Permits listed or required to be listed, “Material Permits”) including (i) the name(s) of the permittee(s), (ii) the effective and renewal date(s), (iii) the permit number or other identification code, and (iv) the issuing agency. Each of the Target Companies is in possession of all Material Permits and is, and at all times since the Look-Back Date has been, in compliance with all Material Permits in all material respects, and all such Material Permits are in full force and effect. Each Target Company, as applicable, has timely applied for any renewals of such Material Permits required by applicable Law or otherwise necessary for the continued operation of the business of the Target Companies. These Material Permits may be relied upon by Buyer for the lawful operation of the business of the Target Companies on and immediately after the Closing without transfer, reissuance or other governmental action. No event has occurred that, without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permits, and no Action is pending that could result in the revocation, suspension, lapse or limitation of any Material Permits. All fees and charges payable to a Governmental Authority in respect of Material Permits have been timely made.
(b)Each of the Target Companies is and, since the Look-Back Date has been, in compliance in all material respects with (i) all Laws applicable to the ownership and operation of their respective assets and business, including such Laws that require the Target Companies to possess Permits, licenses, registrations and authorizations of Governmental Authorities for the current operation of their business, and (ii) such Laws related to the procurement, development, manufacture, production, packaging, labeling, storage, distribution, importation, exportation, handling, quality, safety, sale, advertising or marketing of food, including dietary supplements, and any ingredients or components thereof, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), the Perishable Agricultural Commodities Act (7 U.S.C. § 499a et seq.), current Good Manufacturing Practice, and any similar state Laws, including California’s Proposition 65 (Cal. Health & Safety Code § 25249.5 et seq.), and laws enforced, by the Food and Drug Administration (“FDA”), the U.S. Department of Agriculture (“USDA”), the Food Safety and Inspection Service (“FSIS”), the Agricultural Marketing Service (“AMS”), the Federal Trade Commission (“FTC”) and any other Governmental Authority charged with enforcing, implementing, or promulgating laws related to any of the foregoing (collectively, “Food Regulatory Laws”).
(c)Except as set forth on Schedule 3.09(c), none of the Target Companies’ products being manufactured, assembled, sold or delivered by the Target Companies requires, any material approval of any Governmental Authority for the purpose for which they are being manufactured, assembled, sold or delivered and which approval has not been obtained.
(d)Since the Look-Back Date, (i) none of the Target Companies (A) have received or entered into any orders, material citations, complaints, consent orders, compliance schedules or other similar enforcement orders from or with any Governmental Authority; or (B) have received any other notices, including any adverse inspectional finding, penalty, fine, sanction, assessment, written request for corrective or remedial action, Warning Letter, Untitled Letter, notice of violation letter, Form FDA-483, or other written compliance or enforcement notice, by or with the FDA, USDA, FSIS, AMS, the Department of Justice, any state attorney general or any private enforcer acting as a private attorney general or any other Governmental Authority, or have been subject to any Actions that indicate or allege violation, breach of or non-compliance with any Laws, including Food Regulatory Laws, or Permits applicable to any Target Company or its business, properties or assets; and (ii) no Action related to any Target Company has been or is being conducted by any Governmental Authority and no such Action is scheduled, pending or threatened. Since the Look-Back Date, no event has occurred or circumstance or condition exists that (with or without notice or lapse of time or both) (x) would constitute or reasonably be expected to constitute or result in a breach or violation by any Target Company of, or result in a failure on the part of any Target Company to comply with, any Laws, including Food Regulatory Laws, or Permits applicable to any Target Company or its business, properties or assets, (y) may give rise to any obligation on the part of the Target Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (z) require a disclosure or report to any Governmental Authority.
(e)Neither any Target Company nor any director, officer, or employee, or third party vendor or supplier of any Target Company has violated, conspired to violate, or aided and abetted the violation of any anti-bribery, anticorruption or anti-money laundering Laws (collectively, the “Anticorruption Laws”).
(f)There are no, and since the Look-Back Date have not been, any material quality, safety, or performance issues or complaints with respect to any Products, including any ingredients and components thereof, procured, developed, manufactured, produced, packaged, labeled, stored, distributed, imported, exported, handled, sold or marketed by the Target Companies, and there are no open corrective and preventive Actions related to any Products. There are no, and since the Look-Back Date have not been any, seizures, detentions, import alerts, recalls, market withdrawals, or similar actions conducted with respect to any Products, and no such Actions are pending or to the Knowledge of the Target Companies, threatened. The Target Companies have procured, developed, manufactured, produced, packaged, labeled, stored, distributed, imported, exported, handled, sold, and marketed each Product in compliance with all applicable Laws, including Food Regulatory Laws. None of the Target Companies, or any of their respective officers, directors, employees, contractors or agents has been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. § 335a or any applicable Law, or is, or has been, debarred per the foregoing.
(g)No Target Company nor any of their respective directors, officers or, to the Knowledge of Ghost Lifestyle, employees, third party vendors or supplier is a Sanctioned Person, nor is any Target Company located, organized or resident in a Sanctioned Country. The Target Companies are currently in compliance with, and at all times within the past five years have been in compliance with, and have not engaged in any conduct sanctionable under, any applicable Sanctions.
(h)There are not now, nor have there been within the past three years, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the Knowledge of Ghost Lifestyle, threatened against any Target Company or any of their respective directors, officers or employees concerning violations or potential violations of, or conduct sanctionable under, any Sanctions or Anticorruption Laws. The Target Companies have and have implemented policies and controls reasonably designed to ensure compliance with Sanctions and the Anticorruption Laws.
Section 3.10Real Property.
(a)None of the Target Companies own any real property.
(b)Schedule 3.10(b) lists the street address or a brief description of all real property leased or subleased by the Target Companies (each, a “Leased Real Property”) and each Lease relating thereto, and such Leased Real Property comprises all of the real property used in, or held for use in, the operation of the businesses of the Target Companies and necessary to operate the businesses of the Target Companies. With respect to each parcel of Leased Real Property, except as would not be material to the Target Companies, and except as set forth on Schedule 3.10(b):
(i)all Leases are legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles) free and clear of any Liens except for Permitted Liens;
(ii)none of the Target Companies is in breach or default in any material respect under any Lease.
(iii)there are no existing or pending, or to the Knowledge of Ghost Lifestyle, threatened litigation, claim, condemnation proceedings or similar Actions relating to the Sellers or any Target Company (arising in connection with any Lease or any part of any Leased Real Property). No Person other than the applicable lessee of each Leased Real Property has any possessory interest in the Leased Real Property or right to occupy the same.
(iv)The Target Companies have not received any written or to the Knowledge of Ghost Lifestyle, oral, notice of any violations of any zoning ordinances, building codes or other governmental or regulatory Laws affecting the Leased Real Property or planned material changes in any zoning ordinances or building codes or other governmental or regulatory Laws that would, in each case, materially impair the use of the Leased Real Property by the Target Companies and, to the Knowledge of Ghost Lifestyle, there are no planned or commenced public improvements related to the Leased Real Property that could reasonably be expected to result in any material special assessments against any part of the Leased Real Property.
(v)The Target Companies have obtained all material Governmental Authorizations necessary for the present use and operation of each part of the Leased Real Property and the uses being made of such Leased Real Property are in conformity in all material respects with the certificate of occupancy and/or Governmental Authorization for such Leased Real Property, and any other recorded restrictions, covenants or other recorded instruments affecting such Leased Real Property. Except as set forth on Schedule 3.10(b), no Permit requires the Third-Party Consent of any Governmental Authority or other Person in connection with consummation of the Transactions.
(vi)The buildings and improvements on the Leased Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and are in material compliance with all applicable building codes, all applicable Laws including Food Safety Modernization Act (FSMA) and its regulations, and are adequate and suitable for their current uses and purposes. There are no physical conditions or defects on any part of the Leased Real Property that would materially impair or would be reasonably expected to reasonably impair the continued operation of the businesses of the Target Companies at each such Leased Real Property. There have been no recent material casualties affecting the Leased Real Property or material open insurance claims or settlements related thereto. There are no planned or required substantial expenditure in relation to the Leased Real Property.
(vii)Each part of the Leased Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities, in each case to the extent reasonably necessary for the operation, use and occupancy of such Leased Real Property as currently operated and used.
(viii)There are no rights of first refusal, options to purchase, purchase agreements, contracts for deed or installment sale agreements in effect with respect to all or any part of the Leased Real Property.
(ix)There are no contracts or agreements for proposed or pending lease or construction of facilities by or on behalf of the Target Companies.
(x)Neither Sellers nor any Target Company has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such Leases.
(xi)All rent (including base and additional rent) due and payable under each Lease has been paid to date.

(xii)No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default by any Target Company under such Lease which has not been redeposited in full.
(xiii)There are no leases, sublease, licenses, concessions or other Contracts granting any Person other than a Target Company the right to use or occupy such Leased Real Property or any part thereof, and other than the Target Companies, there are no Persons in possession of such Leased Real Property.
(c)Except as set forth on Schedule 3.10(c), no Lease requires the Third-Party Consent of the landlord thereunder or any other party to the Leases or any other party to the Transactions.
Section 3.11Tax Matters.
(a)The Target Companies have properly and timely filed (taking into account extensions) with the appropriate Governmental Authorities all Income Tax Returns and all other material Tax Returns which are required to be filed by them. All such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Target Companies, whether or not shown on any Tax Return, have been timely paid in full. The Target Companies are not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed (other than ordinary course extensions). The Financial Statements reflect proper accruals for all current Taxes of the Target Companies that are unpaid or payable as of the Reference Balance Sheet Date, and the Target Companies have not incurred any liability for Taxes since the Reference Balance Sheet Date other than in the Ordinary Course of Business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations). There are no Liens for any Taxes (other than Permitted Liens) on any of the assets of the Target Companies.
(b)All material Taxes that the Target Companies were required to withhold or collect have been timely withheld or collected and have been paid over in the appropriate amounts to the proper Governmental Authorities, and the Target Companies have complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.
(c)The Target Companies have not received any notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial proceedings regarding any Taxes of the Target Companies.
(d)None of the Target Companies has current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or has agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.
(e)Each Target Company has collected all material sales, use, value-added, and similar Taxes required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Governmental Authority. Each Target Company has, in all material respects, properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.

(f)None of the Target Companies (i) is a resident for Tax purposes in a country outside of its country of incorporation; (ii) has, or has ever had, a permanent establishment or other taxable presence in any country other than its jurisdiction of incorporation; (iii) is, or has ever been, subject to income Tax in a jurisdiction outside its country of incorporation, (iv) has ever had a claim made against it by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns of a particular type that such Target Company may be subject to taxation of such type by that jurisdiction, and (v) is other than a “United States person” or disregarded as separate from a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(g)None of the Target Companies (i) has any liability for any material Tax of any Person other than the Target Companies, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor, or by contract (other than agreements whose principal purpose is not related to tax), or (ii) has been a member of an affiliated group filing consolidated income or franchise Tax Returns (except for the group of which a Target Company is the common parent) for federal, state or non-U.S. Tax purposes.
(h)None of the Target Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made prior to the Closing, (ii) any prepaid amount received prior to the Closing, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of Law) entered into prior to the Closing, (iv) a change in the method of accounting occurring prior to the Closing (including an adjustment under Section 481 of the Code), (v) any use of an improper method of accounting occurring prior to the Closing or (vi) election pursuant to Section 965(h) of the Code.
(i)None of the Target Companies is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (other than customary indemnification provisions contained in commercial contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes).
(j)None of the Target Companies “participates” or has “participated” in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(k)Less than 50% of the value of the gross assets of each Target Company consists of “U.S. real property interests,” and less than 90% of the value of the gross assets of each Target Company consists of “U.S. real property interests” plus “cash or cash equivalents,” in each case, within the meaning of Treasury Regulations Section 1.1445-11T.
(l)No Target Company has within the two years prior to Closing or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) with any of the Contemplated Transactions, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.
(m)The Target Companies are, and since the Look-Back Date have been, in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Target Companies do business. None of the transactions between the Target Companies and other related Persons is subject to any material adjustment, apportionment, allocation nor recharacterization under any Law, and all such transactions have been effected on an arm’s length basis.

(n)The Target Companies are not, and since the Look-Back Date have not been, subject to any limitations under Section 197(f)(9) of the Code on their ability to amortize any intangible of the Target Companies described in Section 197 of the Code, and no assets of the Target Companies constitute “Section 197(f)(9) intangibles” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i).
(o)The Target Companies have no Liability pursuant to any unclaimed property or escheat Law.
(p)Schedule 3.11(p) includes a list of all entities for which an election has been made under Treasury Regulation Section 301.7701-3, as well as the U.S. federal tax status of such entity and the effective date of such election.
(q)Schedule 3.11(q) lists: (i) all jurisdictions in which any Target Company pays Income Taxes or other material Taxes and/or has a duty to file Income Tax Returns or other material Tax Returns; and (ii) all types of material Tax Returns filed by or on behalf of any Target Company.
(r)None of the Target Companies has applied for or received any employee retention credit under the CARES Act.
Section 3.12Intellectual Property.
(a)Schedule 3.12(a) identifies a true and complete list of (i) each item of active Registered IP that is owned or purported to be owned by the Target Companies, including the record owner (and the legal owner if different), application or registration date, the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number and (ii) material unregistered Trademarks owned or purported to be owned by the Target Companies. With respect to each item of Registered IP listed on Schedule 3.12(a): (x) all necessary registration, maintenance and renewal fees due as of the date hereof have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world due as of the date hereof for the purposes of maintaining or renewing such Registered IP and recording and perfecting the Target Companies’ ownership therein and (y) each such item is subsisting, valid and enforceable. Except as set forth on Schedule 3.12(a), no action, filing or payment must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of such Registered IP.
(b)All Trademarks included in the Owned Intellectual Property Rights are currently being used by the Target Companies (or for those subject to intent-to-use applications, the Target Companies have a good faith intent to use the same in commerce in the future) and there has been no use of any such Trademarks that are material to the business of the Target Companies or any Trademarks confusingly similar thereto by any other Person which would confer upon such other Person superior rights in such Trademarks for the goods and services for which they are used by the Target Companies.
(c)The Target Companies solely and exclusively own all of the Registered IP set forth on Schedule 3.12(a) and all other Owned Intellectual Property Rights free and clear of any Lien (other than Permitted Liens).
(d)Except as set forth on Schedule 3.12(d), the Target Companies own free and clear of any Lien other than Permitted Liens, or have a valid license or other permission to use, all of the Intellectual Property Rights used in or necessary for the operation of the business of the Target Companies as currently conducted.

(e)Except as set forth on Schedule 3.12(e), the operation of the Target Companies’ business has not infringed, misappropriated or otherwise violated in the last six (6) years, and as presently conducted is not infringing, misappropriating or otherwise violating, any Intellectual Property Rights or rights of publicity or moral rights of any third party, and, to the Knowledge of Ghost Lifestyle, no third party has infringed, misappropriated or otherwise violated in the last six (6) years, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property Rights.
(f)No Action is pending or, to the Knowledge of Ghost Lifestyle, threatened against the Target Companies alleging that any of the Target Companies has been or is infringing, misappropriating or otherwise violating any Intellectual Property Rights or rights of publicity of any Person or that challenges the ownership, scope, validity or enforceability of any Owned Intellectual Property Rights (including any interference, opposition, reissue or reexamination but excluding non-final rejections and objections issued by the U.S. Patent and Trademark Office, U.S. Copyright Office or any similar Governmental Authority in the ordinary course of prosecution of the Target Companies’ applications for Registered IP) and no notice has been received by a Target Company (including invitations to license or case-and-desist or indemnity claims) in the last six (6) years relating to any infringement, misappropriation or violation of Intellectual Property Rights or rights of publicity or moral rights of any Person. None of the Target Companies have sent a notice (including invitations to license or any case-and-desist or indemnity claims) to any Person contesting the validity, enforceability or ownership of any Intellectual Property Rights owned by such Person, or alleging that the conduct of any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property Rights. There have been and are no indemnification claims asserted in against the Target Companies in the last six (6) years in connection with any alleged infringement, misappropriation or other violation of Intellectual Property Rights, nor have there been any threats thereof.
(g)All Persons who have authored, developed or conceived (in each case, whether solely or jointly with others) any material Intellectual Property Rights for or on behalf of any Target Company, or otherwise within the scope of their employment or engagement with a Target Company, have done so pursuant to an agreement that protects the confidential information and Trade Secrets of the Target Companies and assigns (pursuant to a present-tense assignment) to one of the Target Companies all right, title, and interest of such Person in all such Intellectual Property Rights.
(h)The Target Companies have taken commercially reasonable measures to protect the confidentiality, secrecy and value of the material Trade Secrets included in the Owned Intellectual Property Rights, including by requiring each Person with access to such Trade Secrets to execute a binding confidentiality agreement, and in the last six (6) years there has been no breach of any such confidentiality agreement nor any other loss, misappropriation or misuse of any such Trade Secrets
(i)The execution of this Agreement and the consummation of the Transactions will not (i) result in the loss, termination, or impairment of, or imposition of any Lien on, any material rights to any Owned Intellectual Property Rights or any other Intellectual Property Rights currently used or held for use by the Target Companies, (ii) result in the release, disclosure or delivery of any Owned Intellectual Property Rights to any Person, (iii) cause the Target Companies or Buyer or its Affiliates to grant to any third party any right to any Intellectual Property Rights, or (iv) cause the Target Companies or Buyer or its Affiliates to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable pursuant to the licenses set forth on, or required to be set forth on, Section 3.13(a)(x) by the Company or any of its subsidiaries in the absence of this Agreement or the Transactions.

Section 3.13Contracts and Commitments.
(a)Schedule 3.13(a) sets forth a true, correct and complete list as of the date of this Agreement of each of the following Contracts to which a Target Company is a party:
(i)any employment or engagement agreement with any current officer, individual independent contractor, or employee of the Target Companies that provides for a base salary or annual fees by any Target Company in excess of [***] per annum and is not terminable upon notice of 90 days or less for a cost of less than [***];
(ii)any collective bargaining agreement;
(iii)any Contract with any officer, employee, individual consultant or individual independent contractor with respect to change of control or severance arrangements;
(iv)any Contract or series of related Contracts with customers, suppliers or vendors of the Target Companies for the purchase or sale of goods or services involving annual payments in excess of [***] per year, per Contract or series of related Contracts, which cannot be cancelled by a Target Company without payment or penalty upon notice of 30 days or less;
(v)any Contract with a customer or supplier listed on Schedule 3.22;
(vi)any Contract containing (A) a covenant not to compete, not to solicit, or similar covenants or restrictions granted by a Target Company, with respect to any geographic area, business or market, (B) exclusivity arrangements, rights of first refusal, rights of first offer or rights of first negotiation, “most favored nation” clauses or similar provisions binding any of the Target Companies or (C) a minimum purchase or volume requirements or other “take or pay” provision;
(vii)any joint venture agreement or similar Contract involving the sharing of profits or revenue based on equity ownership;
(viii)any Contract for capital expenditures by any Target Company, individually in excess of [***], or in the aggregate in excess of [***] within such Contract;
(ix)any Contract providing for, directly or indirectly, whether by merger, consolidation, stock purchase or stock sale, asset purchase or asset sale, or otherwise: (A) the acquisition of any securities, business or material amount of assets of another Person valued at an amount exceeding [***]; or (B) the disposition of any securities, material assets, or business valued at an amount exceeding [***].
(x)any Contract pursuant to which any Target Company (A) grants a third party a license or any right in or to any Owned Intellectual Property Rights (including through covenants not to sue, non-assertion provisions or releases), other than non-exclusive licenses granted in the Ordinary Course of Business to manufacturers, distributors or other service providers for their provision of services to the Target Companies, or (B) receives a license or any right to use any third party Intellectual Property Rights (including through covenants not to sue, non-assertion provisions or releases), other than non-exclusive licenses for commercially available, non-customized, “off-the-shelf” software in object code form, in each case, with total annual fees of [***] or less;
(xi)any Contract under which a Target Company is (A) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by a Target Company, in each case which provides for future payments by or to the Target Companies in excess of [***] per annum;
(xii)any Contract that provides for the indemnification or assumption of any Liability of any Person other than customary indemnification provisions in agreements entered into in the Ordinary Course of Business;
(xiii)any hedging, swap, derivative, or similar Contract;
(xiv)any nondisclosure agreement, confidentiality agreement or other similar Contract, other than as entered into in the Ordinary Course of Business;
(xv)any settlements, conciliations or other similar Contracts that involve any payment of a material amount or that impose any material non-monetary obligation on any Target Company;
(xvi)any insurance policy listed on Schedule 3.14;
(xvii)any Contract under which a Target Company has loaned or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others (other than intercompany Indebtedness, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment related purposes or purchases of equipment or materials made under conditional sales contracts, in each case in the Ordinary Course of Business), in each case having an outstanding principal amount in excess of $250,000;
(xviii)any Leases for Leased Real Property; or
(xix)any Related Party Arrangement;
(xx)any Contract between any Target Company and any Governmental Authority;
(xxi)any Contract granting power of attorney or other similar grant of agency;
(xxii)any Contract which provides for future payments by a Target Company in excess of [***] per annum (other than warranty obligations in the Ordinary Course of Business, purchase orders, and Leases);
(xxiii)any Contract with a term exceeding three years that is not terminable without penalty, loss or other Liability by the applicable Target Company giving notice of [***] or less and that is material to the business of a Target Company; and
(xxiv)any other Contract that is material to the business of the Target Companies that is not required to be disclosed pursuant to the foregoing clauses.
(b)Ghost Lifestyle has delivered to, or made available for inspection by, Buyer a true and complete copy of each Contract listed or required to be listed on Schedule 3.13(a) (along with all amendments, supplements, schedules, attachments or appendices thereto) (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.13(b), each Target Company and, to the Knowledge of Ghost Lifestyle, each counterparty thereto has each performed all obligations required to be performed by it under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for failures to perform or any such breach or default that would not, individually or in the aggregate, be material to the Target Companies. Each Material Contract is a valid and legally binding obligation of the Target Companies party thereto and, to the Knowledge of Ghost Lifestyle, each counterparty thereto, as applicable, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). The Target Companies have received no notice that any counterparty to any Material Contract has or, to the Knowledge of Ghost Lifestyle, intends to terminate, cancel or materially alter its relationship with the Target Companies.
Section 3.14Insurance. Schedule 3.14 contains a true, correct and complete list of each insurance policy owned, maintained or held by the Target Companies with respect to the properties, assets, business, operations and employees of the Target Companies as well as (x) a list of all material pending claims (including workers’ compensation claim) under any such insurance policy and (y) the claims history for each Target Company to the extent involving claims in excess of [***]. Each such insurance policy (a) is legal, valid, binding and in full force and effect and no Target Company is in default in any material respect regarding its obligations under any of such insurance policies, and (b) is of the type and amount customary for businesses of similar size, in the geographic regions and in the same industry as each applicable Target Company and is sufficient for compliance with all applicable Laws and Contracts to which such applicable Target Company is a party or by which it is bound. The amounts due for premiums with respect thereto covering all periods up to the date hereof and as of the Closing Date have been paid in accordance with their terms, and no written notice of cancellation, non-renewal, premium increase, alteration of coverage, or termination has been received by any Target Company with respect to such policy. No insurer under any such policy has delivered a notice alleging any breach or default under any such policy, or questioned, disputed or denied, or to the Knowledge of Ghost Lifestyle, threatened to send such notice, or question, dispute or deny any material claim under such policy. All claims, incidents, wrongful acts or occurrences for which any Target Company reasonably expects to obtain coverage under any such policy have been reported to the applicable underwriter in accordance with the requirements of the applicable policy.
Section 3.15Litigation. Except as set forth on Schedule 3.15, there is no, and since the Look-Back Date has not been any, Action, settlement or order by or before any Government Authority or by or on behalf of any third party pending or, to the Knowledge of Ghost Lifestyle, threatened against any of the Target Companies or any Affiliate of any Target Company (a) involving an amount greater than [***] or materially affecting any properties or assets of the Target Companies or their respective directors, officers or employees (in their capacity as such) or (b) that challenges or seeks to prevent, enjoin, delay or restrain the ability of any Target Company to enter into this Agreement or any Ancillary Agreement or to perform its obligations hereunder and consummate the Transactions. To the Knowledge of Ghost Lifestyle, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action or order.
Section 3.16Assets.
(a)Ownership of Assets. Each of the Target Companies has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contract, an enforceable leasehold interest in, or right to use, all of its material properties, material rights and material assets (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12), whether real or personal and whether tangible or intangible (collectively, the “Assets”). The tangible Assets are in good working order and adequate for the use of such Assets in the Ordinary Course of Business of the Target Companies (subject to normal wear and tear). No Person other than the Target Companies owns any tangible or intangible assets or properties necessary to operate the business of the Target Companies as currently conducted except for items leased pursuant to Contracts.
(b)Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12), whether real or personal, tangible or intangible, currently used in and material to the operation of the business of the Target Companies as currently conducted and as proposed to be conducted and are sufficient for the continued conduct of the operation of the business of the Target Companies as presently conducted and immediately following the Closing, will be sufficient for the conduct of the operation of the business of the Target Companies by Buyer in substantially the same manner as currently conducted and as proposed to be conducted.
Section 3.17Labor Matters.
(a)The Target Companies have made available to Buyer a true and complete list of all current employees of each Target Company as of the date hereof listed by name (to the extent permitted by applicable Law and otherwise by employee identification number), which shall include each individual’s (i) job title; (ii) primary work location; (iii) hourly wage or base salary (as applicable); (iv) cash incentive compensation for the current calendar year; (v) exempt or non-exempt status; (vi) active or inactive status (and as applicable, type of leave and anticipated return date); (vii) full-time or part-time status; (viii) union or non-union status; (x) date of hire; and (ix) employing entity. The Target Companies have made available to Buyer true and complete copies of agreements with individual independent contractors performing services as of the date hereof or, where such written agreements are not reasonably available, a summary of such independent contractors by name (to the extent permitted by applicable Law and otherwise anonymously), which shall include (A) the dates of engagement and rates of pay for each such individual as of the date hereof, (B) location of service and (C) type of services performed.
(b)Except as set forth on Schedule 3.17(b), (i) none of the Target Companies is party to or bound by any collective bargaining agreement or collective bargaining relationship with respect to employees with any labor organization and no employees of the Target Companies are represented by any labor union, works council, or other labor organization; (ii) there are no ongoing or, to the Knowledge of Ghost Lifestyle, threatened union organization activities relating to the employees of any of the Target Companies, and no such activities have occurred for the last three years; and (iii) there are no pending or, to the Knowledge of Ghost Lifestyle, threatened strikes, work stoppages, walkouts, lockouts, unfair labor practice charges, material labor arbitrations, material labor grievances, or other material labor disputes involving any of the Target Companies, and no such disputes have occurred for the last three years. With respect to the Transactions, any notice to employees of the Target Companies or their representatives required under a collective bargaining agreement or applicable Law has been provided, and all bargaining, consultation or similar obligations to the Target Companies’ employees or their representatives required under a collective bargaining agreement or applicable Law have been satisfied.
(c)Each of the Target Companies are, and for the last three years have been, in compliance in all material respects with all Laws relating to labor and employment, including but not limited to applicable Laws relating to employment practices, terms and conditions of employment, wages and hour requirements, immigration, fair labor standards, wrongful discharge, retaliation, “whistleblower” rights, family and medical leave, meal and rest breaks, pay equity, equal opportunity, employment discrimination, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers’ compensation and unemployment insurance, collective bargaining and the payment of social security and other Taxes.

(d)Within the past 90 days, none of the Target Companies have implemented any employee layoffs or plant closures that gave rise to notice or payment obligations under the WARN Act, and no such activities have been announced or are planned as of the date hereof.
(e)The Target Companies have fully and timely paid or properly accrued on the financial statements of the applicable Target Company all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to their current or former employees and individual independent contractors under applicable Laws, contracts or company policy; each individual who is providing or during the last three years has provided services to the Target Companies and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes in all material respects. Each individual who is providing or during the last three years has provided services to the Target Companies is and has been properly classified as exempt or non-exempt and treated as such for all applicable purposes in all material respects as of the date hereof.
(f)No current employee of the Target Companies who is an officer or Key Employee has provided written notice of such individual’s intent to terminate his or her employment in connection with the Transactions, and to the Knowledge of Ghost Lifestyle, no current employee of the Target Companies who is an officer or Key Employee intends to terminate his or her employment in connection with the Transactions.
(g)All employees, officers, directors and individual service providers of the Target Companies are authorized to work in the United States, and for each such individual the Company has properly completed and maintained (in all material respects) forms I-9. In the last three years, the Target Companies have not been the subject of any material audit or proceeding from the United States Department of Homeland Security (including Immigration and Customs Enforcement (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service)), the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, or any other immigration related enforcement proceeding. No employee of any Target Company is currently engaged through or requires any immigrant or non-immigrant visa, work permit or employment pass.
(h)For the last three years, no allegations of sexual or other harassment have been made against any employee, officer, director or individual service provider of the Target Companies in such individual’s capacity as an employee, officer, director or individual service provider of the Target Companies and none of the Target Companies have entered into any settlement, consent decree or other agreement resolving such allegations.
(i)There are, and for the last three years there have been, no Actions pending or, to the Knowledge of Ghost Lifestyle, threatened in writing against any of the Target Companies concerning or relating to any labor, safety or employment matters, or alleging violations of any Laws described in Section 3.17(c).
Section 3.18Employee Benefits.
(a)Schedule 3.18 contains a list of each material Employee Benefit Plan and separately identifies each such Employee Benefit Plan that is sponsored by a professional employer organization for which any Target Company participates in, to which any Target Company contributes to, or for which any Target Company may have any Liability (each, a “PEO Plan”). The Target Companies have furnished copies of any such Employee Benefit Plans, any related service or trust agreements or other funding instruments, the most recent IRS determination or opinion letter, if applicable, summary plan descriptions and each such

Employee Benefit Plan’s most recent financial statements and Form 5500 annual report (including attached schedules) to Buyer.
(b)Each Employee Benefit Plan, and to the Knowledge of Ghost Lifestyle, each PEO Plan, has been funded, maintained and administered, in form and operation, in material compliance with its terms and all applicable Laws, including the requirements of ERISA and the Code. Any Employee Benefit Plan and to the Knowledge of Ghost Lifestyle, any PEO Plan, that is intended to be “qualified,” within the meaning of Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS and to the Knowledge of Ghost Lifestyle, no events have occurred that would reasonably be expected to adversely affect such qualified status.
(c)None of the Target Companies have any current or potential obligation to provide post-employment or post-termination health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law, the full cost of which is borne by the retired or former employee or their beneficiary.
(d)Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in conjunction with any other event, directly or indirectly, reasonably be expected to (i) accelerate the time of the payment, funding or vesting of, or increase the amount of, or result in the forfeiture of, compensation or benefits under any Employee Benefit Plan or otherwise, (ii) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any current or former employee, officer, director or individual independent contractor under any Employee Benefit Plan or otherwise, or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan.
(e)Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and IRS. No amount under any such Employee Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. None of the Target Companies have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code. None of the Target Companies are a party to any contract or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law) as a result of the Transactions.
(f)Each of the Target Companies has made all contributions and paid all premiums, or such contributions have been properly accrued in accordance with GAAP, in respect of each Employee Benefit Plan and any PEO Plan in a timely fashion in accordance with the terms of each Employee Benefit Plan and applicable Laws.
(g)None of the Target Companies have engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject such Person to any material Tax or penalty imposed by Section 4975 of the Code.
(h)There is no pending or, to the Knowledge of Ghost Lifestyle, threatened Action (other than any routine claim for benefits) with respect to any Employee Benefit Plan or, to the Knowledge of Ghost Lifestyle, any PEO Plan that would result in material liability to any of the Target Companies.
Section 3.19Environmental Matters. Except as set forth on Schedule 3.19:

(a)The Target Companies are and, for the past five years, have been in material compliance with Environmental Requirements and the Company does not anticipate that any pending Environmental Requirements will require material changes or limitations on the activities and operations of the Target Companies.
(b)The Target Companies possess and, for the past five years, have possessed, all material Governmental Authorizations required pursuant to Environmental Requirements. The Target Companies are, and for the past five years, have been in compliance with all such Governmental Authorizations in all material respects.
(c)The Target Companies’ actions have not caused a release of Hazardous Materials on the Leased Real Property or any other property, except for such releases that would not reasonably be expected to have a Material Adverse Effect and there has been no release of or exposure to any Hazardous Materials on or from any property currently, or to the Knowledge of Ghost Lifestyle, formerly owned, leased or operated by the Target Companies, that would reasonably be expected to result in material Liability or a requirement for notification, investigation or remediation by any Target Company under any Environmental Requirements.
(d)No Target Company has received any written notice alleging material noncompliance by the Target Companies with respect to any Environmental Requirements, and there is no proceeding or information request pending or, to the Knowledge of Ghost Lifestyle, threatened against the Target Companies either pursuant to Environmental Requirements or arising from the release or presence of or exposure to Hazardous Materials.
(e)No Target Company is a party to any Order pursuant to Environmental Requirements which imposes ongoing obligations on a Target Company, and no Liens pursuant to Environmental Requirements are imposed on the Leased Real Property, and to the Knowledge of Ghost Lifestyle, no such Order or Liens have been threatened against any Target Company.
(f)None of the Target Companies or any of their ERISA Affiliates maintains, sponsors, contributes to or has any liability with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, including any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA).
(g)The Target Companies have delivered to the Buyer all material written reports, including Phase I environmental site assessment reports and Phase II reports, and environmental compliance audits each in the possession, control or custody of the Target Companies related to environmental, health or safety matters or Hazardous Materials and any material documents related to any pending or threatened proceeding involving the Leased Real Property or the Target Companies.
(h)None of the inventory (whether raw materials, work-in-process or finished goods) of any Target Company is affected by any environmental condition, and there has been no activity or failure to take any action by any Target Company, in each case that would reasonably be expected to result in Liability under any Environmental Requirements.
Section 3.20Affiliate Transactions. Except as set forth on Schedule 3.20, no equityholder, director, officer or Affiliate of any of the Target Companies, nor to Ghost Lifestyle’s Knowledge, any immediate family member of any equityholder, director, officer or Affiliate of any of the Target Companies, nor any trust, partnership or corporation in which any equityholder, director, officer or Affiliate of any of the Target Companies holds any material interest (collectively, “Ghost Related Parties”) (a) is party to any Material Contract or provides any material services to the Target Companies (in each case, except solely in such Person’s capacity as a director, officer or employee, as applicable) or any material interest in any Assets, (b) has any material interest in any material supplier, customer, lessor, lessee or competitor of the

Target Companies, in each case to the Knowledge of Ghost Lifestyle, or (c) has borrowed money from or loaned money to any Target Company that is currently outstanding (any such Contract or arrangement set forth on or required to be set forth on Schedule 3.20, a “Related Party Arrangement”). No Ghost Related Party has brought or threatened to bring any Action against any Target Company. Except as set forth on Schedule 6.12, all Related Party Arrangements will be terminated at or prior to the Closing, without any further force or effect or survival of any provision thereunder and without any cost, expense, liability or obligation thereunder to Buyer or its Affiliates following the Closing (including, post-Closing, the Target Companies).
Section 3.21No Undisclosed Liabilities. None of the Target Companies has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, determined or determinable, or otherwise, on or off-balance sheet, and whether arising in the past, present or future (collectively, “Liabilities”), except (a) as specifically set forth on, or adequately reserved against in, the Financial Statements as of the Reference Balance Sheet Date, (b) incurred in the Ordinary Course of Business subsequent to the Reference Balance Sheet Date (other than any breach of agreement, violation of applicable Law or tort claims which are, in each case, not material in amount), (c) as set forth on Schedule 3.21, or (d) as would not be, individually or in the aggregate, material in amount.
Section 3.22Customers and Suppliers. Schedule 3.22 contains a list of (a) the 25 largest customers (including, as indicated on Schedule 3.22, distributors) (based on gross sales) of all of Target Companies taken together as of each of (x) the 12 month period ended on August 30, 2024 and (y) the 12 month period ended on August 31, 2023, and (b) the 25 largest suppliers (including, as indicated on Schedule 3.22, co-manufacturers and co-packagers) (based on gross expenditures) of all of Target Companies taken together as of each of (x) the 12 month period ended on August 30, 2024 and (y) the 12 month period ended on August 31, 2023. To the Knowledge of Ghost Lifestyle, none of the Target Companies has received any notification that any of the customers or suppliers identified on Schedule 3.22 has any dispute with any Target Company or will materially cease doing business with the Target Companies, in each case, other than with respect to projects or Contracts that have ended or will end by their terms or otherwise in the Ordinary Course of Business.
Section 3.23Product Liability; Product Warranty. Except as set forth on Schedule 3.23, since the Look-Back Date: (a) none of the Target Companies are a party to any Action, and, to the Knowledge of Ghost Lifestyle, there is not any threatened Action, relating to alleged defects in any Products or the failure of any Products to meet the warranty specifications applicable thereto or for any product returns, product liability or warranty obligations relating to any Products; (b) there are no pending, or to the Knowledge of Ghost Lifestyle, threatened recalls for any Products; (c) the Products are in compliance in all material respects with applicable Law; (d) there have not been any material defects or deficiencies or any claimed material defects or deficiencies in any Products that could reasonably be expected to result in an individual Action or collective class action claim relating to the Products; (e) to the Knowledge of Ghost Lifestyle, none of the Products designed, manufactured, packaged, labeled, shipped or sold has been subject to, or is subject to, any recall mandated by any Governmental Authority or demanded in writing by any customer set forth on Schedule 3.22; (f) none of the Products has been subject to, or is subject to, any investigation by any Governmental Authority or demanded in writing by any customer set forth on Schedule 3.22, and no Target Company has received any communication related to any possible or threatened investigation relating to the Products; and (g) no Target Company has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to any of the Products and to the Knowledge of Ghost Lifestyle, there are no facts or circumstances that could cause any Governmental Authority to require, or any Target Company acting reasonably to voluntarily conduct, any recall, market withdrawal, replacement, relabeling or suspension of manufacturing, promotion, importation or sale of any of the Products. The Products have been marketed in material compliance with applicable Laws and none of the marketing and promotional materials used, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, materially false or misleading.
Section 3.24Inventory.
(a)Except as set forth on Schedule 3.24, all inventory of each applicable Target Company, whether reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business and in compliance with applicable Laws, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the applicable Target Company free and clear of all Liens, other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the applicable Target Company.
(b)Schedule 3.24(b) sets forth a list of universal product codes currently used by any Target Company in connection with the Products (the “Universal Product Codes”). No Target Company or, to the Knowledge of Ghost Lifestyle, other Person uses any such Universal Product Code in any business other than the business as conducted by the Target Companies. Each Target Company owns and controls each applicable Universal Product Code and has all necessary right, power and authority to use such Universal Product Codes and other related product identifiers in the business of the Target Companies.
Section 3.25Privacy and Data Security.
(a)The Target Companies, and the Processing of Personal Information by or on behalf of the Target Companies, comply, and have complied, in all material respects with all Privacy Laws, and all Contract obligations relating to the Processing of Personal Information and with each of the Target Companies’ policies, promises and statements, in each case, written and posted or otherwise made public, relating to the privacy or security of Personal Information (any such policies, promises or statements, individually or collectively, “Privacy Policies”) (such Privacy Laws, Contract obligations and Privacy Policies, collectively, “Privacy Requirements”). Copies of all current Privacy Policies posted by the Target Companies in connection with the conduct of the business of the Target Companies have been made available to Buyer.
(b)Since the Look-Back Date, there have been no Actions, whether from a Governmental Authority or any other Person, nor are any Actions pending or, to the Knowledge of Ghost Lifestyle, threatened by any Governmental Authority or any other Person, in each case, against any Target Company with respect to the Processing of Personal Information.
(c)The execution, delivery and performance of this Agreement complies with all applicable Privacy Requirements in all material respects and following the consummation of the transaction contemplated by this Agreement, Buyer will have substantially the same right to Process Personal Information currently Processed by the Target Companies as the Target Companies have immediately prior to the Closing.
(d)The IT Assets (i) are in good working order and condition and are sufficient for the operation of the business of the Target Companies as currently conducted, (ii) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access, disablement or erasure or otherwise adversely affect the functionality of the IT Assets and (iii) since the Look-Back Date have not materially malfunctioned or failed.

(e)The Target Companies have (i) taken commercially reasonable measures to protect the integrity, physical and electronic security and continuous operation of the IT Assets owned or controlled by the Target Companies and to protect the data (including Personal Information and Trade Secrets) stored thereon or Processed thereby against unauthorized access, theft, disclosure, misuse or loss (including by implementing and maintaining, and monitoring compliance with, organizational, physical and technical measures that are materially compliant with all applicable Privacy Requirements) and (ii) implemented and maintained commercially reasonable disaster recovery plans, procedures, backup equipment and facilities of a scope consistent with customary industry practice and materially compliant with all applicable Privacy Requirements and, as applicable, have taken reasonable steps to implement such plans and procedures. There have been no material misuse, unauthorized intrusion or breaches of the security of the IT Assets, nor any loss, theft or unauthorized access, use, disclosure or modification of, corruption to or the rendering unavailable or inaccessible (including through a ransomware attack) of any data (including Personal Information or Trade Secrets) maintained, owned or Processed by or on behalf of the Target Companies (collectively, “Security Incidents”), and no disclosure of any such Security Incident has been or was legally required to have been made by any of the Target Companies under any applicable Privacy Requirements to any Governmental Authority or Person.
(f)The Target Companies have addressed all “critical”, “high” and any other material risks, threats and deficiencies identified in any cybersecurity or information security risk audit, assessment or penetration testing carried out by or for the Target Companies.
(g)The Target Companies have not entered into any Contract to provide Personal Information to any Person, other than to third party service providers or data processors, in each case, subject to appropriate data processing agreements or addendums.
Section 3.26No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, THE JOINDERS OR ARTICLE III OF THE GHOST BEVERAGES MERGER AGREEMENT, NEITHER THE TARGET COMPANIES, THE SELLER PARTIES NOR ANY OTHER PERSON ACTING ON BEHALF OF THE TARGET COMPANIES OR THE SELLER PARTIES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER OR GHOST LIFESTYLE MERGER SUB, EXPRESS OR IMPLIED. GHOST LIFESTYLE AND EACH SELLER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV AND IN ARTICLE IV OF THE GHOST BEVERAGES MERGER AGREEMENT, NONE OF BUYER, GHOST LIFESTYLE MERGER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER OR GHOST LIFESTYLE MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE PARTIES, EXPRESS OR IMPLIED.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND GHOST LIFESTYLE MERGER SUB
As a material inducement to Ghost Lifestyle to enter into and perform its obligations under this Agreement, each of Buyer and Ghost Lifestyle Merger Sub represents and warrants to Ghost Lifestyle, as follows:
Section 4.01Organization of Buyer and Ghost Lifestyle Merger Sub. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Ghost Lifestyle Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02Authorization of Transaction; Binding Effect.
(a)Each of Buyer and Ghost Lifestyle Merger Sub has full organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party by each of Buyer and Ghost Lifestyle Merger Sub and the performance by each of Buyer and Ghost Lifestyle Merger Sub of its obligations hereunder and thereunder have been duly authorized by all requisite organizational action.
(b)This Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party have been duly executed and delivered by Buyer and Ghost Lifestyle Merger Sub and, assuming due authorization and execution by the other parties hereto and thereto, constitute the valid and legally binding obligation of Buyer and Ghost Lifestyle Merger Sub, enforceable in accordance with their terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).
Section 4.03Noncontravention. Except for the HSR Clearance, neither the execution and the delivery of this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any provision of the organizational documents of Buyer or Ghost Lifestyle Merger Sub, (b) assuming compliance by Ghost Lifestyle (and applicable Seller Parties) with Section 3.03, violate any Law or other restriction of any Governmental Authority to which Buyer or Ghost Lifestyle Merger Sub is subject or (c) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Buyer or Ghost Lifestyle Merger Sub is a party or by which its assets are bound, except, in each case of the foregoing (a)-(c), as would not have a material adverse effect on the ability of Buyer and/or Ghost Lifestyle Merger Sub to consummate the Transactions. Except for the HSR Clearance, the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party by Buyer and Ghost Lifestyle Merger Sub do not require any consent or approval of any Governmental Authority.
Section 4.04Broker’s Fees. Except for the fees and expenses of Bank of America N.A., neither Buyer nor Ghost Lifestyle Merger Sub has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which the Target Companies (prior to the Closing), or the Sellers could become liable or obligated.
Section 4.05Sufficiency of Funds. Buyer will have at Closing sufficient cash to enable Buyer to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party to pay all of Buyer’s and Ghost Lifestyle Merger Sub’s related fees and expenses to the extent required under this Agreement. In no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing be a condition to Buyer’s or Ghost Lifestyle Merger Sub’s obligation to consummate the Transactions. Buyer and Ghost Lifestyle Merger Sub are solvent on the date hereof, will not be rendered insolvent by performance of their obligations under this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party and the transactions contemplated hereby and thereby, will not be undercapitalized upon consummation of this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party and the transactions contemplated hereby and thereby, and will not, as a result of the consummation of this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party and the transactions contemplated hereby and thereby, incur debts beyond their ability to pay as such debts mature.

Section 4.06Litigation. As of the date hereof, there are no Actions pending or, to Buyer’s or Ghost Lifestyle Merger Sub’s knowledge, threatened against or affecting Buyer or Ghost Lifestyle Merger Sub, at Law or in equity, or before or by any Governmental Authority, that are reasonably likely to prohibit or restrain in a material respect Buyer’s or Ghost Lifestyle Merger Sub’s performance under this Agreement or the Ancillary Agreements or the consummation of the Transactions.
Section 4.07Investment Intent; Restricted Securities. Buyer is purchasing the equity interests in Ghost Lifestyle acquired hereunder solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the equity interests in Ghost Lifestyle acquired hereunder. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer understands and acknowledges that (a) none of the equity interests in Ghost Lifestyle acquired hereunder have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) none of the equity interests in Ghost Lifestyle acquired hereunder is traded or tradable on any securities exchange or over-the-counter and (c) the equity interests in Ghost Lifestyle may not be sold, transferred, offered for sale, or otherwise disposed of unless such sale, transfer, offer or other disposition is registered under the Securities Act or any state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act or any state or foreign securities Laws.
Section 4.08Inspection; No Other Representations. Each of Buyer and Ghost Lifestyle Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer and/or Ghost Lifestyle Merger Sub are a party and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, each of Buyer and Ghost Lifestyle Merger Sub acknowledges that none of the Target Companies, the Seller Parties or the Sellers’ Representative makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer or Ghost Lifestyle Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Target Companies, or the future business and operations of the Target Companies or (b) any other information or documents made available to Buyer, Ghost Lifestyle Merger Sub or their respective counsel, accountants or advisors with respect to the Target Companies or their business, assets, liabilities or operations, in each case, except as expressly set forth in this Agreement.
Section 4.09No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV AND ARTICLE IV OF THE GHOST BEVERAGES MERGER AGREEMENT, NONE OF BUYER, GHOST LIFESTYLE MERGER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER OR GHOST LIFESTYLE MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE PARTIES, EXPRESS OR IMPLIED. BUYER AND GHOST LIFESTLYE MERGER SUB EACH ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III, THE JOINDERS, OR ARTICLE III OF THE GHOST BEVERAGES MERGER AGEEMENT, NEITHER THE TARGET COMPANIES, THE SELLER PARTIES NOR ANY OTHER PERSON ACTING ON BEHALF OF THE TARGET COMPANIES OR THE SELER PARTIES MAKES ANY REPRESENTATION OR WARRANTY TO THE PARTIES, EXPRESS OR IMPLIED.

ARTICLE V

PRE-CLOSING COVENANTS
Section 5.01Operation of Business.
(a)From the date of the Original CMA until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 8.01 (the “Interim Period”), except as set forth on Schedule 5.01, otherwise expressly required by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, Ghost Lifestyle shall not, and shall cause the Target Companies not to, take any action of the type that, if taken after the Reference Balance Sheet Date and prior to the date hereof, would have been required to be disclosed on Schedule 3.08(b) (other than Schedule 3.08(b)(iii)).
(b)During the Interim Period, except as otherwise expressly required by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, Ghost Lifestyle shall, and shall cause the Target Companies to, conduct their respective businesses in the Ordinary Course of Business in all material respects and use reasonable best efforts to maintain and preserve their business and material assets and current organization and to preserve the rights, franchises, goodwill and relationships with employees, customers, lenders, suppliers, distributors, licensors, licensees, regulators and others having material business relations with any Target Company and maintain and preserve any real property and tangible personal property in good operating condition, subject to normal wear and tear, and in a manner adequate for the uses to which they are currently being put; provided, that subject to the Target Companies’ compliance with their other covenants in this Section 5.01, the Target Companies will not be deemed to have breached its obligation to operate in the Ordinary Course of Business pursuant to this Section 5.01(b) solely by virtue of and to the extent of actions taken solely by third parties, including customers, vendors and other business relations of the Target Companies.
Section 5.02Notices and Consents
(a)During the Interim Period, subject to the terms and conditions of this Agreement, each Party shall cooperate fully with the other Parties and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Transactions, including by (i) obtaining (and cooperating with the other Parties in obtaining) any Governmental Authorizations required to be obtained in connection with the Transactions including HSR Clearance, and making any and all registrations, notifications, and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority; (ii) promptly (and in the case of any filing under the HSR Act in no event later than two Business Days after the date hereof) make, or cause to be made, all filings as required and request early termination of the applicable waiting period under the HSR Act, and thereafter, as promptly as practicable, comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates with respect to this Agreement under the HSR Act or required under any other applicable Law; and (iii) executing any certificates, instruments or other documents that are necessary to consummate and make effective the Transactions and to fully carry out the purposes and intent of this Agreement.
(b)During the Interim Period, Buyer, on the one hand, and Sellers’ Representative and Ghost Lifestyle, on the other hand, will keep each other reasonably apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining the requisite Governmental Authorizations, including to the extent reasonably practicable and unless otherwise prohibited by Law or the applicable Governmental Authority: (i) cooperating with the other Party in connection with filings under the HSR Act, including, with respect to the Party making a filing, (A) providing copies of all submissions (except the HSR Notification and Report Form) to the non-filing Party and its advisors prior to submission and (B) if requested, considering in good faith all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application, notification, or other filing to be made pursuant to any Antitrust Law in connection with the Transactions; (iii) reasonably promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Authority with respect to the Transactions; (iv) permitting the other Party to review in advance and considering in good faith the views of one another in connection with any proposed substantive communication with any Governmental Authority in connection with Actions under or relating to any Antitrust Law; (v) to the extent reasonably practicable, not participating in any substantive meeting or discussion with any Governmental Authority in connection with Actions under or relating to any Antitrust Law unless it consults with the other Party in advance, and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with Actions under or relating to any Antitrust Law; provided that any documents containing competitively sensitive information required to be shared under this Section 5.02(b) may be shared only with outside legal counsel to the other Party; provided, further that such documents may be redacted before being provided to the other Party as necessary to address reasonable privilege concerns. If either Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transactions, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as practicably possible and after consultation with the other Party, an appropriate response in full compliance with such request. Buyer will advise Sellers’ Representative and Ghost Lifestyle of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Authority in connection with the Transactions prior to making any such proposal to a Governmental Authority, and will consider in good faith the Sellers’ Representative’s views regarding such understanding, undertaking or agreement prior to making any such proposal. Notwithstanding anything to the contrary herein, Buyer shall have the right to (x) direct, devise and implement all matters (including with respect to process, strategy and communications) with any Governmental Authority, including the strategy for obtaining the requisite Governmental Authorizations, (y) lead all meetings and communications (including any negotiations) with, any Governmental Authority and (z) control the defense and settlement of any Action brought by or before any Governmental Authority or any other Person; provided, that Buyer shall consult and reasonably cooperate with Sellers’ Representative, and consider in good faith the views of Sellers’ Representative, in connection with the foregoing.
(c)Notwithstanding anything to the contrary in this Agreement, including any provision of this Section 5.02, none of Buyer or any of its Affiliates shall be required in connection with this Agreement, the Ancillary Agreements, the Transactions or otherwise, to negotiate or effect (by consent agreement or order, hold separate arrangement, undertaking or otherwise), the divestiture of any assets, businesses, interests, or entities, or any form of behavioral remedy or to defend any Action seeking to challenge this Agreement or the Transactions. The “reasonable best efforts” of the Seller Parties and the Sellers’ Representative shall not require any Seller Party, the Sellers’ Representative, the Target Companies or any of their respective Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the Transactions or to provide financing to Buyer for consummation of the Transactions.

(d)All filing fees with any Governmental Authority under the HSR Act and any other applicable Antitrust Laws, together with any other fees payable to a Governmental Authority in connection with the Transactions, shall be borne by the Buyer.
Section 5.03Access. During the Interim Period, the Sellers’ Representative and Ghost Lifestyle shall, and shall cause the Target Companies to, permit Buyer and its Representatives (including financial and legal representatives) to have reasonable access (including for the purpose of examining and copying) at Buyer’s expense, during normal business hours and upon reasonable advance notice, and in a manner so as not to unreasonably interfere with the normal business operations of the Target Companies, to the properties, personnel (including officers and employees), Representatives (including financial and accounting representatives), information technology systems (including net suite), financial, legal and operational information, and books and records of the Target Companies; provided, however, that the foregoing shall not apply to the extent that such access would (a) reasonably be expected to result in competitive harm to the Target Companies if the Transactions were not consummated (provided, however, that such information shall be provided to Buyer through a restricted clean team substantially similar to the manner in which competitively sensitive information regarding the Target Companies was provided to Buyer prior to the date hereof), (b) violate the maintenance of attorney client or other legal privileges or doctrines, (c) conflict with any confidentiality obligations to which a Target Company, a Seller or any of their Affiliates is bound, or (d) be in violation of applicable Laws imposed by any Governmental Authority; provided further, that the Sellers’ Representative shall, in each case provide, Buyer with notice that such information is being withheld and the reason therefor and use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access that would not waive privilege or violate applicable Laws or confidentiality obligations, as applicable.
Section 5.04Contact with Customers, Suppliers and Employees. During the Interim Period, each Party shall not, and shall not authorize its Affiliates and its and their respective Representatives to, contact or communicate with the customers, suppliers or employees of any Target Company, on the one hand, and of Buyer and its Affiliates, on the other hand, solely with respect to the Transactions without the prior written consent of the Sellers’ Representative (with respect to the Target Companies) and Buyer (with respect to Buyer and its Affiliates), such consent, in each case, not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, the foregoing will not limit the ability of a Party and its Affiliates and its and their respective Representatives to contact or communicate with any Person to the extent such contact or communication is unrelated to the Transactions.
Section 5.05No Solicitation of Transactions. During the Interim Period, none of Ghost Lifestyle, Sellers’ Representative, nor any Seller Party shall, nor shall any of the foregoing authorize or permit any of their respective Affiliates or Representatives to, and shall cause the Target Companies not to, directly or indirectly, initiate, solicit, facilitate, continue inquiries, or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other agreement or instrument with any Person other than Buyer or its Affiliates, or provide any information or access to any Target Company properties, books, records or employees to any Person other than Buyer and its Affiliates or Representatives, in each case, with respect to a sale of all or substantially all of the assets of any Target Company, or a merger, consolidation, business combination, sale of any equity interests of the any Target Company, or the liquidation, winding-up, dissolution, recapitalization or similar extraordinary transaction with respect to any Target Company or any other similar transaction or series of transactions to the foregoing (each, an “Alternative Transaction”) or that would reasonably be expected to lead to an Alternative Transaction. Immediately following the execution of this Agreement, each of Ghost Lifestyle, Sellers’ Representative, and each Seller Party shall, and shall cause its respective Affiliates (including the Target Companies and other Sellers) and Representatives to, cease and cause to be terminated all existing discussions or negotiations with any Persons (other than Buyer and its Affiliates and Representatives) conducted heretofore with respect to an Alternative Transaction and shall promptly notify Buyer in writing after receipt thereof by it, the Target Companies, any Seller or any of their respective Affiliates or Representatives, of any offer, inquiry or proposal from any Person regarding an Alternative Transaction or request for information or access that would constitute a violation of this Section 5.05, if provided, such written notice to include the material terms thereof and the identity of the Person making such offer, inquiry, proposal or request; provided, that Ghost Lifestyle shall not be required to disclose to Buyer the material terms of such offer, inquiry or proposal or the identity of such third party pursuant to this sentence to the extent that doing so would constitute a breach of any binding confidentiality agreement to which Ghost Lifestyle is a party as of the date hereof.
Section 5.06Payoff Letters; Termination of Security Interests.
(a)Ghost Lifestyle shall, no later than three Business Days prior to the Closing Date, obtain and deliver to Buyer:
(i)a draft payoff letter in form and substance reasonably satisfactory to Buyer, from each creditor with respect to the Indebtedness identified on Schedule 5.06, which payoff letter shall (A) indicate the aggregate amount required to be paid to such creditor on the Closing Date (including the outstanding principal amount, accrued and unpaid interest and any premium, penalty, prepayment fee, expense, breakage cost or other payment required to be made with respect to such Indebtedness, other than contingent obligations for which no claim has been made) in order to fully discharge all payment obligations (other than contingent obligations for which no claim has been made) with respect to such Indebtedness, and provide wire transfer information for such payment, (B) state that upon receipt of the amount described in the foregoing clause (A), the instruments evidencing such Indebtedness shall be terminated (with customary savings provisions for indemnification and other provisions that survive termination) and (C) state that all Liens and all guarantees in connection therewith relating to the assets and properties of the Target Companies securing such Indebtedness, if any, shall be, upon receipt of the payment of the amount described in the foregoing clause (A) on the Closing Date, released and terminated (each such payoff letter, a “Payoff Letter”); provided, that any creditor’s insistence or requirement of a lender “release” or similar provision shall not constitute, in whole or in part, a basis on which to determine a payoff letter unsatisfactory for purposes of this (a).
(ii)forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or the United States Copyright Office in connection with any Indebtedness referred to in the foregoing clause (i), if any.
(b)Ghost Lifestyle shall use commercially reasonable efforts to, prior to Closing, (i) obtain UCC-3 termination statements, each in a form reasonably acceptable to Buyer, with the Nevada Secretary of State, evidencing the release of the security interests in favor of Raymond Leasing Corporation and De Lage Landen Financial Services, Inc. in the assets of the Target Companies and (ii) deliver copies of the filed UCC-3 termination statements to the Buyer as soon as available.

ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01General Efforts; Further Assurances.
(a)In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party.
(b)Without limitation to the foregoing, during the Interim Period, (i) Ghost Lifestyle shall reasonably cooperate with Buyer to implement processes and controls as reasonably requested by Buyer to ensure that as of the Closing, the Target Companies can timely and accurately prepare financial reports and comply with the financial reporting processes, controls and policies of Buyer, (ii) [***], and (iii) separate and apart from the obligations set forth in Section 5.02, each Party shall use, and cause its Subsidiaries to use, reasonable best efforts to (and reasonably cooperate with each other in good faith to) take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable under this Agreement or any Ancillary Agreement to consummate the Transactions as promptly as reasonably practicable after the date of this Agreement, including (x) at the request of Buyer, obtaining from any applicable counterparty the Third-Party Consents set forth on Schedule 6.02(b) (or any other Third-Party Consent as mutually agreed upon by Buyer and the Sellers’ Representative, with such agreement to not be unreasonably withheld, conditioned or delayed); provided that the foregoing shall not require any Party to make any payment of a consent fee or other consideration (including increased or accelerated payments) or concede anything of value, and (y) satisfying all of the conditions to Closing set forth herein and obtaining items required to be delivered pursuant to Section 2.03.
(c)Promptly following the date hereof, Buyer and the Sellers’ Representative shall negotiate in good faith to determine an amount of Cash to be distributed by Ghost Lifestyle to its members prior to the Closing.
Section 6.02Press Releases. The initial press release with respect to this Agreement, the Ancillary Agreements and the Transactions shall be a joint release in a form to be mutually agreed by Buyer and the Sellers’ Representative prior to the date hereof. Thereafter, except in connection with any court process or to the extent required by applicable Law, or the rules of any applicable securities exchange (and then, in each case, only after as much advance notice and consultation as is reasonably feasible has been provided), the Parties shall not, directly or indirectly, issue any press release or public announcement of any kind concerning this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of Buyer, on the on hand, and the Sellers’ Representative, on the other hand (other than any press release or public disclosure that is consistent with previous press releases or public disclosures made by the Parties in compliance with this Section 6.02). Notwithstanding the foregoing, on and after the Closing Date, the Sellers shall be permitted to disclose (a) to its direct and indirect current and prospective members and equityholders (who may disclose to their direct and indirect investors) the fact that the Closing has occurred and the consideration paid hereunder, in the ordinary course of each Seller’s business and subject to customary confidentiality obligations, and (b) on its websites and in its marketing materials the fact of the sale of the Target Companies to Buyer, so long as in the case of both the foregoing (a) and (b), (i) no price information (other than as expressly permitted in the foregoing (a)), (ii) no logos of the Target Companies or Buyer or their Affiliates, and (iii) no further disclosure or commentary is provided in connection therewith.

Section 6.03Confidentiality. From the date hereof until the Closing, the Parties shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. The Confidentiality Agreement shall terminate automatically and be of no further or effect upon the Closing without further action of any Party.
Section 6.04Employee Matters.
(a)[***].
(b)For all purposes of eligibility to participate, vesting and level of benefits (but not for benefit accrual, early retirement eligibility or early retirement subsidies) under the employee benefit plans, programs and arrangements established or maintained by Buyer or its Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “Buyer Plans”), Buyer shall use commercially reasonable efforts to credit each Continuing Employee with the amounts of service credit that are no less than was credited by Ghost Lifestyle and its Affiliates as of the Closing to such Continuing Employee under similar or comparable Employee Benefit Plans; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit.
(c)To the extent Buyer elects to provide coverage under an applicable Buyer Plan to replace coverage under a similar or comparable Employee Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing (such Employee Benefit Plans, the “Previous Benefit Plans”), Buyer shall use commercially reasonable efforts to ensure that each Continuing Employee (and their eligible dependents) is immediately eligible to participate without any waiting period or other similar eligibility requirement, in any and all such Buyer Plans.
(d)[***].
(e)The provisions of this Section 6.04 are for the sole benefit of the Parties to this Agreement (other than any Seller who is a Continuing Employee (the “Excluded Sellers”)) and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of Ghost Lifestyle or its Subsidiaries), other than the Parties (other than an Excluded Seller) and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.04) under or by reason of any provision of this Agreement. Nothing in this Section 6.04 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Employee Benefit Plan, Buyer Plan or any other employee benefit or compensation plan, program, agreement or other arrangement. Each Excluded Seller hereby expressly acknowledges and agrees that the provisions in this Section 6.04(e) do not confer any rights or remedies whatsoever, including third party beneficiary rights, on such Excluded Seller, and are not enforceable by the Excluded Sellers.
(f)Prior to the Closing Date, Seller shall: (i) use commercially reasonable efforts to obtain from any Person who (A) would reasonably be considered a “disqualified individual” (as defined in Section 280G of the Code) with respect to any Target Company and (B) has a right or potential right to receive any payments and/or benefits in connection with the Transactions that could reasonably be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, to the extent necessary so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, the “Waived 280G Benefits”); and (ii) for all such obtained waivers, submit for approval by the applicable Target

Company equityholders that are entitled to vote on such matters the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than seven Business Days before the Closing Date, Seller shall provide to Buyer or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process.  Prior to the Closing Date, Seller shall deliver to Buyer evidence that (1) a vote of the applicable Target Company equityholders was obtained in conformance with Section 280G of the Code and the regulations thereunder, or (2) such requisite Target Company equityholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be retained, paid or provided.
Section 6.05Provision Respecting Representation of the Sellers. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, equityholders, officers, employees and Affiliates, that Winston & Strawn LLP served as counsel to the Target Companies and may serve as counsel to one or more of the Sellers in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Winston & Strawn LLP (or any of its successors) may serve as counsel to one or more of the Sellers in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation of the Target Companies, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Buyer further agrees that, as to all communications among Winston & Strawn LLP, the Target Companies or the Sellers that relate to the Transactions, the attorney or solicitor-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer, Ghost Lifestyle Merger Sub or the Target Companies; provided that the foregoing limitation shall not apply solely to the extent such communication in the possession of the Target Companies reflects or demonstrates Knowledge and/or specific intent of the Target Companies or any Seller or Representative thereof in connection with Fraud. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, Ghost Lifestyle Merger Sub or the Target Companies and a third party other than a party to this Agreement after the Closing, the Target Companies may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by Winston & Strawn LLP to such third party; provided, however, that the Target Companies may not waive such privilege without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed).
Section 6.06Directors’ and Officers’ Indemnification.
(a)From and after the Closing for a period of six (6) years, unless otherwise required by applicable Law, Buyer shall not, and shall cause the Target Companies and their respective Affiliates to not, amend, repeal or otherwise modify the indemnification provisions of any Target Company Organizational Document, as in effect on the date of this Agreement in any manner that would adversely affect the rights thereunder in any material respect of individuals who, on or prior to, the Closing were managers, directors or officers of the Target Companies (the “D&O Indemnitees”) for any acts or omissions occurring at or prior to the Closing (the “D&O Claims”), which provisions shall continue in full force and effect in accordance with their terms. From and after the Closing, the Target Companies shall indemnify the D&O Indemnitees to the extent required under such indemnification provisions of the applicable Target Company Organizational Document for the D&O Claims.
(b)At or prior to the Closing, Buyer shall purchase (or Ghost Lifestyle shall purchase at the request of Buyer) a “tail” insurance policy (“D&O Insurance”) covering D&O Claims with respect to the D&O Indemnitees for a coverage period of six (6) years after the Closing Date, on terms with respect to such coverage and amounts no less favorable than those of such a comparable policy in effect on the date of this Agreement; provided however that the annual premium for such “tail” policy shall not exceed 250% of the annual premium for such comparable policy as of the date of this Agreement.
Section 6.07Post-Closing Record Retention and Access. For a period of six (6) years following the Closing, Buyer shall, and shall cause the Target Companies to, provide the Seller Parties and their respective authorized Representatives with reasonable access for the purpose of examining and copying at such Seller Party’s expense, during normal business hours and upon reasonable advance notice, to any books and records and other materials relating to periods prior to the Closing Date in connection with (a) investigating, settling, preparing for the defense or prosecution of any Action (other than, without limiting any right to discovery, any Action between Sellers’ Representative and Sellers, on the one hand, and Buyer or any of its Affiliates (including the Target Companies), on the other hand), (b) the preparation of any Tax Returns, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), or (c) compliance with the rules and regulations of the IRS the Securities and Exchange Commission or any other Governmental Authority; provided, however, that the foregoing shall not apply to the extent that such access (i) would reasonably be expected to result in competitive harm to Buyer or any of their Affiliates, (ii) would violate the maintenance of attorney client or other legal privileges or doctrines, (iii) would conflict with any confidentiality obligations to which Buyer or any of its Affiliates is bound or (iv) would be in violation of applicable Laws (including Privacy Laws) or limitations imposed by any Governmental Authority; provided further, that the Buyer shall, in each case provide, Sellers’ Representative with notice that such information is being withheld and the reason therefor and use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access that would not waive privilege or violate applicable Laws or confidentiality obligations, as applicable. Unless (x) otherwise consented to in writing by the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed), (y) required by applicable Law (including Privacy Laws) or contractual obligations to which Buyer or the Target Companies are bound, or (z) in accordance with Buyers’ and its Affiliates’ records retention or recordkeeping policies, Buyer shall not, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any such books and records and other materials of the Target Companies relating to periods prior to the Closing Date without first offering to surrender to the Sellers’ Representative such books and records and materials or such portions thereof.
Section 6.08Tax Matters.
(a)Tax Returns.
(i)Following the Closing, the Sellers’ Representative shall, at his own expense, prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Flow-Through Tax Returns for all Pre-Closing Tax Periods that are not filed on or before the Closing Date, and the Buyer shall cause each relevant Target Company to prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Flow-Through Tax Returns for each Straddle Period. Buyer and the Target Companies shall cooperate with the Sellers’ Representative in preparing and filing such Flow-Through Tax Returns, including providing records and information which are reasonably relevant to such Flow-Through Tax Returns, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided, and signing and delivering to the Sellers’ Representative for filing any Flow-Through Tax Returns prepared in accordance with this Section 6.08 that are required to be signed by Buyer or any Target Company. All Flow-Through Tax Returns shall be prepared in a manner consistent with the past practice of the Target Companies, except to the extent such past practice reflects a position that is not at least “more likely than not” correct on the merits, or as otherwise required by this Agreement or changes in facts. The Sellers’ Representative shall provide Buyer with drafts of any Flow-Through Tax Returns for all Pre-Closing Tax Periods no later than 30 days prior to the due date thereof (taking into account any valid extensions thereof) for Buyer’s review and comment. The Sellers’ Representative shall implement reasonable comments on such Flow-Through Tax Returns provided by Buyer to the Sellers’ Representative in writing no later than five (5) days before the due date of such draft Flow-Through Tax Returns (taking into account any valid extensions thereof), to the extent such comments are at least “more likely than not” correct on the merits. The Buyer shall provide Sellers’ Representative with drafts of any Flow-Through Tax Returns for all Straddle Periods no later than 30 days prior to the due date thereof (taking into account any valid extensions thereof) for Sellers’ Representative’s review and comment. Buyer shall implement reasonable comments on such Flow-Through Tax Returns provided by Sellers’ Representative to Buyer in writing no later than five (5) days before the due date of such draft Flow-Through Tax Returns (taking into account any valid extensions thereof), to the extent such comments are at least “more likely than not” correct on the merits.
(ii)The Sellers’ Representative shall make a valid election on each Flow-Through Tax Return of the applicable Target Companies classified for U.S. federal (and to the extent applicable, state and local) Income Tax purposes as partnerships for the Pre-Closing Tax Period or Straddle Period that includes the Closing Date under Section 754 of the Code (or any comparable provision of foreign, state, or local Law) for the tax year that includes or ends on the date of the Closing Date, and shall provide Buyer with drafts of any such elections for Buyer’s review, comment and approval. For avoidance of doubt, this Section 6.08(a) shall apply to any Flow-Through Tax Returns filed or issued with respect to any Pre-Closing Tax Period or Straddle Period of the Target Companies ending on or prior to the Closing Date.
(b)Straddle Period. For purposes of determining the amount of Taxes of the Target Companies taken into account for any purpose under this Agreement for a period that includes but does not end on the Closing Date (a “Straddle Period”), such Taxes shall be allocated according to the following methodology: (i) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Target Companies for a Straddle Period shall be allocated on a per diem basis between the pre- and post-Closing portion of such Straddle Period based on the number of days during the portion of the Straddle Period ending with and including the Closing Date and number of days during the portion of the Straddle Period commencing on the day after the Closing Date, and (ii) Taxes that are not Per Diem Taxes, including Income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Target Companies for a Straddle Period shall be allocated to the portion of the Straddle Period ending with and including the Closing Date as if such Tax period ended as of the end of the day on the Closing Date. For purposes of clause (ii) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Target Companies as of the Closing, provided, that exemptions, allowances, deductions or other items that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of the end of the day on the Closing Date and the period after the Closing Date in the same method as described in clause (i) for Per Diem Taxes.
(c)Transfer Taxes. All sales and transfer Taxes, recording charges and similar Taxes, fees or charges (including any interest, penalties or additions thereto, “Transfer Taxes”) imposed as a result of the payment of the Closing Consideration and the Buyer Contribution and Exchange, shall be borne and paid 50% by Buyer and 50% by the Sellers based on each such Seller’s Seller Percentage Allocation, and any Transfer Taxes imposed as a result of the LGND Sports Contribution and Exchange shall be paid by the LGND Sports Sellers. The Seller Parties and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith. If any Transfer Tax is not permitted to be paid by the Person responsible therefor pursuant to this Section 6.08(c), the Person responsible under applicable Law for paying such Transfer Tax shall pay such Transfer Tax, subject to reimbursement by the other Party or Parties, as applicable.
(d)Tax Elections; Buyer Closing Date Transactions. With respect to certain Tax matters, the Parties agree as follows:
(i)to the fullest extent permitted under applicable Law, each Target Company’s year-end shall end as of the end of the Closing Date; and the Buyer and Ghost Lifestyle further covenant that Ghost Lifestyle shall use the “interim closing method” and “calendar day convention” (in each case, as defined in Treasury Regulation Section 1.706-4) for determining allocations for purposes of Section 706 of the Code for any Straddle Period and comparable rules for Target Companies that are not partnerships;
(ii)to the extent the position is at least “more likely than not” correct on the merits, treat any Transaction Deductions paid or accrued on or before the Closing as deductible in a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date);
(iii)to the extent the position is at least “more likely than not” correct on the merits, properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f);
(iv)to treat any gains, income, deductions, losses, or other items realized by any Target Company for Income Tax purposes with respect to any Buyer Closing Date Transaction as occurring on the day immediately following the Closing Date; and
(v)Buyer shall not effect any Buyer Closing Date Transaction.
Unless otherwise required by applicable Law or a determination of a Governmental Authority, the Seller Parties and Buyer shall prepare and file all Tax Returns (and cause the Target Companies and each other applicable Affiliate to file all Tax Returns), including timely and properly making all agreed elections, consistently with the agreements set forth in this Section 6.08(d) and neither the Seller Parties nor Buyer shall take any position (and Buyer shall not allow any Target Company or any of its other Affiliates to take any position) on any Tax Return (or during the course of any audit or other Action with respect to any Taxes or Tax Returns) that is inconsistent with the agreements set forth in this Section 6.08(d) or any election made pursuant thereto; provided, that nothing herein shall require a Party to contest the decision of a Governmental Authority in court or administrative appeals proceedings or to appeal a court ruling to a court of higher instance.
(e)Tax Proceedings. The Parties agree that Buyer shall have the right to cause the Target Companies that are treated as partnerships for U.S. federal income tax purposes to make an election under Section 6226 of the Code (or, if applicable, any similar provision of state or local Law) with respect to any Pre-Closing Tax Period or Straddle Period. If a claim is made by any Governmental Authority in respect of a Flow-Through Tax Return of any of the Target Companies for a Pre-Closing Tax Period or Straddle Period, Buyer shall promptly and in any event no more than ten (10) days following Buyer’s receipt of such claim, give written notice to the Sellers’ Representative of such claim. With respect to any such Tax claim relating to a Flow-Through Tax Return for a Pre-Closing Tax Period or Straddle Period, the Sellers’ Representative shall have the right to participate in any such Tax claim at the Sellers’ expense (with the cost allocable to each Seller based on such Seller’s Seller Percentage Allocation). No

Tax claim for a Pre-Closing Tax Period for which the Sellers’ Representative is entitled to participate and which is reasonably expected to result in the imposition of more than a de minimis amount of Taxes owed by the Sellers may be settled without the written consent of Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed. Buyer, the Seller Parties, the Target Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax claim in accordance with this Section 6.08(e) and shall keep each other reasonably informed concerning the progress of proceedings related to Tax claims for Pre-Closing Tax Periods and Straddle Periods. For the avoidance of doubt, Buyer shall not, in connection with any such Tax claim or other proceeding, require Sellers to amend any Tax Returns pursuant to Section 6225(c)(2)(A) of the Code.
(f)Cooperation. Buyer, Merger Sub, the Target Companies, the Seller Parties and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 6.08, any audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 6.08. Such cooperation shall include the retention and (upon another Party’s request and cost) the provision of records and information which are reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(g)Seller Tax Matter. Except as otherwise required by applicable Law, as reasonably determined by Buyer, Buyer shall not, and shall not allow any Target Company to, (i) amend, file or re-file any Flow-Through Tax Return for a Pre-Closing Tax Period or Straddle Period, (ii) except to the extent necessary or appropriate to correct any position that is not at least “more likely than not” correct on the merits, initiate any disclosure to, or discussions with, any Governmental Authority regarding any Flow-Through Tax Returns relating to Income Taxes of any Target Company (or any of their Subsidiaries) for a Pre-Closing Tax Period or Straddle Period; provided, that in connection with any such disclosure or discussion, Buyer shall reasonably consult with Sellers’ Representative and consider Sellers’ Representative’s positions in good faith, or (iii) to the extent such action adversely affects the Taxes or Tax Returns of any Target Company, any of their Subsidiaries, or any direct or indirect owner of any such entity for any Pre-Closing Tax Period or Straddle Period, (1) file any ruling request with any Governmental Authority that relates to any Flow-Through Tax Return of any Target Company (or of any of their Subsidiaries) or (2) make or revoke an election on any Flow-Through Tax Return filed after the Closing Date, in each of clauses (i), (ii) or (iii) above, without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), to the extent such action would materially increase the amount of Taxes owed by the Sellers.
(h)Intended Tax Treatment; Allocation.
(i)Intended Tax Treatment. For U.S. federal (and, to the extent applicable, state and local) Income Tax purposes, the Parties intend to and agree to treat the transactions pursuant to and described in this Agreement as follows (the “Intended Tax Treatment”):
(A) the Ghost Beverages Merger as the purchase by Buyer of the Buyer Surviving Company Ownership Percentage (as such term is defined in the Ghost Beverages Merger Agreement) of the equity of Ghost Beverages from [***] (as such term is defined in the Ghost Beverages Merger Agreement) (in an amount equal to [***]’s Seller Percentage Allocation (as such term is defined in the Ghost Beverages Merger Agreement)) and LGND Beverage (in an amount equal to the Buyer Surviving Company Ownership Percentage minus [***]’s Seller Percentage Allocation (in each case, as such term is defined in the Ghost Beverages Merger Agreement)) in a transaction governed by Code Section 741;

(B)the LGND Beverage Distribution as a distribution within the meaning of Code Section 736;
(C)the LGND Sports Contribution and Exchange as an “assets over” merger within the meaning of Code Section 708 and the Treasury Regulations thereunder in which Ghost Lifestyle is the “resulting partnership” and LGND Sports terminates;
(D) the Buyer Contribution and Exchange, together with the LGND Beverage Contribution and Exchange, as an “assets over” merger within the meaning of Code Section 708 and the Treasury Regulations thereunder in which Ghost Beverages is the “resulting partnership” and Ghost Lifestyle terminates;
(E) the Ghost Lifestyle Merger as, in part, in part, a recapitalization of the equity of Ghost Lifestyle in which no gain or loss is recognized and in part, to the extent the Closing Consideration is a positive number, a purchase by Buyer of partnership interests of Ghost Lifestyle within the meaning of Code Section 741 and, to the extent the Closing Consideration is a negative number, a “disguised sale” of partnership interests of Ghost Beverages by Buyer to Ghost Lifestyle pursuant to Code Section 707 and related authority.
(F) any payment pursuant to the Mandatory Redemption (x) to the extent paid by Ghost Lifestyle (or a Person disregarded as separate from Ghost Lifestyle for U.S. federal income Tax purposes), as a distribution within the meaning of Code Section 736 and (y) to the extent paid by a Person other than Ghost Lifestyle (or a Person treated as disregarded from Ghost Lifestyle for U.S. federal income Tax purposes), as a purchase by such Person of partnership interests of Ghost Lifestyle within the meaning of Code Section 741; and
(G) the obligations of the Parties to effect the Mandatory Redemption as a part of the Parties’ contractual arrangement under this Agreement to which no value is ascribed or allocated (including, for the avoidance of doubt, in the Purchase Price Allocation Schedule) and which do not constitute a separate financial instrument or other asset of any kind.
The Parties agree not to take any position during the course of any audit or other proceeding inconsistent with the Intended Tax Treatment unless otherwise required by a determination of the applicable Governmental Authority; provided, that nothing herein shall require a Party to contest the decision of a Governmental Authority in court or administrative appeals proceedings or to appeal a court ruling to a court of higher instance.
(ii)Allocation. If Buyer is treated as purchasing equity of Ghost Lifestyle hereunder, then within 60 days of the final determination of Adjustment Amount, Buyer shall provide to the Sellers’ Representative a schedule allocating the purchase price (including the applicable liabilities of Ghost Lifestyle) among the assets of Ghost Lifestyle and its Subsidiaries (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and GAAP, to the maximum extent permitted under applicable Tax Law.
(iii)If within 30 days of receiving the Purchase Price Allocation Schedule, the Sellers’ Representative has not objected, the Purchase Price Allocation Schedule shall be final and binding. If within 30 days the Sellers’ Representative objects to the Purchase Price Allocation Schedule, the Sellers’ Representative and Buyer shall cooperate in good faith to resolve their differences, provided, that if after thirty (30) days, the Sellers’ Representative and Buyer are unable to agree, the Parties shall retain the Accounting Firm for resolution in the same manner in which disputes are handled pursuant to Section 2.05(b) (Post-Closing Adjustment); provided, further, that the fees, costs and expenses of the Accounting Firm shall be borne 50% by

Buyer and 50% by the Sellers (based on each such Seller’s Seller Percentage Allocation). The determination of the Accounting Firm shall be final and binding on all Parties. The Parties shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price. The Parties agree for all Tax reporting and financial accounting purposes to report the transactions in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Authority; provided, that nothing herein shall require a Party to contest the decision of a Governmental Authority in court or administrative appeals proceedings or to appeal a court ruling to a court of higher instance.
(iv)All Tax sharing agreements and arrangements between or among (A) any of the Target Companies, on the one hand, and (B) any of the Seller Parties or any of their respective Affiliates (other than the Target Companies), on the other hand shall be terminated effective as of the close of business on the Closing Date, and none of the Target Companies, the Seller Parties or any Affiliate thereof shall have any further rights or liabilities thereunder.
Section 6.09RWI Insurance Policy. As of the date hereof, Buyer has obtained a conditional binder from the RWI Provider in respect of the RWI Insurance Policy, which provides for customary terms and conditions, including, for the avoidance of doubt, (a) the RWI Provider expressly waiving, and agreeing not to pursue, directly or indirectly, any subrogation rights (except in the case of Fraud) against Sellers or the Target Companies with respect to any claim made by any insured thereunder (b) the RWI Provider expressly agreeing that Buyer and its Affiliates shall have no obligation to pursue any claim against the Target Companies in connection with any breach of representations and warranties, and (c) Sellers and the Target Companies being named as third party beneficiaries of the subrogation provisions therein. Prior to the Closing, Buyer will take all actions necessary to complete the conditions in the conditional binder within the times set forth therein such that the RWI Insurance Policy shall be issued as of the Closing and Sellers’ Representative, Sellers and the Target Companies shall provide Buyer and its Affiliates with such cooperation as is reasonably requested in relation to the foregoing. Buyer will not and will cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the RWI Insurance Policy in any manner inconsistent with the foregoing clauses (a) through (c) (including with respect to the waiver of subrogation set forth therein) or in any manner that would increase or expand the ability or rights of the insurer thereunder in any material respect to bring an Action against, or otherwise seek recourse from the Sellers; in each case, without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed). Buyer shall be responsible for the payment of any retention, premiums, brokers’ commissions, underwriting fees, and other costs and expenses pursuant to the RWI Insurance Policy. Sellers’ Representative, Sellers and the Target Companies shall deliver (or cause to be delivered) to Buyer or its designee electronic copies of the virtual data room (as of the Closing Date) maintained in connection with the Transactions as promptly as practicable as required by the express terms of the RWI Insurance Policy.
Section 6.10Master Distribution Agreement Termination Payment. Buyer covenants and agrees that it shall bear and pay (or pay Ghost Beverages so Ghost Beverages can pay) the [***], up to $250,000,000. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, such amount up to $250,000,000 shall not be factored in as Indebtedness, Transaction Expenses, or a current liability in Working Capital, but any amount in excess of $250,000,000 shall be treated as Indebtedness hereunder.
Section 6.11Pre-Closing Reorganization. Each of Sellers’ Representative, Seller Parties, and the Target Companies shall cause the transactions constituting the Pre-Closing Reorganization, to be consummated prior to the Closing, and shall share with Buyer any drafts of any documents or agreements to be entered into in connection therewith, with reasonable advance notice prior to the execution thereof, and shall consider in good faith any reasonable comments made by Buyer to such documents or agreements.
Section 6.12Terminated Agreements; Related Party Arrangements. Prior to the Closing and unless otherwise agreed in writing by Buyer or as set forth on Schedule 6.12, Ghost Lifestyle and any applicable Seller Party shall, and shall cause each relevant other party, as applicable, to take all actions necessary to terminate, or cause to be terminated, each Related Party Arrangement, effective as of immediately prior to Closing, without any further force or effect or survival of any provision thereunder and without any cost, expense, liability or obligation thereunder to Buyer or its Affiliates following the Closing (including the Target Companies), and shall at or prior to Closing, deliver written evidence to Buyer thereof.
Section 6.13Resignations. Ghost Lifestyle shall use its reasonable best efforts to obtain resignation and release letter from any officers, directors or managers of the Target Companies (and if any such officer, director or manager is a Seller Party or controlled Affiliate thereof, then such Seller Party shall deliver such resignation and release letter) in the form attached hereto as Exhibit I and shall deliver any such resignation and release letters that are obtained to Buyer at or prior to the Closing.
Section 6.14Financial Statements.
(a)As soon as available, but in any event within 90 days after the end of each fiscal year prior to the Closing, on an as-reported basis, Ghost Lifestyle shall deliver, or cause to be delivered, to Buyer the audited consolidated balance sheet of Ghost Lifestyle and Ghost Beverages as the end of such fiscal year and the related statement of income for the fiscal year ended on such date, which financial statements shall be prepared in a manner consistent with the Audited Financial Statements;
(b)As soon as available, but in any event within 45 days after the end of each fiscal quarter prior to the Closing, on an as-reported basis, Ghost Lifestyle shall deliver, or cause to be delivered, to Buyer the unaudited consolidated balance sheet of Ghost Lifestyle and Ghost Beverages as the end of such fiscal quarter and the related statement of income for the year to date and quarterly period ended on such date, which financial statements shall be prepared in a manner consistent with the Unaudited Financial Statements; and
(c)As soon as available, but in any event within 30 days after the end of each calendar month prior to the Closing, on an as-reported basis, Ghost Lifestyle shall deliver, or cause to be delivered, to Buyer the unaudited balance sheet of Ghost Lifestyle and Ghost Beverages as the end of such calendar month and the related statement of income for the calendar month ended on such date, which financial statements shall be prepared in a manner consistent with the Monthly Financials Statements.
Section 6.15Universal Product Codes. From and after the Closing, the Target Companies shall, at Buyer’s request, transfer the Universal Product Codes, including any GS1 prefixes and identifiers, to Buyer or one of Buyer’s Affiliates and take all appropriate steps to work with Buyer to facilitate the transition of the Universal Product Codes from and after the Closing, including submitting any necessary documentation, including prefix release letters, to GS1 or any other third party necessary to effectuate such a transfer.
Section 6.16Cybersecurity Matters. Ghost Lifestyle shall, and shall cause the Target Companies to, at the Buyer’s sole cost and expense, reasonably cooperate with Buyer and its Representatives so that a third party vendor selected by Buyer shall be able to perform (a) breach detection testing and compromise assessments and (b) configuration assessments, in each case, of the IT Assets, which may include “inside-out” and “outside-in” testing and be sufficiently comprehensive to identify all issues, risks, threats, deficiencies and vulnerabilities in or relating to the IT Assets, whether internal- or external-facing or Internet exposed, as well as to identify any prior or current Security Incident (collectively, the “Cybersecurity Assessment”); provided, that such reasonable cooperation shall include granting such third party vendor access to, and information concerning, the IT Assets as necessary for the Cybersecurity Assessment.
Section 6.17[***].
ARTICLE VII

CLOSING CONDITIONS
Section 7.01Conditions to Obligations of the Parties. The obligations of each Party to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction (or waiver in writing by Buyer and the Sellers’ Representative) of the following conditions as of the Closing:
(a)Anti-Competition Approval. The HSR Clearance has been received.
(b)Absence of Injunction. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other legally binding order of any nature issued by a Governmental Authority enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.
(c)Ghost Beverages Merger Closing. The Closing (as defined in each of the Ghost Beverages Merger Agreement) shall have been consummated, in each case in accordance with the terms thereof.
Section 7.02Conditions to Obligations of Buyer and Ghost Lifestyle Merger Sub. The obligations of Buyer and Ghost Lifestyle Merger Sub to consummate the Transactions are subject to satisfaction (or waiver in writing by Buyer) of the following conditions as of the Closing:
(a)Representations and Warranties. (i) Each of the Fundamental Representations of Ghost Lifestyle and the Seller Parties shall be true and correct in all respects on the date hereof and at and as of the Closing as though such representation or warranty was made at and as of the Closing, except with respect to Section 3.04, for failures to be so true and correct which are de minimis, and (ii) each of the other representations and warranties made by Ghost Lifestyle and the Seller Parties in this Agreement and the Joinders shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications contained therein) in all respects at and as of the date hereof and at and as of the Closing Date, except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct in all respects at and as of such specific date, in each case, except for any such failure to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Performance of Covenants. The Target Companies, Sellers’ Representative and the Seller Parties shall have performed and complied in all material respects with all of their respective covenants and agreements required to be performed or complied with by them under this Agreement, any Ancillary Agreement and any Joinder, as applicable, prior to the Closing Date.
(c)No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)Officer’s Certificate. Buyer shall have received a certificate executed by an officer of each of each Target Company and the Sellers’ Representative, dated as of the Closing Date, (i) stating that the closing conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied, and certifying as to (ii) an attached copy of the resolutions or consent of the Board of Managers of Ghost Lifestyle, authorizing and approving the execution, delivery and performance of, and the consummation of the Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded and (iii) the incumbency, authority and specimen signature of each officer of each Target Company executing this Agreement on behalf of each Target Company, as applicable.
(e)Deliveries. Each of Ghost Lifestyle, Sellers and the Sellers’ Representative shall have delivered or caused to be delivered each item required to be delivered by it pursuant to Section 2.03(b).
(f)Employment Arrangements / Restrictive Covenant Agreements. Each Key Employment Arrangement and Restrictive Covenant Agreement shall not have been repudiated or terminated and shall become effective as of the Closing Date.
(g)Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed.
Buyer may waive any condition specified in Section 7.01 or this Section 7.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 7.01 or this Section 7.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing (other than Section 7.02(b) for purposes of ARTICLE IX).
Section 7.03Conditions to Obligations of the Target Companies and the Sellers. The obligations of each Target Company and the Sellers to consummate the Transactions is subject to satisfaction (or waiver in writing by the Sellers’ Representative) of the following conditions as of the Closing:
(a)Representations and Warranties. (i) Each of the Fundamental Representations of the Buyer and Ghost Lifestyle Merger Sub shall be true and correct in all respects on the date hereof and at and as of the Closing as though such representation or warranty was made at and as of the Closing, and (ii) each of the other representations and warranties made by the Buyer and Ghost Lifestyle Merger Sub in this Agreement shall be true and correct (disregarding any materiality or material adverse effect qualifications contained therein) in all respects at and as of the date hereof and at and as of the Closing Date, except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct at and as of such specific date, in each case, except for any such failure to be true and correct as would not reasonably be expected to have a material adverse effect on Buyer’s or Ghost Lifestyle Merger Sub’s ability to consummate the Transactions.
(b)Performance of Covenants. Buyer and Ghost Lifestyle Merger Sub shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement and any Ancillary Agreement, as applicable, prior to the Closing Date.
(c)Officer’s Certificate. The Sellers’ Representative shall have received a certificate executed by an officer of Buyer, dated as of the Closing Date, (i) stating that the closing conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied, and certifying as to (ii) an attached copy of the resolutions or consent of the Board of Directors (or similar governing body) of Buyer and Ghost Lifestyle Merger Sub authorizing and approving the execution, delivery and performance of, and the consummation of the Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded and (iii) the incumbency, authority and specimen signature of each officer of Buyer and Ghost Lifestyle Merger Sub executing this Agreement on behalf of Buyer and Ghost Lifestyle Merger Sub.
(d)Deliveries. Buyer shall have delivered or caused to be delivered each item required to be delivered by it pursuant to Section 2.03(a).
The Sellers’ Representative may waive any condition specified in Section 7.01 or this Section 7.03 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 7.01 or this Section 7.03 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Sellers’ Representative if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.
ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION
Section 8.01Termination. This Agreement may be terminated at any time prior to the Closing as provided below:
(a)by mutual written consent of the Sellers’ Representative and Buyer;
(b)by the Sellers’ Representative by written notice to Buyer, if there has been a breach or failure to perform on the part of Buyer or Ghost Lifestyle Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.03(a) or Section 7.03(b) to not be satisfied at the Closing and which breach or failure to perform, if capable of being cured, shall not have been cured within 15 days following receipt by Buyer of written notice of such breach or failure to perform from the Sellers’ Representative (it being understood and hereby agreed that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 8.01(b) if such breach or failure to perform is cured within such 15 day period or if any of the Target Companies, Sellers’ Representative or the Seller Parties is then in material breach of this Agreement or the Joinders).
(c)by Buyer, by written notice to Sellers’ Representative, if there has been a breach or failure to perform on the part of the Target Companies, Sellers’ Representative or the Seller Parties of any representation, warranty, covenant or agreement contained in this Agreement or the Joinders, which breach or failure to perform would cause the conditions set forth in Section 7.02 or Section 7.03 to not be satisfied at the Closing and which breach or failure to perform, if capable of being cured, shall not have been cured within 15 days following receipt by the Sellers’ Representative of written notice of such breach or failure to perform from Buyer (it being understood and hereby agreed that Buyer may not terminate this Agreement pursuant to this Section 8.01(c) if such breach or failure to perform is cured within such 15 day period or if Buyer or Ghost Lifestyle Merger Sub is then in material breach of this Agreement);
(d)by either the Sellers’ Representative, on the one hand, or Buyer, on the other hand, by written notice to the other Party, if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(e)by Buyer, by written notice to the Sellers’ Representative, if Joinders, duly executed by (i) Sellers (which shall include [***]) representing 90% of the outstanding equity of Ghost Lifestyle on a fully-diluted basis as of immediately prior to Closing (including, for the avoidance of doubt, prior to the Buyer Contribution and Exchange) and (ii) each LGND Sports Seller, have not been delivered to Buyer within 24 hours after the execution and delivery of this Agreement; or
(f)by either the Sellers’ Representative, on one hand, or Buyer, on the other hand, by written notice to the other Party, if the Transactions have not been consummated by the day that is [***] (the “Outside Date”); provided, that if all of the conditions set forth in ARTICLE VII have been satisfied or waived prior to the Outside Date (other than (x) the conditions set forth in Section 7.01(a) or Section 7.01(b) (with respect to Section 7.01(b), solely to the extent the applicable injunction, writ or temporary restraining order or other legally binding order arises under or in connection with applicable Antitrust Laws) and (y) the conditions that, by their nature, cannot be satisfied until the Closing, which conditions would be capable of satisfaction if the Closing were to occur on the Outside Date), then the Sellers’ Representative, on one hand, or Buyer, on the other hand, shall each have the option (in its sole discretion) to extend the Outside Date to a date that is [***], with such option to be exercised by providing written notice to the other Party of such exercise; provided, further, that (i) Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if a breach of this Agreement by the Target Companies, Sellers’ Representative or the Seller Parties has prevented the consummation of the Transactions to have occurred by the Outside Date and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if a breach of this Agreement by Buyer or Ghost Lifestyle Merger Sub has prevented the consummation of the Transactions to have occurred by the Outside Date. In the event that both Buyer and the Sellers’ Representative properly exercise their right to extend the Outside Date pursuant to this Section 8.01(f), then the Outside Date shall be extended to the later date in Buyer and Sellers’ Representative’s extension notices.
Section 8.02Effect of Termination. Except for the provisions of this Section 8.02, Section 6.02 (Press Releases), Section 6.03 (Confidentiality), and ARTICLE X (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and none of the Parties shall have any liability to any other Party (or other Person); provided that notwithstanding the foregoing, no such termination shall relieve any Party of any liability to any other Party resulting from Fraud or willful breach of this Agreement prior to such termination.
Section 8.03Termination Fee
(a)In the event (i) this Agreement is validly terminated by the Sellers’ Representative or Buyer pursuant to Section 8.01(d) (solely to the extent the applicable final order, decree or ruling or other action arises under or in connection with applicable Antitrust Laws) or Section 8.01(f) and (ii) at the time of such termination all of the conditions set forth in ARTICLE VII (other than the conditions set forth in Section 7.01(a) or Section 7.01(b) (with respect to Section 7.01(b), solely to the extent the applicable injunction, writ or temporary restraining order or other legally binding order arises under or in connection with applicable Antitrust Laws)) and any conditions that, by their nature, cannot be satisfied until the Closing, which conditions would be capable of satisfaction if the Closing were to occur on the date of such termination) have been satisfied or waived as of the date of such termination and (iii) between the date of this Agreement and the date of such termination, Buyer has entered into a binding Contract with respect to the acquisition of a Person engaged in the business of producing, manufacturing and selling energy drinks, then following such termination, Buyer shall pay or cause to be paid an aggregate amount equal to [***] (the “Termination Fee”), to Ghost Lifestyle, by wire transfer of immediately available funds, to an account specified by Ghost Lifestyle. Promptly following receipt of such Termination Fee by Ghost Lifestyle, Ghost

Lifestyle shall transfer to Ghost Beverages an amount equal to (x) the Ghost Lifestyle Buyer Exchanged Equity Percentage multiplied by (y) the Termination Fee.
(b)The Parties acknowledge and agree that (i) in no event shall Buyer be required to pay the Termination Fee on more than one occasion, and (ii) the agreements set forth in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.
(c)Notwithstanding anything to the contrary contained herein, in the event that the Termination Fee is actually paid by or on behalf of Buyer to Ghost Lifestyle, such payment of the Termination Fee shall constitute liquidated damages and be the sole and exclusive remedy of Sellers, the Sellers’ Representative, Ghost Lifestyle, any other Target Company or any of their respective Affiliates, equityholders or Representatives against Buyer or any of its Affiliates or their respective Representatives, for all Losses in respect of this Agreement (or the termination thereof) or the Transactions or the Ancillary Agreements, or any breach of any covenant or agreement or otherwise in respect of this Agreement or any representation (whether oral or written) made or alleged to be made in connection herewith, and, notwithstanding anything to the contrary set forth herein (including Section 8.02), upon payment of the Termination Fee by or on behalf of Buyer, none of Buyer or any of its Affiliates or their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions or the Ancillary Agreements, and none of Sellers, the Sellers’ Representative, Ghost Lifestyle, any other Target Company or any of their respective Affiliates, equityholders or Representatives shall seek or be entitled to seek or recover any other damages; provided, however, that, this clause (c) shall not apply to the provisions of this Agreement that expressly survive termination pursuant to Section 8.02.
ARTICLE IX

INDEMNIFICATION
Section 9.01Survival. The representations and warranties of the Parties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate and be of no further force or effect at Closing. None of the Parties nor any of their respective Affiliates or Representatives shall have recourse against any other Party, their Affiliates or their respective Representatives, following the Closing for any breach of or inaccuracy in any representation or warranty herein, in any Joinder, or in any certificate delivered pursuant hereto (except with respect to Fraud).  [***]. Notwithstanding the foregoing, if a Claim Notice alleging in good faith the existence of a claim under this ARTICLE IX has been given prior to any applicable survival date by Buyer, then such claim shall survive until such claim has been fully and finally resolved.
Section 9.02Indemnification by the Sellers. Each Seller (each, an “Indemnifying Party”) agrees (subject in each case to Section 9.04(b)), severally (based on such Seller’s applicable Indemnity Percentage Allocation) and not jointly, to indemnify and hold harmless Buyer and its Affiliates and their respective Affiliates, Representatives, successors and assigns (each, an “Indemnified Party”) from and against any and all Liabilities, losses, Taxes, damages, claims, costs and expenses (including reasonable attorneys’ fees and other reasonable professionals’ fees and other reasonable costs of defense), interest, awards, judgments and penalties (collectively, “Losses”), arising out of or resulting from:
(a)the failure of the Seller Parties, Sellers’ Representative or the Target Companies to perform (i) except with respect to the covenants and agreements set forth in Section 6.15, any of their respective covenants or agreements contained in this Agreement that are to be performed following the Closing or (ii) any of their respective covenants or agreements contained in Section 5.01(b);

(b)the Pre-Closing Reorganization;
(c)(i) any Action or threatened Action brought by any equityholder (or any Affiliate or Representative thereof) of Ghost Lifestyle or any of its Affiliates (including Ghost Beverages and Ghost Protein), against Buyer, Ghost Lifestyle, any Target Company or any of their respective Affiliates or Representatives in connection with or with respect to the Transactions or any Ancillary Agreement (including the Ghost Beverages Merger Agreement), or [***];
(d)except with respect to Tax positions, practices and principles, including applicable jurisdictions, reporting positions, elections and accounting methods, reflected in the Pre-Closing Tax Liability Amount (which for the avoidance of doubt, may change until the final determination of the Closing Consideration hereunder and cannot change after the Adjustment Amount is finalized pursuant to the terms of Section 2.06), any error, inaccuracy or omission, in the Closing Date Payment Schedule hereunder or under the Ghost Beverages Merger Agreement;
(e)[***];
(f)any Fraud; or
(g)[***].
Section 9.03Indemnification Procedures.
(a)Any claims for indemnification (a “Claim”) pursuant to this ARTICLE IX shall be made in accordance with the procedures set forth in this Section 9.03. The Indemnified Party shall give the Sellers’ Representative written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim (or a statement that the amount of Losses is not reasonably ascertainable); provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Sellers’ Representative, (A)  in the case of a Claim in connection with any Action made or brought by any Person (other than an Equityholder Claim) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that no failure to give such reasonably prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)For the avoidance of doubt and notwithstanding anything to the contrary herein, any Equityholder Claim shall not be a Third-Party Claim and the Indemnifying Party shall not have any right to assume control of the defense of any Equityholder Claim (which shall in all cases be controlled by or at the direction of the Indemnified Party). With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party; provided, however, that such Indemnifying Party shall only have the right to control the defense of any Third-Party Claim if it acknowledges in writing to the Indemnified Party of the Indemnifying Party’s irrevocable and unconditional obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third-Party Claim (subject only to the limitations set forth in Section 9.04); provided, further, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim that (i) seeks any injunctive or other equitable relief against the Indemnified Party, (ii) seeks monetary damages the amount of which would reasonably be expected to exceed the total amount then remaining of the Indemnity Escrow Amount, (iii) has been brought by or on behalf of a material customer or supplier of any Target Company or any other Person having a material business relationship with any Target Company, (iv) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (v) relates to Taxes (which are the subject matter of ARTICLE VII), or (vi) the Indemnifying Party has failed or is failing to prosecute or defend vigorously. If the Indemnified Party is not controlling such defense, it shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 9.03(b)) or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of the Indemnified Parties and Indemnifying Parties shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim or Equityholder Claim, including by retaining and providing to the Party controlling such defense, records and information that are reasonably relevant to such Third-Party Claim or Equityholder Claim; provided that neither Party shall be required to furnish any such information which would (in the reasonable judgment of such Party upon advice of counsel) be reasonably likely to (x) waive any privileges, including the attorney-client privilege, held by such Party or any of its Affiliates or (y) breach any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contract with any other Person or violate any applicable Law (provided, further, however, that such Party shall use commercially reasonable efforts to obtain any required consents and take such other reasonable action to permit such access). The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.
(c)Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party shall not agree to any settlement on behalf of the Indemnified Party of any Third-Party Claim that the Indemnifying Party controls without the prior written consent of the Indemnified Party, unless such settlement would (i) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (ii) not impose any Liability or obligation (including any equitable remedies) on any Indemnified Party other than monetary damages paid in full by the Indemnifying Party from the Indemnity Escrow Amount, (iii) not involve a finding or admission of any wrongdoing on the part of any Indemnified Party and (iv) be paid in full through the Indemnity Escrow Amount.
(d)With respect to any Direct Claim, the Indemnifying Party shall have 30 days after its receipt of such Claim Notice to respond in writing to such Direct Claim, either (i)

agreeing that the Indemnified Party is entitled to indemnification in respect of the amount of Losses set forth in the Claim Notice (the “Claimed Amount”) or (ii) disputing that the Indemnified Party is entitled to indemnification in respect of any or all of the Claimed Amount and the basis for such dispute. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected and disputed such Direct Claim. If the Indemnifying Party disputes only a portion of the Claimed Amount and does not dispute the balance of such Claimed Amount, then the portion of such Loss not in dispute shall be promptly paid by or on behalf of the Indemnifying Party to the Indemnified Party pursuant to and in accordance with the provisions herein.
Section 9.04Limits on Indemnification.
(a)No Indemnified Party shall be entitled to indemnification pursuant to Section 9.02(a), Section 9.02(b), Section 9.02(c), Section 9.02(d), Section 9.02(e), or Section 9.02(g) in excess of the aggregate consideration payable by Buyer or its Affiliates under this Agreement and/or the Transactions, and the Ghost Beverages Merger Agreement and transactions contemplated thereby, which shall include, for the avoidance of doubt, the aggregate Redemption Price payable pursuant to the Mandatory Redemption (provided, that with respect to amounts payable pursuant to the Mandatory Redemption they must be recovered by offset against Mandatory Redemption as allowed by the terms of the Ghost Lifestyle Second Amended and Restated LLC Agreement).
(b)No Indemnifying Party shall be liable under Section 9.02 in excess of the gross proceeds received or to be received, directly or indirectly, by such Indemnifying Party in connection this Agreement and/or the Transactions, and the Ghost Beverages Merger Agreement and transactions contemplated thereby, which shall include, for the avoidance of doubt, the aggregate Redemption Price payable to an Indemnifying Party pursuant to the Mandatory Redemption (provided, that with respect to amounts payable pursuant to the Mandatory Redemption they must be recovered by offset against Mandatory Redemption as allowed by the terms of the Ghost Lifestyle Second Amended and Restated LLC Agreement).
(c)No Indemnifying Party shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Target Company in connection with any indemnification obligation or any other Liability to which any Indemnified Party may become subject under or in connection with this Agreement.
(d)An Indemnified Party shall use its commercially reasonable efforts to mitigate (consistent with its common law duty to do so) any Losses for which it is entitled to indemnification pursuant to this ARTICLE IX.
(e)Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such same Loss constituting a breach of both this Agreement and the Ghost Lifestyle Merger Agreement. The Parties expressly agree and acknowledge that the intent of this provision is to prevent double recovery for the same Loss notwithstanding that such Loss may be covered by multiple agreements; provided that any portion of such Loss that is not covered in full under either agreement may be recoverable under the other agreement.
Section 9.05Recovery; Release of Indemnity Escrow Amount. In the event of any Claim by the Indemnified Parties hereunder, the Indemnified Parties shall be entitled to seek payment from each of the following in the following sequence and order of priority: (a) the RWI Policy (if and to the extent such Claim is covered under the RWI Policy); (b) the Indemnity Escrow Amount; (c) as a set-off against any portion of the Redemption Price payable to any Indemnifying Party pursuant to the Mandatory Redemption; or (d) any of the Seller Parties directly (subject in each case to Section 9.04(b)), severally (based on such Seller Party’s

Indemnity Percentage Allocation) and not jointly. On the date that is [***] following the Closing Date (the “First Escrow Release Date”), Buyer and Sellers’ Representative shall jointly direct the Escrow Agent, in accordance with the provisions of the Escrow Agreement, to pay to the Paying Agent for further distribution to Sellers, an amount in cash equal to (i) 60% of the Indemnity Escrow Amount minus (ii) the sum of (x) the aggregate amount of Indemnity Escrow Amount disbursed or agreed to be disbursed (but not yet disbursed) to Indemnified Parties in respect of Claims made prior to the First Escrow Release Date plus (y) the aggregate amount of any Pending Claims as of the First Escrow Release Date. On the date that is [***] following the Closing Date (the “Final Escrow Release Date”), Buyer and Sellers’ Representative shall jointly direct the Escrow Agent, in accordance with the provisions of the Escrow Agreement, to pay to the Paying Agent for further distribution to Sellers, an amount in cash equal to (A) any remaining balance of the Indemnity Escrow Amount in the Indemnity Escrow Account, if any, minus (B) the sum of (x) the aggregate amount of Indemnity Escrow Amount agreed to be disbursed (but not yet disbursed) to Indemnified Parties in respect of Claims made prior to the Final Escrow Release Date plus (y) the aggregate amount of any Pending Claims as of the Final Escrow Release Date. [***]. Following the receipt by Paying Agent of any amounts pursuant to this Section 9.05, the Sellers’ Representative and Buyer shall jointly direct the Paying Agent to, and the Paying Agent shall, distribute such amounts to the Sellers in accordance with this Agreement, the Paying Agent Agreement and each such Seller’s Seller Percentage Allocation.
Section 9.06Effect of Investigation. An Indemnified Party’s right to indemnification pursuant to this ARTICLE IX shall not be affected by any investigation conducted or information or knowledge acquired or obtained (or capable of being acquired or obtained) at any time (whether before or after the execution and delivery of this Agreement) by an Indemnified Party’s or its Affiliates or their respective Affiliates or Representatives with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement contained in this Agreement or otherwise. Any investigation by an Indemnified Party or its Affiliates or their respective Affiliates or Representatives shall be for such Indemnified Party’s own protection only and shall not affect or impair any Indemnified Party’s right to indemnification pursuant to this ARTICLE IX.
Section 9.07Exclusive Remedies. The Parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or with respect to injunctive relief relating to a breach of any covenant, agreement or obligation contemplated to be performed following the Closing) for any breach of any covenant, agreement or obligation set forth in this Agreement, in each case contemplated to be performed in full prior to the Closing, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX.
Section 9.08Third Party Beneficiaries. The Indemnified Parties are intended third party beneficiaries of this ARTICLE IX, and Buyer shall have the right to enforce the provisions in this ARTICLE IX on behalf of the Indemnified Parties.
ARTICLE X

MISCELLANEOUS
Section 10.01Sellers’ Representative.
(a)Each Seller by virtue of its execution and delivery of this Agreement (including a Joinder), the execution of the applicable Letters of Transmittal and/or its acceptance of any portion of the consideration contemplated by Section 2.01(g)(ii), hereby irrevocably nominates, constitutes and appoints the Sellers’ Representative as the exclusive agent, agent for service of process and true and lawful attorney-in-fact of the Sellers, with full power of substitution, to act in the name, place and stead of such Seller with respect to this Agreement, the

Escrow Agreement, and the Paying Agent Agreement and the Joinders, and authorizes and directs the Sellers’ Representative to take any and all actions and make any decisions required or permitted to be taken or made by any Seller under this Agreement, the Escrow Agreement, or the Paying Agent Agreement, including the exercise of the power to: (i) execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents, including the Escrow Agreement and the Paying Agent Agreement, and to take any and all actions that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any matter covered herein, including in Section 2.05(b) (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any such matters covered in Section 2.05(b)); (ii) execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents and to take any and all actions that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under ARTICLE IX or otherwise relating to the subject matter of this Agreement; (iii) give and receive notices and communications under this Agreement, the Escrow Agreement and the Paying Agent Agreement, (iv) consent to any amendment to this Agreement, the Escrow Agreement and the Paying Agent Agreement and/or waiver of any claim or any power, right, privilege or remedy under this Agreement, the Escrow Agreement and the Paying Agent Agreement, in each case on behalf of any Seller, (v) incur any costs and expenses on behalf of any or all of the Sellers or otherwise, (vi) make all determinations which may be required or permitted by this Agreement, the Escrow Agreement and the Paying Agent Agreement, (vii) exercise such other rights, power and authority as are authorized, delegated or granted to the Sellers’ Representative hereunder or in any Joinder, and (viii) exercise such rights, power and authority as are incidental to the foregoing. The Sellers’ Representative hereby accepts his appointment as the Sellers’ Representative. Notwithstanding the foregoing, nothing in this Section 10.01 shall be deemed to be a grant of a power-of-attorney by [***] to execute any document, certification or similar instrument in the name of [***].
(b)The power of attorney granted in this Section 10.01 (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; (iii) shall survive the death, incapacity, dissolution or liquidation of each of the Sellers and (iv) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in any amounts to the paid to such Seller following the Closing pursuant to this Agreement.
(c)Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Affiliates (including any Indemnified Party and following the Closing, the Target Companies) shall be entitled to (i) deal exclusively with the Sellers’ Representative on all matters relating to this Agreement as contemplated herein, including Section 2.05(b) and ARTICLE IX, the Escrow Agreement, and the Paying Agent Agreement, and (ii) to rely conclusively (without further evidence of any kind whatsoever) on any document delivered, executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action, decision, instruction, consent or direction given or taken or purported to be given or taken on behalf of any Seller by the Sellers’ Representative (including any amendment, extension or waiver of this Agreement, the Escrow Agreement, or the Paying Agent Agreement as permitted hereunder or thereunder), as final, conclusive and fully binding upon such Seller as if such Seller had taken such actions. Each Seller, by virtue of its execution and delivery of this Agreement (including a Joinder), the execution of the applicable Letters of Transmittal and/or its acceptance of any portion of the consideration contemplated by Section 2.01(g)(ii), hereby agrees that any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller and his, her or its successors, as if such Seller and his, her, or its successors personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s or his, her or its successor’s capacity and all defenses which may be available to any such Seller or any of his, her or its successors to contest, negate or disaffirm the action of the Sellers’ Representative properly taken under this

Agreement, the Escrow Agreement, the Paying Agent Agreement, or the Joinders are hereby irrevocably waived.
(d)The Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Seller, by virtue of his, her or its execution and delivery of this Agreement (including a Joinder), the execution of the applicable Letters of Transmittal and/or its acceptance of any portion of the consideration contemplated by Section 2.01(g)(ii), hereby consents to such replacement Sellers’ Representative. If the Sellers’ Representative shall dissolve or liquidate or otherwise become unable to fulfill his responsibilities as representative of the Sellers, then the Sellers shall, by vote of Sellers representing a majority of all Seller’s Sellers Percentage Interests, within 15 days after such dissolution, liquidation or other event, appoint a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time (including during such period after the dissolution, liquidation or other event), all references herein to the Sellers’ Representative shall be deemed to refer to the holders of a majority of the outstanding voting equity of Ghost Lifestyle, determined as of the date of this Agreement.
(e)No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for his services. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder or any Joinder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Sellers’ Representative shall be entitled to be indemnified by the Sellers, on a several (based on such Seller’s Seller Percentage Allocation) but not joint basis, for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder. The Sellers agree to set aside [***] (“Sellers’ Holdback”) from the Closing Date Payments to pay for the reasonable out-of-pocket costs and expenses of Sellers’ Representative in good faith and in connection with actions taken by the Sellers’ Representative pursuant to this Agreement or any Ancillary Agreement (including the hiring of legal counsel and the incurring of legal fees and costs). The Sellers acknowledge that the Sellers’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties as the Sellers’ Representative hereunder.
(f)The Sellers’ Holdback shall be retained by the Sellers’ Representative for such time as the Sellers’ Representative shall determine in his sole discretion. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver the aggregate amount of funds constituting the remaining amount of the Sellers’ Holdback to each Seller (based on such Sellers’ Seller Percentage Allocation).
(g)Each Seller, by virtue of its execution and delivery of this Agreement (including a Joinder), the execution of the applicable Letters of Transmittal and/or its acceptance of any portion of the consideration contemplated by Section 2.01(g)(ii), hereby agrees that notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers for purposes of this Agreement, the Escrow Agreement or the Paying Agent Agreement.
Section 10.02No Third Party Beneficiaries. Except as set forth in Section 6.06 (Directors’ and Officers’ Indemnification) and ARTICLE IX, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Each Seller, by virtue of its execution and delivery of this Agreement (including a Joinder), the execution of the applicable Letters of Transmittal and/or its acceptance of any portion of the consideration contemplated by Section 2.01(g)(ii), acknowledges and agrees that other than in respect of such Seller’s right to receive the its portion of the Closing Date Payment in accordance with Section 2.01(g)(ii) and Section 2.04, any other right and remedies of such Seller under this Agreement shall be exercisable solely by the Sellers’ Representative or, prior to Closing, Ghost Lifestyle.
Section 10.03Equitable Remedies. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement: (a) the other Parties shall be entitled, without proof of actual damages, and without being required to prove that money damages are an inadequate remedy (in addition to any other remedy that may be available to them) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) the other Parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Action. The Parties further agree not to assert that a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason.
Section 10.04Entire Agreement. This Agreement, including the Exhibits, Annexes and Schedules (including Disclosure Schedules), and the documents referred to herein, including the other Ancillary Agreements, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.
Section 10.05Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights or interests, or delegate any of its obligations, hereunder without the prior written consent of the other Parties; provided, that the Sellers’ Representative may assign his rights and obligations hereunder as provided in Section 10.01; provided, further, that Buyer and Ghost Lifestyle Merger Sub may assign any of their respective rights and obligations hereunder to any of their respective Affiliates, it being acknowledged and agreed that any such assignment will not relieve Buyer and Ghost Lifestyle Merger Sub of their respective obligations under this Agreement.
Section 10.06Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or .pdf or Docusign, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
Section 10.07Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.08Notices. All notices, requests, consents, waivers and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, mailed by prepaid first class certified mail, return receipt requested, electronic mail, or mailed by prepaid overnight courier, to the Parties at the following addresses:
If to the Target Companies (prior to Closing), the Seller Parties or the Sellers’ Representative:

Ghost Lifestyle LLC
400 North State Street
Chicago, Illinois 60654
Email: [***]
Attention: [***]

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
333 South Grand Avenue
Los Angeles, California 90071
Email: evadavis@winston.com; bmace@winston.com
Attention: Eva H. Davis; Brendan Mace

If to Buyer or the Target Companies (after Closing):

The American Bottling Company
c/o Keurig Dr Pepper
6425 Hall of Fame Lane
Frisco, Texas 75034
Email: anthony.shoemaker@kdrp.com
Attention: Anthony Shoemaker, General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Email: kspoerri@cgsh.com, msaliba@cgsh.com
Attention: Kimberly Spoerri; Michael Saliba

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.08, or by electronic mail to the email address as provided for in this Section 10.08, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. Eastern time or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 10.08, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address as provided for in this Section 10.08, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.08. Any Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties; provided that notice to any Seller will be deemed provided to such Seller in accordance with this Agreement if it is provided to Sellers’ Representative in accordance with this Section 10.08.
Section 10.09Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 10.10Consent to Jurisdiction; Waiver of Jury Trial. Any Action arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), the Transactions or the legal relationship of the Parties (whether at Law or in equity, whether in contract or in tort or otherwise), including an Action based upon Fraud, shall be brought or otherwise commenced exclusively in a state or federal court located in the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.08 above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.10. Each Party: (a) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Action; (b) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such Action commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Action has been brought in an inconvenient forum, that the venue of such Action is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) agrees that it will not bring any such Action in any court other than a state or federal court located in the State of Delaware. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS, WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Ghost Lifestyle and the Sellers’ Representative.
Section 10.12Waivers. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party (provided that for such purposes, the Sellers’ Representative may act on behalf of any Seller). No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.13Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Schedules (including Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 10.14Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
Section 10.15Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions are not affected in a manner adverse in any material respect to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify or replace such term or provision so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law so long as the economic and legal substance of the Transactions are not affected in a manner adverse in any material respect to any Party.
Section 10.16Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender or the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the word “including” means “including without limitation” and (vi) any reference herein to the “date hereof” or “date of this Agreement” shall refer to the date of the Original CMA. Any reference to this Agreement shall include the Joinders, unless context requires otherwise.
Section 10.17Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules to this Agreement, delivered on the date of the Original CMA (the “Disclosure Schedules”) shall be arranged in separate parts and shall only be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties set forth in (a) the corresponding section or subsection of this Agreement, and (b) any other section or subsection of this Agreement, if it could reasonably be concluded on its face that such information applies to such other section or subsection of this Agreement. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedules will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (except to the extent the representation or warranty pertains directly to the existence of the document or other item itself).
Section 10.18Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be solely responsible for the payment of any fees, costs and expenses incurred by such Party or its Affiliates in connection with this Agreement, the Transactions or otherwise required by applicable Law.
*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Contribution and Merger Agreement as of the date first written above.

BUYER:

THE AMERICAN BOTTLING COMPANY

By: /s/ Justin Whitmore
Name: Justin Whitmore
Title: Chief Strategy Officer

GHOST LIFESTYLE MERGER SUB:

PHANTOM MERGER SUB I LLC

By: /s/ Justin Whitmore
Name: Justin Whitmore
Title: Chief Strategy Officer

[Signature Page to Amended and Restated Ghost Lifestyle Contribution and Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Contribution and Merger Agreement as of the date first written above.

GHOST LIFESTYLE:

GHOST LIFESTYLE LLC

By: /s/ Dan Lourenco
Name: Dan Lourenco
Title: Chief Executive Officer

[Signature Page to Amended and Restated Ghost Lifestyle Contribution and Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Contribution and Merger Agreement as of the date first written above.

LGND SPORTS SELLERS:

MONK ENGINE LLC

By: /s/ Dan Lourenco
Name: Dan Lourenco
Title: Chief Executive Officer

DUNK LLC

By: /s/ Ryan Hughes
Name: Ryan Hughes
Title: Authorized Signatory
[Signature Page to Ghost Lifestyle Amended and Restated Contribution and Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Contribution and Merger Agreement as of the date first written above.

SELLERS’ REPRESENTATIVE:

By: /s/ [***]
Name: [***]

[Signature Page to Ghost Lifestyle Amended and Restated Contribution and Merger Agreement]

Exhibit A
Form of Joinder
[***]

Exhibit B
Form of Ghost Beverage Merger Agreement
[***]

Exhibit C
Post-Closing Ghost Lifestyle Cap Table
[***]

Exhibit D
Ghost Lifestyle Second Amended and Restated LLC Agreement
[***]

Exhibit E
Escrow Agreement
[***]

Exhibit F
Sample Closing Statement
[***]

Exhibit G
Certificate of Merger
[***]

Exhibit H
Form of Letter of Transmittal
[***]

Exhibit I
Form of Resignation and Release Letter
[***]

Annex A
Pre-Closing Reorganization

[***]